As filed with the Securities and Exchange Commission on June 9, 2010

Registration No. 333-166540

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	1389	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1902, Building C Kinglong International Mansion Fulin Rd 9, Chaoyang District, Beijing, PRC 100107 010-84945799	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Three James Center, 12th Floor

1051 East Cary Street

Richmond, Virginia 23219

(804) 771-5700 – Telephone

(804) 771-5777 – Facsimile

Douglas S. Ellenoff, Esq. Adam S. Mimeles, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300 – Telephone (212) 370-7889 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each unit consisting of four Ordinary Shares, $0.0185 U.S. dollar par value per ordinary share, and one Warrant to purchase one Ordinary Share(2)	$17,250,000	$1,229.93
Ordinary Shares included as part of the Units	—	(3)
Warrants included as part of the Units	—	(3)
Ordinary Shares Underlying Warrants(4)(5)	$6,093,750	434.48
Total	$23,343,750	$1,664.41(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(o) of the Securities Act of 1933.
(2)	Includes units that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Includes offering price attributable to ordinary shares issuable upon exercise of warrants that we have agreed to issue to our underwriters.
(5)	Pursuant to Rule 416, this registration statement also covers such number of additional ordinary shares to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2010

RECON TECHNOLOGY, LTD

             Units

Each Unit Consisting of Four Ordinary Shares and One Warrant

We are offering, on a firm commitment basis,             units, with each unit consisting of four ordinary shares and one warrant. The units will not trade separately, they will not be listed on any exchange or quoted on any market and no certificates will be issued evidencing the units. Our ordinary shares and the warrants will be issued and trade separately on the Nasdaq Capital Market. We expect that the units will be offered at a price within a range of $            to $            per unit. Our ordinary shares are currently traded on the Nasdaq Capital Market under the symbol “RCON.” On June 7, 2010, the last reported market price of our ordinary shares was $5.61 per ordinary share. We expect the warrants to be listed on the Nasdaq Capital Market under the symbol “RCONW.”

Each warrant included in the units entitles its holder to purchase one ordinary share in our company at an exercise price of $            . The warrants are exercisable at any time until their expiration date, five years after the effective date of the registration statement of which this prospectus is part. We may cancel the warrants, in whole or in part, and if in part, by lot, at any time following the date that is the six month anniversary of the effective date of the registration statement of which this prospectus is part if the closing price of our ordinary shares exceeds $            per ordinary share for at least ten trading days within any period of twenty consecutive trading days.

We intend to use the net proceeds of this offering to bid on new projects, complete existing projects and pursue favorable opportunities for mergers and acquisitions. We have no agreements, understandings or obligations regarding any such mergers and acquisitions at this time.

Investing in these units involves significant risks. See “Risk Factors” beginning on page 8 of this prospectus.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

Our underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to             additional units from us at the public offering price, less the underwriting discount solely to cover over-allotments. The units issuable upon exercise of the underwriter’s over-allotment option have been registered under the registration statement of which this prospectus forms a part.

The underwriters are offering units as set forth under “Underwriting.” The underwriters expect to deliver the units against payment in U.S. dollars in New York, New York on             , 2010.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.	Rodman & Renshaw, LLC

Prospectus dated             , 2010

Except where the context otherwise requires and for purposes of this prospectus only:

•

The terms “we,” “us,” “our company,” “the Company,” “our” and “Recon” refer to Recon Technology, Ltd, a Cayman Islands exempted company; Recon Technology Co., Limited, a Hong Kong company; and Recon Technology (Jining) Co., Ltd., a PRC company.

•	“Shares” and “ordinary shares” refer to our ordinary shares.

•	“Units” refer to the units offered hereby comprised of four ordinary shares and one warrant, which warrant may be exercised to purchase one ordinary share.

•	“China” and “PRC” refer to the People’s Republic of China.

•	all references to “RMB” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

•	“BHD” refers to Beijing BHD Petroleum Technology Co., Ltd., a PRC company.

•	“Nanjing Recon” refers to Nanjing Recon Technology Co., Ltd., a PRC company.

•	“ENI” refers to Jining ENI Energy Technology Co., Ltd., a PRC company.

For purpose of clarity, where the context requires us to differentiate between the entities generally referred to collectively as “Recon”, and for purposes of this prospectus only:

•	“Recon-CI” refers to Recon Technology, Ltd, a Cayman Islands exempted company.

•	“Recon-HK” refers to Recon Technology Co., Limited, a Hong Kong company.

•	“Recon-JN” refers to Recon Technology (Jining) Co., Ltd., a PRC company.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the rate of exchange of $1.00 to RMB 6.8361, the approximate exchange rate prevailing on March 31, 2010. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Unless otherwise indicated, all information in this prospectus assumes:

•	no person will exercise any outstanding options; and

•	the sale of units at the public offering price of $ per unit, the midpoint of the range set forth on the cover page.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

Recon Technology, Ltd, a Cayman Islands exempted company (“Recon-CI”) is the parent company of Recon Technology Co., Limited, our wholly-owned subsidiary in Hong Kong (“Recon-HK”). Recon-HK is the parent company of Recon Technology (Jining) Co., Ltd., a PRC company (“Recon-JN”). Recon-JN and Recon-HK are collectively referred to herein as the “PRC Subsidiaries”. Recon-JN operates Beijing BHD Petroleum Technology Co., Ltd. (“BHD”), Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”) and Jining ENI Energy Technology Co., Ltd. (“ENI”) (collectively, the “Domestic Companies”) by contract. The Domestic Companies are not our subsidiaries.

Through the Domestic Companies, we provide services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. See “Our Business – General”. These products and services include:

•

RSCADA System. Nanjing Recon’s technology includes Recon’s supervisory control and data acquisition system (“RSCADA”), an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. RSCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. In addition to RSCADA, BHD has developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve efficiency and profitability in extraction, BHD has developed technology to reduce the amount of water in extracted petroleum.

•

Oil Field Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, and comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve our ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. BHD has developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46% and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

•

Acoustic pipeline monitoring system. Nanjing Recon’s acoustic oil and gas pipeline safety monitoring system has been widely used by China Petroleum and Chemical Corporation (“Sinopec”). We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

Industry and Market Background

China is the world’s second-largest consumer of petroleum products, third-largest importer of petroleum and fourth-largest producer of petroleum. In the last twenty years, China’s demand for oil has more than tripled, while its production of oil has only modestly increased. China became a net importer of petroleum in 1993, and, as a result, oil production in China has been aimed at meeting domestic requirements. The oil industry in China is dominated by three state-owned holding companies: China National Petroleum Corporation (CNPC), China Petroleum and Chemical Corporation (Sinopec) and China National Offshore Oil Corporation (CNOOC). Foreign companies have also recently become involved in China’s petroleum industry; however, according to Chinese law, China’s national oil companies may take a majority (or minority) stake in any commercial discovery. As a result, the number of major foreign companies involved in the industry is relatively limited: Agip, Apache, BP, ChevronTexaco, ConocoPhillips, Eni, ExxonMobil, Husky Energy, Kerr-McGee, Mitsubishi, Royal Dutch Shell, Saudi Aramco, and Total.

Our Competitive Strengths

We believe our competitive strengths include the following:

•	Safety of products.

•	Efficiency of technology.

•	Ability to leverage our knowledge of Chinese business culture.

•	Experienced, successful executive management team.

•	Ability to leverage China’s cost structure.

•	Ownership of our own intellectual property.

Our Strategies

Our goal is to help our customers improve their efficiency and profitability by providing them with software and hardware solutions and service to improve their ability to locate productive oil reservoirs, manage the oil extraction process, reduce extraction costs, and enhance recovery from extraction activities. Key elements of our strategy include:

•	Increase our market share in China.

•	Focus on higher-profit subsection of market.

•	Offer services to foreign oil fields contracted by Chinese petroleum companies.

•	Seek opportunities with foreign companies in China.

•	Provide services that generate high customer satisfaction levels.

Our Challenges and Risks

As a whole, the Chinese petroleum industry faces four primary challenges: (a) competing globally; (b) balancing environmental and developmental concerns; (c) dealing with configuration of petroleum resources; and (d) gradually increasing profit margins. Compared to developed countries, however, there are still certain lags in terms of modernized management levels in China. In particular, with the introduction of computerized techniques over the last ten years, the degree of automation in foreign countries has reached a higher lever, while China is still in the initial stage.

In addition, we face risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. Thus, you should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our company.

Our Corporate Structure

We operate our business in China through the Domestic Companies, which are PRC limited liability companies controlled by the same three PRC residents, Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang. Mr. Yin, Mr. Li and Mr. Chen are also significant shareholders in and directors of our company, and they serve, respectively, as our Chief Executive Officer, Chief Marketing Officer and Chief Technology Officer.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. To protect our shareholders from possible future foreign ownership restrictions, Mr. Yin, Mr. Li and Mr. Chen reorganized our company, entered into agreements with Recon-JN and caused Recon-JN and each of the Domestic Companies to enter into a series of agreements that give our company (by virtue of its sole ownership of Recon-HK and Recon-HK’s sole ownership of Recon-JN) effective control over each of the Domestic Companies.

We have Exclusive Technical Consulting Service Agreements and Operating Agreements with each of the Domestic Companies and Equity Interest Pledge Agreements and Exclusive Equity Interest Purchase Agreements with their shareholders. Through these contractual arrangements, we have the ability to substantially influence each of the Domestic Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control the Domestic Companies, we are considered the primary beneficiary of each Domestic Company. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang).

Accordingly, we consolidate their results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

The following diagram illustrates our current corporate structure and the place of formation, ownership interest and affiliation of each of our subsidiaries and affiliates as of the date of this prospectus.

Recon-CI
(Cayman Islands)
Recon-HK
(Hong Kong)
Outside Mainland China
Inside Mainland China
Recon-JN
(PRC)
Domestic Companies' Shareholders
Domestic Companies
BHD
Nanjing Recon
ENI
(PRC)
100% Ownership
Equity Pledge Agreement, Exclusive Purchase Agreement and Power of Attorney
Exclusive Technology Consultation Service Agreement and Operating Agreement
Majority Ownership

Representative’s Warrants

In connection with this offering, we will, for a nominal amount, sell to our underwriters warrants to purchase 18,750 units (“Representative’s Warrants”). These warrants are exercisable, on a cashless basis, for a period of five years from the date of issuance at a price equal to 125% of the price of the units in this offering. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our ordinary shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. If the underwriter exercises all of its warrants to purchase units and then exercises all of the warrants contained within such units, we would have             % more shares outstanding after the warrant exercise than at the conclusion of the offering assuming no other issuances. See “Underwriting.”

Corporate Information

Our principal executive offices are located at Room 1902, Building C, Kinglong International Mansion, Fulin Rd 9, Chaoyang district, Beijing, PRC 100107. Our telephone number at this address is 010-84945799, and our fax number is 010-84945792. Our registered office in the Cayman Islands is c/o Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, Grand Cayman KYI-1107, Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.recon.cn. Information on our website is substantially in the Mandarin language. Information contained on our website or any other website is not a part of this prospectus.

Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

The Offering

Securities offered:	units, each comprised of four ordinary shares and one warrant.

Offering Price per Unit:	$

Warrant Terms:

The warrants included in the units will be exercisable any time following the completion of the offering, and will expire on the final day of the 60th month following the closing of the offering. Each warrant may be exercised to purchase one ordinary share at an exercise price equal to $             per ordinary share.

We may cancel the warrants, in whole or in part, and if in part, by lot, at any time following the six-month anniversary of the closing date of this offering, if the closing price per ordinary share exceeds $             for at least ten trading days within any period of twenty consecutive trading days. In such an event, the warrant expiration date will be reduced to 30 days from the date of our issuance of a press release announcing the satisfaction of such condition and such change to the warrant term.

Ordinary Shares Outstanding Prior to Completion of the Offering:	3,951,811 ordinary shares

Ordinary Shares Outstanding upon Closing of the Offering:	Upon closing, we will have ordinary shares outstanding (not including the ordinary shares underlying the warrants offered hereby, the ordinary shares underlying the warrants to be issued to the underwriters or the ordinary shares underlying any outstanding options or warrants).

Nasdaq Capital Market Symbols/CUSIP Numbers:	“RCON” for our ordinary shares (CUSIP No. G7415M 108) “RCONW” for our warrants (CUSIP No. G7415M 106).

Transfer Agent:	Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in ordinary shares.

Option to Purchase Additional Units:	We have granted to the underwriters an option exercisable within 45 days from the date of this prospectus, to purchase up to an additional units solely to cover over-allotments.

Timing and Settlement for Units:	We expect to deliver the units registered hereunder against payment on , 2010.

Use of Proceeds:	Our net proceeds from this offering are expected to be approximately $ . Net proceeds will be used to bid on new projects, complete existing projects and pursue favorable opportunities for mergers and acquisitions. We have no agreements, understandings or obligations regarding any such mergers or acquisitions at this time. No portion of the net proceeds will be used to repay any loans due to our employees.

Summary Financial Information

In the table below, we provide you with historical selected financial data for the fiscal years ended June 30, 2009 and 2008 and the nine month period ended March 31, 2010. This information is derived from our consolidated and combined financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,			For the Nine Months Ended March 31,
	2008	2009	2009 (unaudited)	2010 (unaudited)	2010 (unaudited)
Total Revenues	¥65,748,234	¥75,646,907	$11,065,798	¥98,834,057	$14,457,667
Income from Continuing Operations	¥11,100,900	¥15,256,875	$2,231,809	¥19,821,690	$2,899,561
Income (Loss) from Discontinued Operations	¥496,223	¥—	$—	¥—	$—
Net Income Available for Ordinary Shareholders	¥11,580,304	¥15,205,321	$2,224,268	¥17,502,923	$2,560,367
Basic Weighted Average Shares Outstanding	2,139,203	2,139,203	2,139,203	3,753,350	3,753,350
Basic Earnings per Share for Ordinary Shareholders	¥5.41	¥7.11	$1.04	¥4.66	$0.68
Diluted Weighted Average Shares Outstanding	2,210,892	2,251,811	2,251,811	3,763,408	3,763,408
Diluted Earnings per Share for Ordinary Shareholders	¥5.24	¥6.75	$0.99	¥4.65	$0.68

	June 30,			March 31,
	2008	2009	2009 (unaudited)	2010 (unaudited)	2010 (unaudited)
Total Assets	¥61,230,033	¥76,632,698	$11,210,002	¥170,620,753	$24,958,785
Total Liabilities	¥41,071,889	¥39,594,476	$5,791,969	¥55,320,053	$8,092,341
Redeemable Ordinary Shares	¥1,388,641	¥1,434,342	$209,819	¥—	$—
Non-controlling Interest in Equity	¥5,210,560	¥6,839,616	$1,000,514	¥9,158,383	$1,339,709
Total Controlling Shareholders’ Equity	¥13,558,943	¥28,764,264	$4,207,701	¥106,142,317	$15,526,736

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Since the 1990s, several international companies engaged in supplying integrated automation services for the petroleum extraction industry have been qualified in China. These competitors have significantly greater financial and marketing resources and name recognition than we have. In addition, at least five domestic competitors also compete with us, and more competitors may enter the market as Chinese petroleum companies seek to reduce oil production costs and improve efficiencies. There can be no assurance that we will be able to compete effectively in our industry.

In addition, our competitors may introduce new systems. If these new systems are more attractive to customers than the systems we currently use or may develop, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition may become more intense as more integrated automation service providers, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new systems our competitors may implement. Any of these competitive factors could have a material adverse effect on our revenues and profitability. See “Our Business – Market Background”.

We must continually research and develop new technologies and products to remain competitive.

Because our industry is so competitive, we will need to continually research, develop and refine new technologies and offer new products to compete effectively. Many factors may limit our ability to develop and refine new products, including the availability of funds to dedicate to this portion of our business and access to new products and technologies that we can incorporate into our products, as well as marketplace resistance to new products and technologies. We believe that the Domestic Companies’ and our products are able to compete in the marketplace based upon, among other things, our intellectual property. We cannot assure investors that applications of our and the Domestic Companies’ technologies or those of third parties, if developed, will not be rendered superfluous or obsolete by research efforts and technological advances by others in these fields.

As new technologies are developed, the Domestic Companies and we may need to adapt and change our products and services, our method of marketing or delivery or alter our current business in ways that may adversely affect revenue and our ability to achieve our proposed business goals. Accordingly, there is a risk that the Domestic Companies’ and our technology will not support a viable commercial enterprise. See “Our Business – Our Products.”

Our financial performance is dependent upon the sale and implementation of petroleum mining and extraction software and hardware and related services, a single, concentrated group of products.

We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. The life cycle of our products and services is difficult to estimate due in large measure to the potential effect of new software and hardware applications and enhancements, including those we introduce, and the maturation in both the Chinese petroleum and software/hardware industries. If we are unable to continually improve our software and hardware to address the changing needs of the Chinese petroleum industry, we may experience a significant decline in the demand for the Domestic Companies’ and our products and services. In such a scenario, our revenues may significantly decline. See “Our Business.”

As a technology-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect the Domestic Companies’ and our software and hardware, which may afford only limited protection.

Although the Chinese government has issued Nanjing Recon three copyrights on software and Nanjing Recon and BHD eight patents on products, we cannot guarantee that competitors will be unable to develop technologies that are similar or superior to the Domestic Companies’ and our technology. Despite our efforts to protect the Domestic Companies’ and our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of the Domestic Companies’ and our products or to obtain and use information that the Domestic Companies and we regard as proprietary. Furthermore, our competitors may independently develop substantially equivalent or superior proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to our proprietary technology. In the future, we cannot guarantee that others will not use the Domestic Companies’ and our technology without proper authorization. In addition, under the Chinese intellectual property law, the 50-year protection period for software copyright and 10-year patent protection period are not subject to renewal upon expiration.

The Domestic Companies and we develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to develop, market or ship certain of our products while we seek to implement technology offered by alternative sources. While it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In addition, the Domestic Companies and we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product development or shipment delays or force the Domestic Companies or us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring the Domestic Companies or us to pay additional royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license. In addition, the laws of China may not protect proprietary rights to the same extent as U.S. law. Therefore, we may be unable to meaningfully protect our rights in trade secrets, technical know how and other non-patented technology. Any failure to enforce or protect the Domestic Companies’ and our rights could cause us to lose the ability to exclude others from issuing technology to develop or sell competing products. See “Our Business – Proprietary Rights” and “China’s Intellectual Property Rights Enforcement System.”

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive and negatively impact our business.

We rely on trademark, patent and trade secret law, as well as confidentiality agreements with certain of our employees to protect our proprietary rights. The product patents owned by the Company are employee service patents invented by the Company’s key employees. We generally require the Domestic Companies’ and our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with, as applicable, the respective Domestic Companies and the Company. These agreements typically provide that all material and confidential information developed or made known to the individual during the course of the individual’s relationship with the Company is owned by the Company and will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements.

We may be accused of infringing the intellectual property rights of others.

In the future, the Domestic Companies and we may receive notices claiming that we are infringing the proprietary rights of third parties. We cannot guarantee that the Domestic Companies and we will not become the subject of infringement claims or legal proceedings by third parties with respect to the Domestic Companies’ and our current programs or future software developments. Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products. Neither the Domestic Companies nor we have been the subject of an intellectual property claim since our formation. See “Our Business – Proprietary Rights” and “China’s Intellectual Property Rights Enforcement System.”

Our software products may contain integration challenges, design defects or software errors that could be difficult to detect and correct.

Despite extensive testing, we may, from time to time, discover defects or errors in the Domestic Companies’ and our software only after use by a customer. We may also experience delays in shipment of our software during the period required to correct such errors. In addition, we may, from time to time, experience difficulties relating to the integration of the Domestic Companies’ and our software products with other hardware or software in the customer’s environment that are unrelated to defects in such software products. Such defects, errors or difficulties may cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Domestic Companies’ and our software. Since these software products are used by our customers to perform mission-critical functions related to petroleum mining and extraction, design defects, software errors, misuse of these products, incorrect data from external sources or other potential problems within or out of our control that may arise from the use of the Domestic Companies’ and our products could result in financial or other damages to our customers. We do not maintain product liability insurance. Although our license agreements with customers contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. To the extent we are found liable in a product liability case, we could be required to pay substantial amount of damages to an injured customer, thereby impairing our financial condition. See “Our Business.”

We are dependent on the state of the PRC’s economy as all of our business is conducted in the PRC.

Currently, all of our business operations are conducted in the PRC, and all of our customers are also located in the PRC. Accordingly, any significant slowdown in the PRC economy may cause our customers to reduce expenditures or delay the building of new facilities or projects. This may in turn lead to a decline in the demand for our products and services. That would have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to help our customers find, develop and acquire petroleum reserves.

To remain competitive in our industry, our products must help our customers locate and develop or acquire new crude oil reserves to replace those depleted by production. Without successful exploration or acquisition activities, our customers’ reserves, production and revenues will decline rapidly. If the Domestic Companies’ and our technology is less well accepted for helping our customers locate additional reserves than our competitors’ technology, our customers may terminate their relationships with us, which could have a material adverse effect on our financial condition and future growth prospects. See “Our Business – Our Products.”

Our customers are companies engaged in the petroleum industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We have derived substantially all of our revenues to date from providing integrated automation services to Chinese petroleum companies at oil fields within China. Our customers’ success is intrinsically linked to economic conditions both in China and in the petroleum industry in general and the volatility of prices of crude oil and refined products in particular. The petroleum industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Demand for our services could be harmed by volatility in the petroleum industry. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future volatility in the petroleum industry. See “Our Business – Market Background.”

Our revenues are highly dependent on a very limited number of customers, which subjects our business to high seasonality. Our contracts with such customers may be terminated at any time, materially and adversely affecting our business.

We derive the majority of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products and services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 33.84% and 49.02% of our revenues in 2008 and 2009, respectively, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products and services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 59.82% and 43.11% of our revenues in 2008 and 2009, respectively, and any termination of our business relationships with CNPC would materially harm our operations.

Because we derive such a high percentage of our revenues from CNPC and Sinopec, our revenue has been subject to high seasonality. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Because these matters depend on reaching agreements with each of CNPC and Sinopec, revenue recognition occurs, to a large extent, on their schedule. Accordingly, revenue recognized in the first quarter is usually the smallest in proportion to that for the whole year, due to our clients’ budgeting and planning schedules. If Sinopec or CNPC were to change its budgeting or planning schedule our high and low quarters could also shift. This seasonality limits our ability to make accurate long-term predictions about our performance and makes it difficult to compare our revenues across quarters.

Changes in environmental and regulatory factors may harm our business.

The oil drilling industry in China to date has not been subject to the type and scope of regulation seen in Europe and the United States. However, the Chinese government may implement new legislation or regulations or may enforce existing laws more stringently. Either of these scenarios may have a significant impact on our customers’ mining and extraction operations and may require us or our customers to significantly change operations or to incur substantial costs. We believe that the Domestic Companies’ and our operations in China are in compliance with China’s applicable legal and regulatory requirements. However, there can be no assurance that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures. See “Our Business.”

Petroleum reserve degradation and depletion may reduce our customers’ and our profitability.

Our profitability depends substantially on our ability to help our customers exploit their oil reserves at competitive costs. Replacement reserves may not be available to our customers when required or, if available, may not be drilled at costs comparable to those characteristics of the depleting oil field. The Domestic Companies’ and our technology may not enable our customers to accurately assess the geological characteristics of any new reserves, which may adversely affect their decision to use the Domestic Companies’ and our products in the future. See “Our Business.”

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

Our company is much smaller than our main foreign competitors, including Schlumberger Limited, Baltur Technologie Per Il Clima, Honeywell International, Emerson Process Management and Rockwell Automation, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in the integrated automation services industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract or assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our technological products and the effectiveness of installation and training could be materially impaired. See “Our Business – Employees.”

We are substantially dependent upon our key personnel, particularly Yin Shenping, our Chief Executive Officer, Mr. Chen Guangqiang, our Chief Technology Officer, Mr. Li Honqi, our Chief Marketing Officer and Ms. Liu Jia, our Chief Financial Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, we rely on the services of:

•	Mr. Yin Shenping, Chief Executive Officer;

•	Mr. Chen Guangqiang, Chief Technology Officer;

•	Mr. Li Hongqi, Chief Marketing Officer; and

•	Ms. Liu Jia, Chief Financial Officer.

Each of these individuals would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully development new systems and develop new programs and enhancements. In addition, we would need to spend considerable time and other resources to seek suitable replacements, which might detract from our efforts to develop our business. See “Our Business – Employees” and “Management.”

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We may require additional cash resources due to changed business conditions, implementation of our growth strategy or potential investments or acquisitions we may pursue. To meet our capital needs, we may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities or other securities convertible into such equity securities could result in dilution of your holdings. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We do not intend to pay dividends in the foreseeable future.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. As we intend to remain in a growth mode, we intend to reinvest any profits in the foreseeable future to grow the business. Although each of the Domestic Companies has achieved net profitability since 2006, we cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we are profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our ordinary shares in the future, we will be dependent, in large part, on receipt of funds from the Domestic Companies. See “Dividend Policy.”

Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operations to be suspended and may have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to automation services for the petroleum extraction industry. We have obtained certain certificates, permits, and licenses required for the operation of an automation services provider for the petroleum extraction industry and the manufacturing and distribution of software and hardware products in the PRC. The following permits and license have expired or are about to expire.

•

The high-technology company certificate issued by the Science and Technology Bureau of Jiangsu Province to Nanjing Recon expired December 19, 2009. This certificate entitled us to preferential tax treatment of 15% enterprise income tax (“EIT”). We have submitted an application to renew our high-tech status certificate in May 2010 and expect to receive the approval in July 2010. The loss of this certificate may result in the Company paying an additional 10% EIT on its taxable income. While we await renewal of this certificate, we are subject to a 25% EIT rate; however, upon renewal, the 15% EIT rate will be applied retroactively. For this reason, we present our effective EIT for Nanjing Recon at 15%. If Nanjing Recon’s application were not approved, we would need to pay an additional amount of taxes to cause Nanjing Recon’s effective EIT rate to be 25%.

•

The notice regarding “refund upon collection” policy issued by Nanjing Provincial Tax Bureau to Nanjing Recon, providing that Nanjing Recon is entitled to receive a refund of 14% on the total value-added tax (“VAT”) paid at a rate of 17% on the net profit generated from sale of the product “Recon SCADA field monitoring and data acquisition system software version 1” developed by Nanjing Recon expired in December 2009. The loss of this permit may result in the Company paying an additional 14% VAT on its net gain.

During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time. In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, and the enforcement and performance of our contractual arrangements with the Domestic Companies and their shareholders.

Recon-CI, Recon-HK and Recon-JN are considered foreign persons or foreign invested enterprises under PRC law. As a result, Recon-CI, Recon-HK and Recon-JN are subject to PRC law limitations on foreign ownership of domestic companies. Although the primary business of the Domestic Companies falls within a category in which foreign investment is currently encouraged, the uncertainty of PRC regulations and governmental policies affecting foreign ownership may result in Recon-CI being required to hold (or, conversely, being prohibited from holding), directly or indirectly, a given percentage of the Domestic Companies’ equity interests. Our contractual arrangements with the Domestic Companies and their shareholders, which allow us to substantially control the Domestic Companies through Recon-JN, are governed by Chinese law. We cannot assure you, however, that we will be able to enforce these contracts.

In addition, Chinese laws and regulations limiting foreign ownership of domestic companies are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations and future growth prospects.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The PRC government may determine that the agreements we use to control the Domestic Companies are not in compliance with applicable PRC laws, rules and regulations and are therefore unenforceable.

In the PRC, foreign invested enterprises are forbidden or restricted to engage in certain specified businesses or industries which are sensitive to the economy. The Chinese government periodically revises its list of encouraged, permitted, restricted, and forbidden industries. As we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe the agreements between Recon-JN and the Domestic Companies will be essential for our business operation. In order for Recon-JN to manage and operate our business through the Domestic Companies in the PRC, these agreements were entered into under which almost all the business activities of the Domestic Companies are managed and operated by Recon-JN and almost all economic benefits and risks arising from the business of the Domestic Companies are transferred to Recon-JN.

Risks are associated with our operations under the agreements with the Domestic Companies. If the PRC government determines that these agreements used to control the Domestic Companies are unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting our operations;

•	imposing conditions or requirements in respect of the agreements with the Domestic Companies with which we may not be able to comply;

•	requiring us to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our business; and

•	revoking the business license and/or the licenses or certificates of Recon-JN, and/or voiding the agreements.

Any of these actions could have a material adverse impact on our business, future operating prospects, financial condition and results of operations.

Our contractual arrangements with the Domestic Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Domestic Companies and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Domestic Companies as direct ownership. For example, BHD could fail to take actions required for our business or fail to pay dividends to Recon-JN despite its contractual obligation to do so. If the Domestic Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that any of the Domestic Companies’ shareholders would always act in our best interests.

Our contractual arrangements with the Domestic Companies may result in adverse tax consequences to us.

As a result of our corporate structure and contractual arrangements between Recon-JN and the Domestic Companies, we are effectively subject to the 5% PRC business tax on both revenues generated by Recon-JN’s operations in China and revenues derived from Recon-JN’s contractual arrangements with the Domestic Companies. Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Recon-JN and the Domestic Companies were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that we adjust our taxable income upward for PRC tax purposes. If the PRC tax authorities took such action, such authorities would be able to establish in its sole discretion the amount of tax payable by Recon-JN, so we cannot predict the effect of such action on our company other than the likely effect that our profits would decrease. Such a pricing adjustment could adversely affect us by:

•	increasing our tax expenses, which could subject Recon-JN to late payment fees and other penalties for under-payment of taxes; and/or

•	resulting in Recon-JN’s loss of preferential tax treatment.

The principal shareholders of the Domestic Companies have potential conflicts of interest with us, which may adversely affect our business.

Yin Shenping, our Chief Executive Officer, Chen Guangqiang, our Chief Technology Officer, Li Hongqi, our Chief Marketing Officer, are significant shareholders in our company. They are also the principal shareholders of each of the Domestic Companies and collectively control the Domestic Companies. Conflicts of interests between their duties to our company and the respective Domestic Companies may arise. For example, Mr. Yin, Mr. Chen and Mr. Li could cause a Domestic Company to fail to take actions that are in the best interests of our Company or to fail to pay dividends to Recon-JN despite its contractual obligation to do so if making such payment would harm the Domestic Company.

As Mr. Yin, Mr. Chen and Mr. Li are also directors and executive officers of our company, they have duties of loyalty and care to us under Cayman Islands law when there are any potential conflicts of interests between our company and the Domestic Companies. Each of Mr. Yin, Mr. Li and Mr. Chen has executed an irrevocable power of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on his behalf on all matters related to the Domestic Companies requiring shareholder approval. We cannot assure you, however, that if conflicts of interest arise, they will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Yin, Mr. Chen and Mr. Li could violate their respective employment agreements with us or his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Yin, Mr. Chen and Mr. Li, as applicable, we would have to rely on legal proceedings, which could result in the disruption of our business.

Any deterioration of the relationship between Recon-JN and the Domestic Companies could materially and adversely affect the overall business operation of our company.

Our relationship with our Domestic Companies is governed by their agreements with Recon-JN, which are intended to provide us, through our indirect ownership of Recon-JN, with effective control over the business operations of our Domestic Companies. However, these agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Our Domestic Companies could violate these agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under these agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If Recon-JN exercises its purchase option of the Domestic Companies’ equity pursuant to the Exclusive Equity Interest Purchase Agreement, payment of the purchase price could materially and adversely affect our financial position.

Under the Exclusive Equity Interest Purchase Agreement, Recon-JN holds an option to purchase all or a portion of the equity of the Domestic Companies at a price, based on the capital paid in by the Domestic Company shareholders. If applicable PRC laws and regulations require an appraisal of the equity interest or provide other restriction on the purchase price, the purchase price shall be the lowest price permitted under the applicable PRC laws and regulations. As the Domestic Companies are already contractually controlled affiliates to our company, Recon-JN’s purchase of the Domestic Companies’ equity would not bring immediate benefits to our company and the exercise of the option and payment of the purchase prices could adversely affect our financial position and available working capital.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. The PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, Recon-JN, which is a wholly foreign owned enterprise in China. Recon-JN is generally subject to laws and regulations applicable to foreign invested enterprises in China and intellectual property protections. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to intellectual property rights and various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Our operations could be adversely affected by changes in the political and economic conditions in the PRC.

We face risks related to conducting business in the PRC. Changes in the social, economic and political conditions of the PRC may adversely affect our business. Unfavorable changes in government policies, political unrest and economic developments may also have a negative impact on our operations.

Currently, all of our business operations are conducted in the PRC. Accordingly, any significant slowdown in the PRC economy may cause our customers to reduce expenditures. This may in turn lead to a decline in the demand for our products and services. That would have a material adverse effect on our business, financial condition, growth prospects and results of operations.

China’s economy experienced overall growth of only 8.7% in 2009, its lowest growth rate in eight years, down from growth rates of 9.6% in 2008 and 13% in 2007. The global financial crisis has significantly decreased demand for Chinese exports, resulting in factory closures and losses of millions of jobs. This 8.7% growth rate is well above the 7.2% rate predicted by the World Bank and also exceeds the 8% rate the Chinese government had predicted and said would be necessary to avoid significant further job losses. While China’s growth rate has fallen, China’s growth rate remains well above the World Bank’s forecast for decline of 1.5% for the world economy in 2009.

Since the adoption of the “open door policy” in 1978 and the “socialist market economy” in 1993, the PRC government has been reforming and is expected to continue to reform its economic and political systems. Any changes in the political and economic policy of the PRC government may lead to changes in the laws and regulations or the interpretation of the same, as well as changes in the foreign exchange regulations, taxation and import and export restrictions, which may in turn adversely affect our financial performance. While the current policy of the PRC government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, there is no assurance that such a policy will continue to prevail in the future.

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

We may be subject to foreign exchange controls in the PRC.

Our PRC subsidiary and affiliates are subject to PRC rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FIEs.” Recon-JN is a FIE. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account.” Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. Accordingly, compliance with SAFE requirements may limit how we are able to use our funds, including the proceeds of this offering, in ways that we would not be limited if we operated in countries other than China.

Recent PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents, if applied to us, may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into Recon-JN and Recon-HK, limit Recon-JN’s and Recon-HK’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company (Recon-JN and Recon-HK for our company) may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Because of uncertainty over how the SAFE notice will be interpreted and implemented, we cannot predict how it will affect our business operations or future strategies. For example, Recon-JN’s, Recon-HK’s and any prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

PRC regulations and potential registration requirements relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

On August 8, 2006, the PRC Ministry of Commerce (“MOC”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOC as a key regulator for issues related to mergers and acquisitions in China and requiring MOC approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the PRC regulatory authorities take the view that the VIE Agreements constitute a reverse merger acquisition or round-trip investment in related party transactions without the approval of the national offices of MOC, they could invalidate the VIE Agreements. Additionally, the PRC regulatory authorities may take the view that any public offering plan will require the prior approval of CSRC. If we cannot obtain MOC or CSRC approval in case we are required to do so, our business and financial performance will be materially adversely affected. We may also face regulatory actions or other sanctions from the MOC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds of this or any other offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

Also, if the CSRC later requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our ordinary shares.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

In the future, we may adopt an equity incentive plan and make numerous stock option grants under the plan to our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE.

If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

We face risks related to health epidemics and other outbreaks.

Adverse public health epidemics or pandemics could disrupt business and the economies of the PRC and other countries where we do business. From December 2002 to June 2003, China and other countries experienced an outbreak of a highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. However, a number of isolated new cases of SARS were subsequently reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Moreover, some Asian countries, including China, have recently encountered incidents of the H5N1 and H1N1 strains of influenza. We are unable to predict the effect, if any, that avian influenza may have on our business. In particular, any future outbreak of SARS, avian influenza or other similar adverse public developments may, among other things, significantly disrupt our business and force us to temporarily close our offices. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian influenza, SARS or any other epidemic.

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2007 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Also, our Cayman Islands counsel is not aware of a significant number of reported class actions or derivative actions having been brought in Cayman Islands courts. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court. See “Description of Share Capital – Differences in Corporate Law.”

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2007 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. See “Enforceability of Civil Liabilities.”

We may be unable to establish and maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results or prevent fraud.

The PRC historically has been deficient in western style management, governance and financial reporting concepts and practices, as well as in modern banking, and other control systems. Our current management has little experience with western style management, governance and financial reporting concepts and practices, and we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, and especially given that we are a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in establishing management, governance, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

Risks Associated with this Offering

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese petroleum and energy industries;

•	changes in the Chinese economy;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our ordinary shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our ordinary shares.

If we do not maintain an effective registration statement, you may not be able to exercise the warrants.

For you to be able to exercise the warrants, the resale of the ordinary shares to be issued to you upon exercise of the warrants must be covered by an effective and current registration statement. We cannot guarantee that we will continue to maintain a current registration statement relating to the resale of the ordinary shares underlying the warrants. In such circumstances, you would be unable to exercise the warrants. In those circumstances, we may, but are not required to, redeem the warrants by payment in cash. Consequently, there is a possibility that you will never be able to exercise the warrants and receive the underlying shares. This potential inability to exercise the warrants, our right to cancel the warrants under certain circumstances, and the possibility that we may redeem the warrants for nominal value may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2010, 2011 and 2012. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Future sales of equity securities may depress our share price.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our ordinary shares or other equity securities convertible into ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of ordinary shares. There will be an aggregate of 3,951,811 ordinary shares outstanding before the consummation of this offering and              ordinary shares outstanding immediately after this offering, assuming the separation of the Units into ordinary shares and warrants. All of the ordinary shares underlying the Units sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining ordinary shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Our directors and officers will control a significant portion of our ordinary shares, decreasing your influence on shareholder decisions.

Upon the closing of this offering, our officers and directors will, in the aggregate, beneficially own approximately             % of our outstanding shares. As a result, our officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities and capacities of our business operations;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

Corporate History

On August 21, 2007 our company was incorporated as an exempted company in the Cayman Islands by our founders, Yin Shenping, Li Hongqi and Chen Guangqiang. On September 6, 2007, we established our wholly owned subsidiary, Recon-HK in Hong Kong. Other than Recon-CI’s equity interest in Recon-HK, Recon-CI does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Recon-JN, in Jining, Shandong Province of PRC. Other than Recon-JN, Recon-HK does not own any assets or conduct any operations. Recon-JN was formed to operate BHD, Nanjing Recon and ENI by contract.

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements between the Domestic Companies, Recon-HK and Recon-JN dated January 1, 2008. We are able to substantially control the Domestic Companies through these contractual arrangements. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang). Accordingly, we have consolidated the Domestic Companies’ historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP following the date of the agreements and combined such results prior to the date of the agreements.

In the opinion of Jingtian & Gongcheng, our PRC legal counsel, (1) our inner-PRC shareholding structure complies with, and immediately after this offering, will comply with, current PRC laws and regulations; (2) the contractual arrangements between the Recon-JN and (a) Recon-HK, (b) the Domestic Companies, and (c) the Domestic Companies’ shareholders are valid and binding on all parties to these arrangements and the agreements thereof do not violate relevant PRC laws or regulations; and (3) the business operations of Recon-JN and the Domestic Companies comply with current PRC laws and regulations.

Corporate Ownership Structure

The following diagram illustrates our current corporate structure and the place of formation as of the date of this prospectus.

Recon-CI
(Cayman Islands)
Recon-HK
(Hong Kong)
Outside Mainland China
Inside Mainland China
Recon-JN
(PRC)
Domestic Companies' Shareholders
Domestic Companies
BHD
Nanjing Recon
ENI
(PRC)
100% Ownership
Equity Pledge Agreement, Exclusive Purchase Agreement and Power of Attorney
Exclusive Technology Consultation Service Agreement and Operating Agreement
Majority Ownership

Contractual Arrangements with Domestic Companies and their Shareholders

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements. The term of each agreement is 25 years, and our company (or Recon-JN to the extent we are not a party to the agreement in question) is able to renew each agreement unilaterally for one or more additional terms, provided such renewal is permitted under applicable law at the time.

Equity Interest Pledge Agreement. Recon-JN and the shareholders of each of the Domestic Companies have entered into Equity Interest Pledge Agreements, pursuant to which each shareholder pledges all of his shares of the Domestic Company to Recon-JN in order to guarantee cash-flow payments under the applicable Exclusive Technical Consulting Service Agreement.

Exclusive Equity Interest Purchase Agreement. Each of the shareholders of each of the Domestic Companies has entered into an Exclusive Equity Interest Purchase Agreement, which provides that Recon-HK will be entitled to acquire the Domestic Company’s shares from its current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. If the shares are acquired under the Exclusive Equity Interest Purchase Agreement, the purchase price will be determined at the time of exercise by negotiation but will be the lowest price permitted at such time under Chinese law. Recon-HK has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so.

Exclusive Technical Consulting Service Agreement. Each of the Domestic Companies and Recon-JN has entered into an Exclusive Technical Consulting Service Agreement, which provides that Recon-JN will be the exclusive provider of technology services to the Domestic Company and that the Domestic Company will pay 90% of net profits to Recon-JN for such services. Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once each Domestic Company’s annual net profits are determined at its fiscal year end. Any such payment from Recon-JN to Recon-CI would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. See “Risk Factors – Restrictions on currency exchange may limit our ability to receive and use our revenues effectively” and “Our Business – Regulations on Foreign Exchange.”

The remaining 10% of net profits is restricted by the Equity Pledge Agreement, which entitles Recon-JN to collect dividends from each Domestic Company during the term of the pledge. Because the pledge remains in effect to guarantee payment under the Exclusive Technical Consulting Service Agreement, Mr. Yin, Mr. Li, and Mr. Chen will not have any right to receive any dividends from the Domestic Companies if they are declared.

Operating Agreement. Pursuant to the operating agreement among Recon-JN, each Domestic Company and each of Mr. Yin, Mr. Li and Mr. Chen, Recon-JN provides guidance and instructions on each Domestic Company’s daily operations and financial affairs. The shareholders of each Domestic Company must designate the candidates recommended by Recon-JN as their representatives on their respective boards of directors. Recon-JN has the right to appoint senior executives of each Domestic Company. In addition, Recon-JN agrees to guarantee each Domestic Company’s performance under any agreements or arrangements relating to the Domestic Company’s business arrangements with any third party. Each Domestic Company, in return, agrees to pledge its accounts receivable and all of its assets to Recon-JN. Moreover, each Domestic Company agrees that without the prior consent of Recon-JN, the Domestic Company will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

Powers of Attorney. Each of Mr. Yin, Mr. Li and Mr. Chen has executed an irrevocable power of attorney to authorize Recon-JN to exercise any and all shareholder rights associated with his ownership in each of the Domestic Companies, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in each Domestic Company, and the right to vote such equity interest for any and all matters. Because Recon-JN has the authority to exercise all shareholder rights, only Recon-JN (and our company by virtue of our ownership of Recon-JN) may declare dividends in the Domestic Companies.

USE OF PROCEEDS

After deducting the underwriting discount, accountable expenses payable to the underwriter and offering expenses payable by us, we expect to receive net proceeds of approximately $             from this offering.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Percentage of Net Proceeds
Pursuit of favorable merger and acquisition targets	45%
Bidding on new projects	35%
Complete existing projects	20%
Total	100%

While we intend to use a portion of the net proceeds to pursue favorable merger and acquisition targets, we have no agreements, understandings or obligations regarding any such mergers and acquisitions at this time.

No portion of the net proceeds will be used to repay any loans due to any of our employees.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our ordinary shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

PER SHARE MARKET INFORMATION

Our ordinary shares are quoted on the NASDAQ Capital Market, under the symbol “RCON.”

We completed our initial public offering on July 29, 2009. The following table sets forth the quarterly high and low sale prices for our ordinary shares as reported on the NASDAQ Capital Market.

Fiscal 2010

	High	Low
First Quarter Ended September 30, 2009	$10.85	$5.13
Second Quarter Ended December 31, 2009	$8.28	$5.21
Third Quarter Ended March 31, 2010	$7.52	$5.42
Fourth Quarter Ending June 30, 2010 (through June 7, 2010)	$6.40	$4.12

As of June 8, 2010, there were approximately six holders of record of our ordinary shares. This number excludes our ordinary shares owned by shareholders holding ordinary shares under nominee security position listings. On June 8, 2010, the last sales price of our ordinary shares as reported on the NASDAQ Capital Market was $5.61 per ordinary share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Because we are a holding company with no operations of our own and all of our operations are conducted through our Chinese subsidiary, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid. In addition, Chinese legal restrictions permit payment of dividends to us by our Chinese subsidiary only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our subsidiary is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our subsidiaries’ registered capital. These funds may be distributed to shareholders at the time of its wind up. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure.”

Payments of dividends by our subsidiary in China to our company are also subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010 on a historical basis and on a pro forma as adjusted basis (a) giving effect to the sale of the issuance and sale of              Units offered in this offering at an assumed offering price of $             per Unit, (b) assuming the separation of the Units into ordinary shares and warrants but not assuming any exercise of the warrants, and (c) reflecting the application of the proceeds after deducting the estimated underwriting fees.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

As of March 31, 2010

	As Reported	Pro Forma as Adjusted (1)
Ordinary Shares
Shares(2)	3,951,811
Amount	$77,476		$(2)
Additional Paid-In Capital	$10,054,635		$(3)
Appropriated Retained Earnings	$480,809	$
Unappropriated Retained Earnings	$4,932,671	$
Accumulated Other Comprehensive Income	$(18,856)	$
Total Capitalization	$15,526,736	$

(1)

The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(2)

On a pro forma as adjusted basis giving effect to the sale of              Units (excluding the              Units which the Underwriters have the option to purchase to cover over-allotments, if any, and the              shares underlying the Representative’s Warrants).

(3)	Pro forma adjusted additional paid in capital reflects the net proceeds we expect to receive, after deducting a 6.75% underwriting discount and a 0.6% corporate finance fee.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and the financial records of our PRC subsidiary and the VIEs are maintained in RMB, their functional currency. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Such U.S. dollar translated amounts will be marked as “unaudited”, notwithstanding the fact that the equivalent RMB amounts may be audited. Unless otherwise noted, all translations from RMB into U.S. dollars have been made at a rate of $1.00 to RMB 6.8361, the approximate exchange rate prevailing on March 31, 2010.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On June 4, 2010, the exchange rate was ¥6.8268 to $1.00. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2005	8.0702	8.1940	8.0702	8.2765
2006	7.8041	7.9723	7.8041	8.0702
2007	7.2946	7.6072	7.2946	7.8127
2008	6.8225	6.9477	6.7800	7.2946
2009	6.8259	6.8353	6.8176	6.8395

September	6.8277	6.8303	6.8247	6.8262
October	6.8267	6.8292	6.8248	6.8264
November	6.8271	6.8300	6.8255	6.8272
December	6.8259	6.8275	6.8244	6.8299
2010
January	6.8369	6.8347	6.8280	6.8380
February	6.8367	6.8377	6.8281	6.8436
March	6.8361	6.8359	6.8236	6.8378
April	6.8358	6.8329	6.7756	6.8380
May	6.8403	6.8364	6.8273	6.8408
June (through June 4, 2010)	6.8268	6.8281	6.8268	6.8296

(1)	Averages are calculated using the daily rates during the relevant period.

SELECTED HISTORICAL AND UNAUDITED CONDENSED

CONSOLIDATED AND COMBINED FINANCIAL AND OPERATING DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data are for the fiscal years ended June 30, 2008 and 2009 and the nine months ended March 31, 2010. The selected balance sheet data set forth below, are as of June 30, 2008 and 2009 and March 31, 2010. This selected financial data is derived from our consolidated and combined financial statements and should be read in conjunction with the consolidated and combined financial statements and notes thereto which are included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,			For the Nine Months Ended March 31,
	2008	2009	2009 (unaudited)	2010 (unaudited)	2010 (unaudited)
Total Revenues	¥65,748,234	¥75,646,907	$11,065,798	¥98,834,057	$14,457,667
Income from Continuing Operations	¥11,100,900	¥15,256,875	$2,231,809	¥19,821,690	$2,899,561
Income (Loss) from Discontinued Operations	¥496,223	¥—	$—	¥—	$—
Net Income Available for Ordinary Shareholders	¥11,580,304	¥15,205,321	$2,224,268	¥17,502,923	$2,560,367
Basic Weighted Average Shares Outstanding	2,139,203	2,139,203	2,139,203	3,753,350	3,753,350
Basic Earnings per Share for Ordinary Shareholders	¥5.41	¥7.11	$1.04	¥4.66	$0.68
Diluted Weighted Average Shares Outstanding	2,210,892	2,251,811	2,251,811	3,763,408	3,763,408
Diluted Earnings per Share for Ordinary Shareholders	¥5.24	¥6.75	$0.99	¥4.65	$0.68

	June 30,			March 31,
	2008	2009	2009 (unaudited)	2010 (unaudited)	2010 (unaudited)
Total Assets	¥61,230,033	¥76,632,698	$11,210,002	¥170,620,753	$24,958,785
Total Liabilities	¥41,071,889	¥39,594,476	$5,791,969	¥55,320,053	$8,092,341
Redeemable Ordinary Shares	¥1,388,641	¥1,434,342	$209,819	¥—	$—
Non-controlling Interest in Equity	¥5,210,560	¥6,839,616	$1,000,514	¥9,158,383	$1,339,709
Total Controlling Shareholders’ Equity	¥13,558,943	¥28,764,264	$4,207,701	¥106,142,317	$15,526,736

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When you read this section of this prospectus, it is important that you also read our selected consolidated financial data, the consolidated financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons set forth herein, including the factors described below and in “Risk Factors.”

Overview

Our company focuses on production and service for oil field exploitation industry companies in the People’s Republic of China. Through our contractual relationships with the Domestic Companies, we provide equipment, tools and other hardware related to oil field production and management and develop and sell our own specialized industrial automation control and information solutions. However, we do not engage in the production of petroleum or petroleum products.

Following our initial public offering and listing on the NASDAQ Capital Market, our business has continued to grow due to our efforts to optimize our product portfolio and expand into new business areas. For the nine months ended March 31, 2010 and 2009, our total revenues amounted to $14.46 million and $9.09 million, respectively. We believe our sustained growth is mainly due to our efforts to expand our business and optimize our product portfolio. We derive revenues from hardware sales and software service. For the nine months ended March 31, 2010, approximately 92.01% of our revenues came from hardware sales, and approximately 7.99% came from software services. For the same period in 2009, hardware sales and software services constituted 96.19% and 3.81%, respectively, of our revenues.

Our management believes that Chinese oilfields will promote digitization management and stimulation measures in oil and gas wells in the future; as such we are placing a higher emphasis on these areas. To a certain extent, our change in revenue structure reflects this short-term strategy. Under this strategy, our business benefits from sales of high-tech products and software systems. Our management also believes the development and sales of software products facilitated the development of our hardware and service business. We expect our software service revenues to continue to grow, as our customers require continuing service associated with their software purchase. As a result, our management continues to seek to strengthen its competitive position in the oil field service industry by developing software products.

Our solutions and new technology enable our customers to reduce their expenditures and improve their integrated benefit by changing from manual to mechanized production methods. Our major clients, Sinopec and CNPC, are large oil and refinery firms formed following the Chinese government’s decision to decentralize the oil and gas industry within China. Both companies are ranked in the Fortune 500. We aim to continue extending our market share in the short-term and to be a leading non-government-owned service provider to the oil field exploitation industry in the long-term. Our mission is to increase the automation and safety levels of industrial petroleum production in China, and improve the under-developed working process and management mode by using high-technology.

Factors Affecting Our Business

Industry Background. As a whole, the Chinese petroleum industry faces four primary challenges: (a) global competition; (b) environment and development; (c) configuration of petroleum resources; and (d) gradually increased profit margins. Compared to developed countries, however, there are still certain lags in terms of modernized management levels in China. In particular, with the introduction of computer techniques over the last ten years, the degree of automation in foreign countries has reached a higher level, while China is still in the initial stage.

With deeper development of the oil-field industry, most oil-fields in China have entered the third stage of oil extraction. During this stage, oil well output decreases, water content increases, and costs associated with extraction increase.

Through application of the automation system we provide, oil well head information such as indicator diagrams, current diagrams, oil pressure, oil temperature and the running status of oil wells, can be accurately passed on to management in real time. Management can analyze information on a graphic computer display and act on decisions with remote control over oil extraction wells, including such features as auto delayed start-up of oil extraction wells after being switched on/off or intermittent extractions. The system can achieve failure protection and send timely alarms. For instance, the system is equipped with automatic stopping mechanisms and alarms in case of blocking, breaking of oil extraction rods, and phase breaking to avoid major accidents. The measurement station can automatically measure liquid and gas and transfer the data to the central control room in real time. With this system, the oil well heads and measurement stations do not need to be monitored by personnel. In addition, real-time information transfers between the oil extraction well and management have improved labor productivity, reduced manual labor requirements, lowered costs for oil extraction, eliminated failures in time, increased oil output, actualized automatic management for oil fields and integrated management above and below ground. The automation system also provides full and accurate data for research and development of petroleum deposit projects as well as a reliable technical basis for oil field productions and decision-making.

Our automation system can also be used in connection with the delivery of liquefied natural gas. China’s natural gas consumption continued to maintain fast growth while the share of gas in the primary energy consumption mix rose to over 4%. Demands of pipeline transportation is boasting. We are optimistic about our company’s products and service development in this aspect.

Apart from the above-mentioned factors, we believe increasingly intense competition in the oil field market, increasing efficiency by reducing redundant staff and reduction of cost is bound to facilitate the all-around generalization of the automation system.

Accordingly, any significant change in the general demand for oil and liquefied natural gas in China, the PRC government’s policy or the strategies of major PRC energy companies may significantly affect the demand for our service and products and, as a result, our revenues and financial condition.

In addition, our oil well water finding/blocking technology, multipurpose fissure shaper, and high-efficiency heating furnace can, in certain circumstances, increase the oil field output, decrease the water content, save energy, lower consumption, reduce the oil extraction cost, and strengthen the competitive force of the domestic oil fields.

Relevant Industry-Wide Trends. Management believes the Chinese oil field service industry is likely to experience rapid growth in the near future. This belief is based on management’s experience in the industry and its analysis of the following recent trends:

•

Management believes that larger companies in China are becoming more sophisticated in managing and implementing their information systems. Management believes that these tendencies are likely to create a strong demand for software integration and customized system development from these larger companies. As a result, management believes that many oil field service providers will attempt to reposition their businesses as development services providers, rather than “off-the-rack” vendors. In the context of economic transformation, local manufacturers will likely face industrial restructuring as they try to grow to compete and fend off increased pressure from greatly shortened product lives. Management believes that the use of advanced information technologies is becoming more important to success in the market.

•

Management believes that a significant number of Chinese manufacturers, especially those in the oil and gas industry, still lack sufficient technical applications and services for their needs. These companies tend to be more cost-sensitive. Management believes that such clients would be more likely to use our services and products to reduce expenses. Management believes this will be an increasingly competitive market.

•

Management also believes that high-tech and precise instruments will become increasingly prevalent in the oil field service market, as China continues to be more dependent on oil and as oil resources continue to decline.

Dependence on CNPC and Sinopec. We derive the majority of our revenues from the operating subsidiaries of two customers, (i) CNPC and (ii) Sinopec. For the nine months ended March 31, 2010, 47.37% of our revenues came from CNPC and 36.87% of our revenues came from Sinopec. In order to grow and to protect our company against the risks associated with our dependence on CNPC and Sinopec, management intends to improve our services and expand our potential market by seeking to establish new relationships. Management believes that a large number of Chinese petroleum companies are likely to require services and products such as those we provide.

Nature of Operations. Our technicians and solutions were developed based on our strong industrial expertise in the oil and gas industry. Products and services provided by us mainly include:

•

RSCADA System. RSCADA is an industrial computerized process control system for monitoring, managing and controlling oil field service extraction. RSCADA integrates the underground, ground and above-ground levels of the oil field service extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. We have developed and implemented technology designed to find and block water content in oil fields. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in the remaining oil has increased. In order to improve our efficiency and profitability in extraction, we have developed technology to reduce the amount of water in extracted oil.

•

Oil Field Furnaces. Crude oil contains certain impurities that must be removed before the oil can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. We have researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, and comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. We have also developed a multipurpose fissure shaper to improve our ability to test for and extract oil. Before any oil field service extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. We have developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46% and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

As a technology development company, we put a priority on research, exploration, design and innovation. For years we have been increasing our focus on attracting and training talents to continually improve our research and development capability. We currently have more than 90 employees, approximately 80% of whom graduated from college. We also cooperate with the Oil Field Service & Geology Research Laboratory of Nanjing University.

Factors Affecting Our Results of Operations — Generally

Our operating results in any period are subject to general conditions typically affecting the Chinese oil-field service industry including:

•	the amount of spending by our customers, primarily those in the oil and gas industry;

•	growing demand from large corporations for improved management and software designed to achieve such corporate performance;

•	the procurement processes of our customers, especially those in the oil and gas industry;

•	competition and related pricing pressure from other oil field service solution providers, especially those targeting the Chinese oil and gas industry;

•	the ongoing development of the oil field service market in China; and

•	inflation and other factors.

Unfavorable changes in any of these general conditions could negatively affect the number and size of the projects we undertake, the number of products we sell, the amount of services we provide, the price of our products and services and otherwise affect our results of operations.

Our operating results in any period are more directly affected by company-specific factors including:

•	our revenue growth;

•	the proportion of our business dedicated to large companies;

•	our ability to successfully develop, introduce and market new solutions and services;

•	our ability to increase our revenues to businesses, both old customers and new in the Chinese oil and gas industry;

•	our ability to effectively manage our operating costs and expenses; and

•	our ability to effectively implement any targeted acquisitions and/or strategic alliances so as to provide efficient access to markets and industries in the Chinese oil and gas industry.

Critical Accounting Policies and Estimates

Estimates and Assumptions. We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. Significant accounting estimates reflected in our company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment.

Revenue Recognition. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred or services have been provided, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

•

Hardware. Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

•

Software. The Company sells self-developed software. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2 (ASC Topic 985-605), “Software Revenue Recognition,” and related interpretations. Revenue from software is recognized according to project contracts. Contract costs are accumulated during the periods of installation and testing or commissioning. Usually this is short term. Profits are not recognized until completion of the contracts. Costs included in inventory as work in process include direct materials, labor and related expense. Corporate general and administrative expenses are charged to expense in the period they are incurred.

•

Services. The Company provides services to improve software functions and system requirements on separated fixed-price contracts. Revenue is recognized on the completed contract method when acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to service agreements.

Revenues applicable to multiple-element fee arrangements are divided among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by us for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a standalone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Fair Values of Financial Instruments. The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customers and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Allowance for Doubtful Accounts. Trade accounts receivable and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less a provision made for impairment of these receivables. Provisions are applied to trade accounts and other receivables where events or changes in circumstances indicate that the balance may not be collectible. The identification of doubtful debts requires the use of judgment and estimates of management. Our management must make estimates of the collectability of our accounts receivable. Management specifically analyzes accounts receivable, historical bad debts, customer creditworthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our allowance for trade accounts receivable was ¥604,953 ($88,494) and ¥1,993,588 ($291,627) on June 30, 2009 and March 31, 2010 respectively. Our allowance for trade accounts receivable increased primarily because (i) we did not reclassify any accounts receivable as receivable from related parties, so all amounts were reflected in the allowance and (ii) as our business grows, our management continually conducts comprehensive risk assessments and increases the allowance to guard against bad debts accordingly. However, most of the growth occurred between us and our large clients. Because these clients are Chinese state-owned companies, our management believes the possibility that these accounts receivable will be uncollectable is relatively low. If the financial condition of our clients were to deteriorate, resulting in their inability to make payments, an additional allowance might be required.

Property and Equipment. We record property and equipment at cost. We depreciate property and equipment on a straight-line basis over their estimated useful lives using the following annual rates:

Motor Vehicles	10 years
Office Equipment	2-5 years
Leasehold Improvements	5 years

We expense maintenance and repair expenditures as they do not improve or extend an asset’s productive life. These estimates are reasonably likely to change in the future since they are based upon matters that are highly uncertain such as general economic conditions, potential changes in technology and estimated cash flows from the use of these assets.

Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition. Accumulated depreciation was ¥1,006,761 ($147,271) and ¥1,085,419 ($158,778) as of June 30, 2009 and March 31, 2010, respectively.

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
Motor vehicles	¥1,464,918	¥1,725,831	$252,458
Office equipment and fixtures	779,257	587,718	85,973
Leasehold improvement	169,462	276,938	40,511

Total property and equipment	2,413,637	2,590,487	378,942
Less: Accumulated depreciation	(1,006,761)	(1,085,419)	(158,778)

Property and equipment, net	¥1,406,876	¥1,505,068	$220,165

Software Development Costs. We charge all of our development costs to research and development until we have established technological feasibility. We acknowledge technological feasibility of our software when a detailed program design has been completed, or upon the completion of a working model. Upon reaching technological feasibility, we capitalize additional software costs until the software is available for general release to customers. Although we have not established a budget or timetable for software development, we anticipate the need to continue the development of our software products in the future and the cost could be significant. We believe that, as in the past, the costs of development will result in new products that will increase revenue and therefore justify costs. There is, however, a reasonable possibility that we may be unable to realize the carrying value of our software, and the amount not so realized may adversely affect our financial position, results of operation or liquidity in the future.

Cost of Revenues. Cost of revenues includes wages, materials, handling charges, and other expenses associated with manufactured products and services provided to customers; the cost of purchased raw materials such as steel products and chemical materials. We expect cost of revenues to grow as our revenues grow. It is possible that we could incur development costs with little revenue recognition, but based upon our past history, we expect our revenues to grow.

Valuation of Long-Lived Assets. We review the carrying values of our long-lived assets for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, we reduce the carrying value of the long-lived asset, by the estimated excess of the carrying value over the projected discounted cash flows. In the past, we have not had to make significant adjustments to the carrying values of our long-lived assets, and we do not anticipate a need to do so in the future. However, circumstances could cause us to have to reduce the value of our capitalized software more rapidly than we have in the past if our revenues were to significantly decline. Estimated cash flows from the use of the long-lived assets are highly uncertain and therefore the estimation of the need to impair these assets is reasonably likely to change in the future. Should the economy or acceptance of our software change in the future, it is likely that our estimate of the future cash flows from the use of these assets will change by a material amount.

Results of Operations

Fiscal Year Ended June 30, 2009 Compared with Fiscal Year Ended June 30, 2008.

Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

Revenues. Our total revenues increased by approximately 15.06% or ¥9,898,673, from ¥65,748,234 in fiscal 2008 to ¥75,646,907 ($11,065,789) in fiscal 2009. In spite of the decrease of oil prices over the past year and the worldwide economic crisis, both of which made companies, including our clients, more cautious about their finances, it also encouraged those companies to seek ways to reduce costs and maximize output by investing in technological solutions that would enable them to improve revenues and reduce expenses. Because our solutions are designed to help oil companies operate more efficiently, our customers ordered more of our products and services. As a result, we were able to continue to grow in a very difficult year for the oil and gas industry. In addition, this increase also resulted directly from our growing relationships with CNPC and Sinopec. Specifically, the Chinese government has attached great importance to the safety problems that exist in the Chinese energy industry by implementing numerous new projects and initiatives designed to increase safety and security in the Chinese energy industry. This replacement project is a Chinese reform project designed to eliminate hidden security dangers and develop key projects for saving energy and materials. As a result of the new policies, the Chinese government has increased spending to replace equipment with potential safety problems. As such, we have experienced increased sales and a greater demand for our maintenance services, which has increased our revenue. Additionally, as we have provided services to CNPC and Sinopec and our relationships have grown, they have chosen to continue to use our solutions. During the years ended June 30, 2008 and 2009, substantially all of our revenues were generated through our business engagements with CNPC and Sinopec, the two largest Chinese oil companies. These significant engagements made it possible for us to improve our service quality, products’ popularity and adaptability for a very limited number of customers. Further, this long-term cooperation has provided us more priority collecting receivables on time than we believe we otherwise would have. We expect that our gross revenues will continue to increase over time as we:

•	use the money we raised in our initial public offering to grow our Company;

•	expand the adoption of our solutions into other markets outside the Chinese oil and gas industry; and

•	introduce our solutions to businesses located outside of China.

Cost of Revenues. Our cost of revenues includes costs related to the design, implementation, delivery and maintenance of our software solutions and raw materials. We have set up service and maintenance centers in Xinjiang, Jidong, Qinghai district, and other locations which can provide our customers with technical consulting, repair and maintenance services. We purchase equipment based on each client’s needs. Raw materials used to produce our hardware products consist largely of steel products and chemical products. Our cost of hardware increased slightly because some of our clients, especially subsidiaries of Sinopec, required more equipment that we purchase from others. We acted as an agent in these cases and we purchased equipment specified according to our customers. Because we did not produce this equipment, we could not control all of the costs associated with it, which led to increased costs. Our cost of services decreased slightly because we are familiar with our market in Qinghai and Jidong area, two areas of growth for us in 2009, and were thus able to benefit from scale advantages. We may devote more resources to business with high margins, so our cost of revenues may be variable. We expect that our cost of revenues will increase as our revenues grow, but whether our cost of revenues increases as a percentage of revenues will depend on whether we are able to grow our higher margin areas of business.

Our cost of revenues increased from ¥39,771,955 in fiscal 2008 to ¥45,758,804 ($6,693,700) in fiscal 2009, an increase of 15.05%. As a percentage of revenues, our cost of revenues remained essentially the same in 2008 and 2009.

Gross Profit. For the year ended June 30, 2009, our gross profit increased to ¥29,888,103 ($4,372,098) from ¥25,976,279 for the same period in 2008, an increase of ¥3,911,824, or approximately 15.06%. For the year ended June 30, 2009, our gross profit as a percentage of revenue remained essentially the same as in 2008.

Expenses

General and Administrative Expenses. General and administrative expenses consist primarily of costs from our human resources organization, facilities costs, depreciation expenses, professional advisor fees, audit fees and other expenses incurred in connection with general operations. General and administrative expenses increased 42.28% or ¥1,662,177, from ¥3,931,205 in 2008 to ¥5,593,382 ($818,212) in 2009. General and administrative expenses were 5.98% of total revenues in 2008 and 7.39% of total revenues in 2009. This result was primarily due to two factors: (1) we strengthened our management of claimed expenses and increased the allowance level of other accounts receivable, and (2) we completed an assessment of our historical accounting practices. We have included this assessment as a current period expense. We expect that this assessment expense will be a one-time expense. As we continue to grow, we expect that our general and administrative expenses will increase. Many of these costs are expected to be non-recurring as they relate primarily to the establishment of additional functions in connection with being a publicly-traded company.

Selling and Distribution Expenses. Selling and distribution expenses consist primarily of salaries and related expenditures of our sales and marketing organization; sales commissions; costs of our marketing programs, including public relations, advertising and trade shows; and an allocation of our facilities and depreciation expenses. Selling expenses increased by 5.92%, from ¥5,343,840 in 2008 to ¥5,660,198 ($827,986) in 2009. This increase resulted primarily from our business expansion activities. As we continued to solidify our business relationship with other companies, we required extensive marketing efforts and incurred the costs associated therewith. At present, we are expanding our business in Jidong and North West district. In order to successfully increase the scope of our client base, we expect that our selling expenses will correspondingly increase. Selling expenses were 8.13% of total revenues in 2008 and 7.48% of total revenues in 2009. This slight decrease resulted from the fact that during 2008 and 2009, we were able to generate additional revenues from our existing client base (CNPC and Sinopec) without increasing our marketing efforts. As we increase the scope of our client base over the next several years, we expect to see our selling expenses as a percentage of revenue increase as a result, in part, of our expanded marketing efforts. We expect that our marketing efforts will require expenditures for a period of time before resulting in additional sales.

Income from Operations. Income from operations was ¥18,634,523 ($2,725,900) for the year ended June 30, 2009, an 11.58% increase from ¥16,701,234 for the same period in 2008. This increase in income from operations can be attributed primarily to the increase in sales volume to CNPC and Sinopec.

Subsidy Income. We received grants from the local government. For the year ended June 30, 2009, we received ¥2,038,015 ($298,125) subsidy income, a large increase compared to the year 2008. These grants were given by the government to support local software companies’ operation and research and development. Grants related to research and development projects are recognized as subsidy income in the combined and consolidated statements of operations when related expenses are recorded. We plan to arrange more research projects to continue to seek such subsidy income in the future.

Income Tax Expense. Income taxes are provided for based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. A valuation allowance is recorded against deferred tax assets if it is not likely that the asset will be realized. In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The adoption of this interpretation had no material effect on the Company’s financial statements.

We have not been subject to any income taxes in the United States or the Cayman Islands. Enterprises doing business in PRC are generally subject to enterprise income tax at a rate of 25%.

Due to Nanjing Recon’s location in a State Standard High Technology Development Zone, it was granted a certification of High Technology Enterprise and was taxed at a rate of 15% for taxable income generated and was 50% exempt from this income tax from 2005 to 2007. The high-technology company certificate issued by the Science and Technology Bureau of Jiangsu Province to Nanjing Recon expired December 19, 2009. This certificate entitled us to preferential tax treatment of 15% enterprise income tax (“EIT”). We have submitted an application to renew our high-tech status certificate in May 2010 and expect to receive the approval in July 2010. The loss of this certificate may result in the Company paying an additional 10% EIT on its taxable income. While we await renewal of this certificate, we are subject to a 25% EIT rate; however, upon renewal, the 15% EIT rate will be applied retroactively. For this reason, we present our effective EIT for Nanjing Recon at 15%. If Nanjing Recon’s application were not approved, we would need to pay an additional amount of taxes to cause Nanjing Recon’s effective EIT rate to be 25%.

ENI is subject to a 25% earned income tax (“EIT”) rate. BHD also pays the statutory rate of 25%. We had minimal operations in jurisdictions other than the PRC. Income tax expense for years ended June 30, 2008 and 2009 were ¥4,665,897 and ¥3,677,887 ($538,474), respectively. This decrease resulted from (1) our ability to deduct certain expenses from our revenue according to a newly-released Chinese tax policy; and (2) the reduction of our effective EIT rate according to new Chinese tax laws. We expect that our effective EIT rate will vary, depending on which of our Domestic Companies generate greater revenues, as an increased percentage of revenues from ENI or BHD will result in our effective rate moving closer to BHD’s and ENI’s 25% rate and away from Nanjing Recon’s 15% rate.

Interest Income. Our interest income represents the interest accrued as a result of bank deposits. Our interest income decreased from ¥18,963 in 2008 to ¥15,159 ($2,217) in 2009. We expect that our interest income will dramatically increase in the near future as we will earn interest on the proceeds of our initial public offering pending application thereof.

Income from Continuing Operations. As a result of the factors described above, income from continuing operation was ¥15,256,875 ($2,231,809) for the year in 2009, an increase of ¥4,155,975, or 37.44%, from ¥11,100,900 for 2008.

Discontinued Operations. At the end of the second quarter of fiscal 2009, our Company completed the sale of Inner Mongolia Adar Energy Technology, Ltd. and Beijing Weigu Windows Co. which were both the majority-owned subsidiaries of BHD as well as Xiamen Recon Technology Development, Ltd., which was the majority-owned subsidiary of Nanjing Recon. In the fourth quarter of 2008, we determined that these three subsidiaries met the criteria for classification as discontinued operations. The gain on the disposal of these subsidiaries and the financial results associated with 2008 and prior periods are included in discontinued operations.

Net Income Available For Ordinary Shareholders. As a result of the factors described above, net income available for ordinary shareholders was ¥15,205,321 ($2,224,268) for the year in 2009, an increase of ¥3,625,017, or 31.3%, from ¥11,580,304 for 2008.

Nine Months Ended March 31, 2010 Compared to Nine Months Ended March 31, 2009

Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

Revenues. Our total revenues increased by approximately 58.97% or ¥36,662,415 ($5,363,060), from ¥62,171,642 ($9,094,607) for the nine months ended March 31, 2009 to ¥98,834,057 ($14,457,667) for the nine months ended March 31, 2010. The sales of our hardware products drove our revenue growth. We believe our software and service business are likely to play a large role in future revenues. Most of the increase of revenue was a result of our cooperation with new clients.

Cost of Revenues. Our cost of revenues increased from ¥37,608,500 ($5,501,456) in the nine months ended March 31, 2009 to ¥56,007,688 ($8,192,930) for the same period of 2010, an increase of ¥18,399,188 ($2,691,474) or 48.92%. As a percentage of revenues, our cost of revenues decreased from 60.49% in 2009 to 56.67% in 2010. Our focus on solutions with comparatively higher margins, such as our software and service solutions, allowed our cost of revenues to decrease as a percentage of revenues, even as our business grew. We expect this trend will continue, provided we are able to continue to grow our higher-margin solution revenues.

Gross Margin. For the nine months ended March 31, 2010, our gross margin increased to ¥42,826,369 ($6,264,737) from ¥24,563,142 ($3,593,151) for the same period in 2009, an increase of ¥18,263,227 ($2,671,586) or approximately 74.35%. For the nine months ended March 31, 2010, our gross margin as a percentage of revenue increased to 43.33%, from 39.51% for the same period ended March 31, 2009. This increase in gross margin can be attributed primarily to the increase in sales volume to CNPC and Sinopec, combined with the development of our lower cost software and service business. During this period, we entered into many new software contracts in the Sichuan province of China. The growth of our market share and increase in average revenue per contract has made it possible for us to take advantage of economies of scale. We believe this increase in sales volume resulted, in part, from the Chinese government’s policy of improving safety and security in the energy industry.

General and Administrative Expenses. General and administrative expenses increased 153.47%, or ¥5,935,728 ($868,292), from ¥3,867,763 ($565,785) in the nine months ended March 31, 2009 to ¥9,803,491 ($1,434,077) for the same period of 2010. General and administrative expenses were 6.22% of total revenues in 2009 and 9.92% of total revenues in the first nine months of 2010. This percentage increase was primarily attributable to an increase in audit fees, attorney fees, and IR expenses.

Selling and Distribution Expenses. Selling and distribution expenses increased by 58.76%, from ¥4,760,272 ($696,343) for the nine months ended March 31, 2009 to ¥7,557,188 ($1,105,482) for the same period of 2010. This increase resulted primarily from our business expansion activities. As we continued to solidify our business relationships with other companies, we required extensive marketing efforts and incurred the costs associated therewith. In order to successfully increase the scope of our client base, we established new local offices in different areas of China. We expect that our selling and distribution expenses will correspondingly increase. Selling and distribution expenses were 7.66% of total revenues in the nine months ended March 31, 2009 and 7.65% of total revenues in the same period of 2010.

Income from Operations. Income from operations was ¥25,465,690 ($3,725,178) for the nine months ended March 31, 2010, compared to ¥15,935,107 ($2,331,023) for the same period of 2009, an increase of ¥9,530,583 ($1,394,155) or 59.81%. This increase in income from operations can be attributed primarily to the increase in sales volume to CNPC and Sinopec. In spite of (i) the seasonality of our business, (ii) our historical performance and (iii) the increase in expenses during the period, we recognized a significant increase in income from operations.

Subsidy Income. We receive grants from the local government. For the nine months ended March 31, 2010, we received ¥1,178,034 ($172,325) in subsidy income a decrease of 42.20% compared to ¥2,038,015 for the same period in 2009. These grants were given by the government to support local software companies’ operation and research and development. Grants related to research and development projects are recognized as subsidy income in the consolidated statements of operations when related expenses are recorded. This income typically increases at the end of the year.

Provision for Income Taxes. Provision for income taxes for the nine months ended March 31, 2009 and 2010 were ¥3,481,115 ($509,225) and ¥7,189,566 ($1,051,706), respectively. This resulted from our increased revenues from sales and our profitable operations. In light of the fact that BHD began receiving the favorable tax rate of 15%, rather than the standard rate of 25% in 2010, we expect our effective EIT rate to vary depending on which of our domestic companies generate greater revenues. An increased percentage of revenues from BHD or Nanjing Recon will result in our effective rate moving closer to the 15% rate and away from the 25% rate of ENI.

Income from Continuing Operations. As a result of the factors described above, income from continuing operations was ¥19,821,690 ($2,899,561) for the nine months ended March 31, 2010, an increase of ¥5,469,480 ($800,088) or 38.11% over the same period of 2009.

Loss from Discontinued Operations. At the beginning of the fiscal year 2009, we completed the sale of Inner Mongolia Adar Energy Technology, Ltd. and Beijing Weigu Windows Co. which were both the majority-owned subsidiaries of BHD, as well as Xiamen Recon Technology Development, Ltd., which was the majority-owned subsidiary of Nanjing Recon. In the second quarter of fiscal year 2009, we determined that these three subsidiaries met the criteria for classification as discontinued operations. The loss on the disposal of these subsidiaries and the financial results associated with the fiscal year 2009 and prior periods are included in discontinued operations.

Net Income Available for Ordinary Shareholders. As a result of the factors described above, net income available for ordinary shareholders was ¥17,502,923 ($2,560,367) for the nine months ended March 31, 2010, an increase of ¥5,219,278 ($763,488) or 42.49% over the same period of 2009.

Liquidity and Capital Resources.

General

Cash and Cash Equivalents. Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months. On March 31, 2010, we had cash and cash equivalents in the amount of ¥22,292,927 ($3,261,059). We believe that current cash, cash equivalents, anticipated cash flow from operations and the proceeds from our initial public offering will be sufficient to meet our anticipated cash needs, including cash needs for working capital and capital expenditures for the remainder of the 2010 fiscal year. We expect that our plan to assume new larger, more capital intensive projects will require us to raise additional funds in the future beyond those we currently possess.

Indebtedness. As of March 31, 2010, except for ¥7,750,538 ($1,133,766) of notes payable, we did not have any other outstanding loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities or similar indebtedness, liens, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, guarantees or other material contingent liabilities. In addition, there has not been any material change in our indebtedness, commitments and contingent liabilities since June 30, 2009.

Holding Company Structure. We are a holding company with no operations of our own. All of our operations are conducted through our Chinese subsidiary. As a result, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid. In addition, Chinese legal restrictions permit payment of dividends to us by our Chinese subsidiary only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our subsidiary is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our subsidiaries’ registered capital. These funds may be distributed to shareholders at the time of its wind up. When we were incorporated in the Cayman Islands in August 2007, 5,000,000 ordinary shares were authorized, and 50,000 ordinary shares were issued to Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi, at a par value of $0.01 each. On December 10, 2007, our company sold 2,632 ordinary shares to an investor at an aggregate consideration of $200,000. On June 8, 2009, in connection with our initial public offering, the Board of Directors approved a 42.7840667-to-1 split of ordinary shares and redeemable ordinary shares to shareholders of record as of such date. After giving effect to the share split and the completion of our initial public offering, we had 3,951,811 ordinary shares outstanding.

Off-Balance Sheet Arrangements. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Capital Resources. To date we have financed our operations primarily through cash flows from financing operations. As of March 31, 2010 we had total assets of ¥170,620,753 ($24,958,785), of which cash amounted to ¥22,292,927 ($3,261,059), and net accounts receivable amounted to ¥87,749,487 ($12,836,191). Working capital amounted to ¥113,795,633 ($16,646,280) and shareholders’ equity amounted to ¥115,300,700 ($16,866,444). The current ratio equaled 3.06, up from 1.90 at June 30, 2009.

Cash from Operating Activities. Net cash used in operating activities was ¥41,506,878 ($6,071,719) in the nine months ended March 31, 2010. Compared to the cash amount used in the operating activities for the nine months ended March 31, 2009, this was an increase of ¥38,642,241 ($5,652,673) or 1,348.94%. This increase was driven by (i) an increase in trade accounts receivable and (ii) the purchase of goods paid for in advance. The increase of receivables reflects the seasonal nature of our business. Our receivables typically increase in the first half calendar year, and we typically receive payments near the end of the calendar year, decreasing receivables. The reason for this seasonality is that most of our customers are Chinese state-owned companies and their payment of purchase follows the national budget, which only allows allocation to the operating oil field subsidiaries after July. If our customers’ budget cycles were to change, our seasonality would likewise be affected.

The increase in receivables was primarily due to an increase in business contracts in fiscal 2009 and the first nine months of fiscal 2010. The increase in inventory purchased in advance was due to hardware purchases. The increase in accounts payable and accrued liabilities was due to increased purchases of raw materials and other goods. To protect our liquidity, we seek to pay our suppliers as shortly before payments are due as practicable. Both changes in account receivables and payables reflect the seasonal nature of our business. Our revenue has been subject to high seasonality and the revenue recognized in the first quarter is usually the smallest in proportion to that for the whole year in most cases, due to our clients’ budgeting and planning schedule. Nevertheless, we continued to experience steady demand for our services from our oil industrial client base.

Cash from Investing Activities. Net cash used in investing activities was ¥370,842 ($54,248) for the nine months ended March 31, 2010, a decrease of ¥1,767,051 ($258,488) compared to the same period in 2009. This decrease in cash used in investing activities was primarily due to accounts payable that were written off through agreements to offset credits and debts against one another.

Cash from Financing Activities. Cash flows provided by financing activities amounted to ¥61,471,426 ($8,992,178) for the nine months ended March 31, 2010 and cash flows provided by financing activities amounted to ¥2,016,032 ($294,910) for the nine months ended March 31, 2009. Our financing activities during this period included receipt of proceeds from our IPO.

Working Capital. Total current assets at March 31, 2010 amounted to ¥169,115,685 ($24,738,621), an increase of approximately ¥93,889,863 ($13,734,419) compared to ¥75,225,822 ($11,004,201) at June 30, 2009. The increase was attributable mainly to an increase in the amount of trade receivables resulting from higher revenues, increased inventories and our IPO.

Current liabilities amounted to ¥55,320,053 ($8,092,341) at March 31, 2010, in comparison to ¥39,594,476 ($5,791,969) at June 30, 2009. This increase is attributable to an increase in the number of projects we have undertaken and our need to order materials for those projects. Also, taxes payable increased significantly, and if we paid that amount at the end of 2009, our working capital might have been affected negatively. In addition, contracts signed during this period featured more guaranteed amounts. The deferred income also increased, leading to an increase of current liabilities.

The current ratio increased from 1.90 at June 30, 2009 to 3.06 at March 31, 2010. The change in our current ratio was primarily due to the IPO. We believe that this changing trend in the current ratio indicates strong operating liquidity for us.

Recently Enacted Accounting Standards

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (ASC Topic 810), which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in net income and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in net income. SFAS No. 160 is effective for the Company beginning July 1, 2009, and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The Company believes the adoption of SFAS No. 160 will not have a material impact on the financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (ASC Topic 805), Business Combinations, which replaces SFAS No. 141 (ASC Topic 805). The statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized as a result of business combinations. It also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred. In April 2009, the FASB issued FSP FAS 141(R)-1 (ASC Topic 805-10) which amends SFAS No. 141(R) (ASC Topic 805) by establishing a model to account for certain pre-acquisition contingencies. Under the FSP, an acquirer is required to recognize at fair value an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, then the acquirer should follow the recognition criteria in SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss – an interpretation of FASB Statement No. 5. SFAS No. 141(R) (ASC Topic 805) and FSP FAS 141(R)-1 (ASC Topic 805-10) are effective for us beginning July 1, 2009, and will apply prospectively to business combinations completed on or after that date. The impact of the adoption of SFAS No. 141(R) (ASC Topic 805-10) and FSP FAS 141(R)-1 (ASC Topic 805-10) will depend on the nature of acquisitions completed after the date of adoption.

In December 2008, the FASB issued FSP 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (ASC Topic 860), which promptly improves disclosures by public companies until the pending amendments to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (ASC Topic 860) and FIN No. 46, Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 (FIN 46(R)) (ASC Topic 810), are finalized and approved by the FASB. The FSP amends SFAS No. 140 to require public companies to provide additional disclosures about transfers of financial assets and variable interests in qualifying special-purpose entities. It also amends FIN 46(R) to require public companies to provide additional disclosures about their involvement with variable interest entities. This FSP is effective for reporting periods ending after December 15, 2008. The Company is currently assessing the effect of SFAS 140-4 (ASC Topic 860-10) and FIN 46(R)-8 (ASC Topic 810-10) on its consolidated financial position and results of operations.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), which is effective for the Company beginning July 1, 2010. This Statement amends Financial Accounting Standards Board Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities an interpretation of ARB No. 51, to require revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. The Company believes the adoption of this pronouncement will not have a material impact on the financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles or SFAS No. 168. SFAS No. 168 (ASC Topic 105) will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related accounting literature. SFAS No. 168 (ASC Topic 105) reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant SEC guidance organized using the same topical structure in separate sections. SFAS No. 168(ASC Topic 105) will be effective for financial statements issued for reporting periods ending after September 15, 2009. This will have an impact on the Company’s financial disclosures since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

In 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (ASC Topic 820) which defines fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. This guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. It does not expand or require any new fair value measures; however the application of this statement may change current practice. We adopted this guidance for financial assets and liabilities effective January 1, 2008 and for non financial assets and liabilities effective January 1, 2009. The adoption, which primarily affected the valuation of our derivative contracts, did not have a material effect on our financial condition or results of operations.

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

•

FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (ASC Topic 820-10-65). This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

•

FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (ASC topic 320-10-65). This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings) and 2) all other amounts (recorded in Other comprehensive income).

•

FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (ASC Topic 320-10-65). This update requires fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value on a quarterly basis.

We adopted these updates effective June 30, 2009 and the adoption did not have a material effect on our financial condition or results of operations.

In August 2009, FASB issued ASU No. 2009-05 which amends Fair Value Measurements and Disclosures – Overall (ASC Topic 820-10) to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, and a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for our fourth quarter 2009.

OUR BUSINESS

General

We are a provider of computer software and hardware solutions to companies in the petroleum mining and extraction industry. We provide services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction.

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. The Domestic Companies’ and our automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oil fields. The Domestic Companies’ and our solutions allow our customers to locate productive oil fields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil through the mining process.

Market Background

China is the world’s second-largest consumer of petroleum products, third-largest importer of petroleum and sixth-largest producer of petroleum. In the last twenty years, China’s demand for oil has more than tripled, while its production of oil has only modestly increased. China became a net importer of petroleum in 1983, and, as a result, oil production in China has been aimed at meeting domestic requirements. The oil industry in China is dominated by three state-owned holding companies: China National Petroleum Corporation (CNPC), China Petroleum and Chemical Corporation (Sinopec) and China National Offshore Oil Corporation (CNOOC). Foreign companies have also recently become involved in China’s petroleum industry; however, according to Chinese law, China’s national oil companies may take a majority (or minority) stake in any commercial discovery. As a result, the number of major foreign companies involved in the industry is relatively limited: Agip, Apache, BP, ChevronTexaco, ConocoPhillips, Eni, ExxonMobil, Husky Energy, Kerr-McGee, Mitsubishi, Royal Dutch Shell, Saudi Aramco, and Total.

In the past, China’s petroleum companies mined for petroleum by leveraging its abundance of inexpensive labor, rather than focusing on new technologies. For example, a typical, traditional oil field with an annual capacity of 1,000,000 tons would require between 10,000 and 20,000 laborers. By contrast, when Baker CAC products were employed to explore and automate Cainan Oil Field, a desert oil field in Xinjiang, annual capacity for the field reached 1,500,000 tons. Moreover, only 400 employees were required to manage the oil field. After the introduction of Baker CAC’s products into China’s petroleum industry, Chinese companies have also sought to provide automation solutions.

In the primary oil recovery stage, oil pressure in an oil reservoir may be high enough to force oil to the surface. Approximately 20% of oil may be harvested at this stage. The secondary oil recovery stage accounts for another 5% to 15% of oil recovery and involves such efforts as pumps to extract petroleum and injection of water, natural gas, carbon dioxide or other gasses into the oil reservoir to force oil to the surface. Most oil fields in China have now entered into the tertiary stage of oil recovery, at which oil extraction becomes increasingly difficult and inefficient. Tertiary recovery generally focuses on decreasing oil viscosity to make extraction easier and accounts for between 5% and 15% of oil recovery. Our efforts in tertiary recovery focus on reducing water content in crude oil in order to make extraction more efficient.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by roughly 9 million people per year. The country’s gross national product has grown at a rate of approximately 9 percent for more than 25 years, making it the fastest growth rate for a major economy in recorded history. In the same 25 year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The tremendous potential of this market is noted by the fact that 400 of the world’s largest 500 companies are investing in China.

China’s economy experienced overall growth of only 8.7% in 2009, its lowest growth rate in eight years, down from growth rates of 9.6% in 2008 and 13% in 2007. The global financial crisis has significantly decreased demand for Chinese exports, resulting in factory closures and losses of millions of jobs. This 8.7% growth rate is well above the 7.2% rate predicted by the World Bank and also exceeds the 8% rate the Chinese government had predicted and said would be necessary to avoid significant further job losses. While China’s growth rate has fallen, China’s growth rate remains well above the World Bank’s forecast for decline of 1.5% for the world economy in 2009.

Our Products

Recon-JN, through the Domestic Companies, provides services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed our own specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. We derive the majority of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. These products and services include:

•

RSCADA. RSCADA is Nanjing Recon’s industrial computerized process control system for monitoring, managing and controlling petroleum extraction. RSCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Oil Field Water Finding/Blocking Technology. BHD has developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve efficiency and profitability in extraction, BHD has developed technology to reduce the amount of water in its clients’ extracted petroleum.

•

High-Efficiency Heating Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, comparatively safe and highly heat efficient (90% efficiency).

•

Multi-Purpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve its ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. BHD has developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46% and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

•

Acoustic pipeline monitoring system. Nanjing Recon’s acoustic oil and gas pipeline safety monitoring system has been widely used by Sinopec. We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

ISO9000 Certification

We have received ISO9000 certifications for several of our processes. The International Organization for Standardization consists of a worldwide federation of national standards bodies for approximately 130 countries, and the ISO9000 certification represents an international consensus of these standards bodies, with the aim of creating global standards of product and service quality. We have received ISO9000 certification for the following:

•	Nanjing Recon has received certification for the development and service of RSCADA.

•

ENI has received certification for the distribution service of instruments, valves, transformation and transmission apparatus, electromechanical equipment, and a pipeline leak hunting system with sound wave for oil fields and oil field assistant agents.

•	BHD has received certification for high efficiency heating furnaces, import burners, and manometer surrogate rendition and service.

Customers

We have provided services to Sinopec and CNPC, the two major Chinese state-owned companies responsible for on-shore petroleum mining and extraction. We have conducted automation projects for plants in three of China’s four highest producing oil fields, Daqing, Shengli and Xinjiang. We have undertaken the automation projects at the following locations, among others:

Sinopec

•	Jiangsu Oil Field

•	Shengli Oil Field

•	Xinjiang Oil Field

•	Zhongyuan Oil Field

•	Sichuan Oil Field

•	Jianghan Oil Field

•	Puguang Oil Field

We provide products and services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 33.84% and 49.02% of our revenues in 2008 and 2009, respectively, and any termination of our business relationships with Sinopec would materially harm our operations.

CNPC

•	Huatugou Oil Field

•	Qinghai Oil Field

•	Sebei Gas Field

•	Luliang Oil Field

•	Tuha Oil Field

•	Daqing Oil Field

•	Jidong Oil Field

We provide products and services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 59.82% and 43.11% of our revenues in 2008 and 2009, respectively, and any termination of our business relationships with CNPC would materially harm our operations.

Our Strengths

•	Safety of products. The automation projects we have conducted have demonstrated that our products are reliable, safe and effective at automating the petroleum extraction process.

•

Efficiency of technology. We believe our technology increases efficiency and profitability for petroleum companies by enabling them to monitor, manage and control petroleum extraction; increase the amount of petroleum extracted and reduce impurities in extracted petroleum.

•

Ability to leverage our knowledge of Chinese business culture. Many of our competitors are based outside of China. As the Domestic Companies are based in China, we are in a unique position to emphasize Chinese culture and business knowledge to obtain new customers and new agreements with existing customers. We believe that many Chinese businesses, including state-owned companies like Sinopec and CNPC, would prefer to hire a Chinese company to assist in their business operations if a Chinese company exists with the ability to fulfill their needs on a timely and cost-efficient basis. In addition, our knowledge of Chinese culture allows us to anticipate and adapt to Chinese oil field management methods. We provide our software solutions in Mandarin for the benefit of our Chinese customers, and all of our customer support is available from fluent personnel.

•

Experienced, successful executive management team. Our executive management team has significant experience and success in the petroleum automation industry. They will be able to draw on their knowledge of the industry and their relationships in the industry.

•

Ability to leverage China’s cost structure. As a Chinese company, we believe we can operate our business more cost effectively because all of our employees, operations and assets are located in China, resulting in lower labor, development, manufacturing and rent costs than we believe we would incur if we also maintained operations abroad. We expect these costs savings will be reflected in lower costs to our customers for comparable products.

•	Ownership of our intellectual property. Because we own our intellectual property, we are able to avoid licensing fees or contravening licensing agreements.

Our Strategies

Our goal is to help our customers improve their efficiency and profitability by providing them with software and hardware solutions and services to improve their ability to locate productive oil reservoirs, manage the oil extraction process, reduce extraction costs, and enhance recovery from extraction activities. Key elements of our strategies include:

•

Increase our market share in China. We believe that as the Chinese economy and oil industry continue to develop, Chinese petroleum extraction automation companies will compete with international businesses at an increasing rate. Consequently, we believe we will have opportunities to take market share from foreign companies by developing positive business relationships in China’s petroleum mining and extraction industry. We will also use strategic advertisements, predominantly in China’s northeast and northwest, where China’s major oil fields are located, to increase our brand awareness and market penetration. We will continue to develop new technologies designed to improve petroleum mining and extraction efficiency and profitability for our customers.

•

Focus on higher-profit subsection of market. While we plan to continue to provide services to all of our clients, we believe that we may improve our profit margins by focusing a higher portion of our advertising and promotions at those sub-divisions of our industry that have traditionally held the highest profit margins.

•

Offer services to foreign oil fields contracted by Chinese petroleum companies. As Sinopec and CNPC continue to invest in oil fields in other countries, we will focus on offering our services in these new locations based on our success in working with the companies in China.

•

Seek opportunities with foreign companies in China. Even where oil fields in China are partially operated by foreign companies, a significant number of employees will be Chinese and will benefit from our Chinese-language services. We believe our hardware and software solutions would be beneficial to any petroleum company doing business in China and will continue to market to foreign companies entering the Chinese market.

•

Provide services that generate high customer satisfaction levels. Chinese companies in our market are strongly influenced by formal and informal referrals. We believe that we have the opportunity to expand market share by providing high levels of customer satisfaction with our current customers, thereby fostering strong customer referrals to support sales activities.

Competition

We face competition from a variety of foreign and domestic companies involved in the petroleum mining automation industry. While we believe we effectively compete in our market, our competitors hold a substantial market share.

A few of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and other resources than we do, which could provide them with a significant competitive advantage over us. We cannot guarantee that we will be able to compete successfully against our current or future competitors in our industry or that competition will not have a material adverse effect on our business, operating results and financial condition.

Our primary domestic competitors include the following:

•	Beijing Satellite Science & Technology Co., Ltd. (“BSS”). BSS has been retained to provide RSCADA system integrations for platforms at Shengli Oil Field at sea.

•

Beijing Echo Technologies Development Co., Ltd. (“BET”). BET provides a combination of software and hardware products for industrial automatic control systems in the petroleum industry. BET currently engages in research and development of software and hardware applied to industrial automatic control systems, manufacturing and installation of industrial automation instruments and integration of automatic control products.

•

Beijing Golden-Time Petroleum Measurement Technology Co., Ltd. (“BGT”). BGT develops analysis software used in oil fields but does not yet, to our knowledge, produce a substantial amount of hardware products.

•	Jinan GigaNano Industry Co., Ltd. (“JGI”). JGI has developed a ratio monitoring system to provide real time measurement and recording of oil extraction operating parameters.

Our primary foreign competitors include the following:

•

Schlumberger Limited (“Schlumberger”). Schlumberger is an oilfield services provider for oil and gas companies around the world. Schlumberger recently launched a family of multistage fracturing and completion services, which have integrated stimulation technologies.

•	Baltur Technologie Per IL Clima (“Baltur”). Baltur designs advanced products for the high performance burner, boiler and air conditioning markets.

•

Honeywell International, Inc. (“Honeywell”). Honeywell provides diversified products and services including aerospace products and services, control technologies for buildings, homes and industry, automotive products, turbochargers, and specialty materials.

•	Emerson Process Management (“Emerson”). Emerson is a global supplier of products, services, and solutions that measure, analyze, control, automate, and improve process-related operations.

•

Rockwell Automation, Inc. (“Rockwell”). Rockwell provides industrial automation power, control and information solutions to a wide range of industries. Rockwell provides both stand-alone, industrial components and enterprise-wide integrated systems.

Research and Development

We focus our research and development efforts on improving our development efficiency and the quality of our products and services. As of June 8, 2010, our research and development team consisted of six experienced engineers, developers and programmers. In addition, some of our support employees regularly participate in our research and development programs.

In the fiscal years ended June 30, 2009 and 2008, respectively, we spent ¥420,166 ($61,516) and ¥101,288, respectively, on research and development activities.

Intellectual Property

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology. The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of the Domestic Companies’ and our technology. We seek to protect the source code to the Domestic Companies’ and our software, documentation and other written materials under trade secret and copyright laws. While we actively take steps to protect the Domestic Companies’ and our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of the Domestic Companies’ and our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.

We license the Domestic Companies’ and our software products under signed license agreements that impose restrictions on the licensee’s ability to utilize the software and do not permit the re-sale, sublicense or other transfer of the software. Finally, we seek to avoid disclosure of the Domestic Companies’ and our intellectual property by requiring employees and independent consultants to execute confidentiality agreements.

Although the Domestic Companies and we develop our software products, each is based upon middleware developed by third parties. We integrate this technology, licensed by our customers from third parties in our software products. If our customers are unable to continue to license any of this third party software, or if the third party licensors do not adequately maintain or update their products, we would face delays in the releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our software products. These delays, if they occur, could harm our business, operating results and financial condition.

There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe their intellectual property. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. In addition, we may find it necessary to initiate claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. Although the Domestic Companies and we may disclaim certain intellectual property representations to our customers, these disclaimers may not be sufficient to fully protect us against such claims. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Domestic Companies and us to enter into royalty or license agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by the Domestic Companies’ and our products. We have never lost an infringement claim and our costs to defend such lawsuits have been insignificant. Although it is possible that in the future third parties may claim that our current or potential future software solutions or we infringe on their intellectual property, we do not currently expect a significant impact on our business, operating results, or financial condition.

We market our products under the following trademarks which are registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce. We currently own or have applied for the following trademarks:

1. Trademark of “Senior” valid from May 14, 2005 until May 13, 2015;

2. Trademark of “BHD” valid from November 7, 2003 to November 6, 2013;

3. We have submitted the trademark application of “Recon” on August 17, 2009. The application was accepted by the PRC Trademark Bureau and is currently under review process. We anticipate the approval may be granted in the first half year of 2012.

We own the following eight patents registered with the State Intellectual Property Office which are applied on our automated services products for the petroleum extraction industry:

1. Patent of eccentric water distributor valid until February 8, 2011;

2. Patent of oilfield wastewater degreasing treatment plant valid until May 15, 2013;

3. Patent of fracturing packer valid until August 5, 2018;

4. Patent of pressure phase transition furnace valid until June 3, 2019;

5. Patent of vacuum furnace phase transition valid until August 5, 2019;

6. Patent of heavy oil pipeline valid until June 17, 2015;

7. Patent of automatically adjusting negative pressure burner valid until July 22, 2019; and

8. Patent of wireless data instrument diagram valid until December 10, 2018;

We have registered the following software products with the State Intellectual Property Office:

1. Recon flow control computer monitoring system software was registered and published on February 8, 2008;

2. Recon SCADA field monitoring and data acquisition system software version 2 was published on August 18, 2003, and version 3 was registered and published on April 5, 2008.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such pending or threatened legal proceedings, claims, regulatory inquiries or investigations that we believe will have a material adverse affect on our business, financial condition or operating results.

Environmental Matters

We have not incurred material expenses in connection with compliance with Chinese environmental laws and regulations. We do not anticipate expending any material amounts for such compliance purposes for the remainder of our current or succeeding fiscal year.

China’s Intellectual Property Rights Enforcement System

In 1998, China established the State Intellectual Property Office (“SIPO”) to coordinate China’s intellectual property enforcement efforts. SIPO is responsible for granting and enforcing patents, as well as coordinating intellectual property rights related to copyrights and trademarks. Protection of intellectual property in China follows a two-track system. The first track is administrative in nature, whereby a holder of intellectual property rights files a complaint at a local administrative office. Determining which intellectual property agency can be confusing, as jurisdiction of intellectual property matters is diffused throughout a number of government agencies and offices, with each typically responsible for the protection afforded by one statute or one specific area of intellectual property-related law. The second track is a judicial track, whereby complaints are filed through the Chinese court system. Since 1993, China has maintained various intellectual property tribunals. The total volume of intellectual property related litigation, however, remains small.

Although there are differences in intellectual property rights between the United States and China, of most significance to our company is the inexperience of China in connection with the development and protection of intellectual property rights. Similar to the United States, China has chosen to protect software under copyright law rather than trade secrets, patent or contract law. As such, we will attempt to protect our most significant intellectual property pursuant to Chinese laws that have only recently been adopted. Unlike the United States, which has lengthy case law related to the interpretation and applicability of intellectual property law, China has a less developed body of relevant intellectual property case law.

Regulation on Software Products

On March 1, 2009, the Ministry of Industry and Information Technology of China issued the Administrative Measures on Software Products, or the Software Measures, which became effective as of April 10, 2009, to strengthen the regulation of software products and to encourage the development of the Chinese software industry. Under the Software Measures, a software developer must have all software products imported into or sold in China tested by a testing organization supervised by the Ministry of Industry and Information Technology. The software industry authorities in provinces, autonomous regions, municipalities and cities with independent planning are in charge of the registration, report and management of software products. Software products can be registered for five years, and the registration is renewable upon expiration. Although Nanjing Recon’s current software products were registered in 2008, there can be no guarantee that the registration will be renewed in 2013 or that the Domestic Companies’ and our future products will be registered.

Regulation of Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Copyright. China adopted its first copyright law in 1990. The National People’s Congress amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection to software products, among others. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. Unlike patent and trademark registration, copyrighted works do not require registration for protection. Protection is granted to individuals from countries belonging to the copyright international conventions or bilateral agreements of which China is a member. Nanjing Recon has two copyrights for software programs.

Trademark. The Chinese Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership. The Domestic Companies and we have registered a number of product names with the Trademark Office.

Regulations on Foreign Exchange

Foreign Currency Exchange. The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the PRC Ministry of Commerce or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Regulation of Dividend Distribution. The principal regulations governing the distribution of dividends by foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001).

Under these regulations, foreign investment enterprises in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Notice 75. On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

PRC residents who control our company are required to register with SAFE in connection with their investments in us. Such individuals completed this registration in 2007, and 2008, as amended. If we use our equity interest to purchase the assets or equity interest of a PRC company owned by PRC residents in the future, such PRC residents will be subject to the registration procedures described in Notice 75.

Regulations on Foreign Investment in Automation Service Industry and Oil Exploration and Extraction Industry in PRC

In accordance with the Catalogue of Industries for Guiding Foreign Investment (Revised 2007), the oil and gas automation service industries are in the catalogue of permitted industries, and thus there are no restrictions on foreign investment in such industry. In addition the following industries are encouraged for foreign investment in China:

•

Manufacturing of equipment for oil prospecting, well drilling, and centralized transportation: floating well drilling system and floating production system operating at a water depth over 500m, seabed oil extraction & centralized transportation equipment operating at a water depth over 600m, deep-water oil driller with winch power over 3000KW, top driving power over 850KW and drilling pump power over, land-based oil driller & desert-based oil driller for drilling wells deeper than 9000m, 80 ton or bigger reciprocating piston compressor for use in oil refineries with a capacity of 10 million tons/year, CNC oil well measuring instrument, and oil drilling mud-hole equipment.

•	Exploration and exploitation of oil and natural gas with venture capital (limited to equity joint ventures and cooperative joint ventures);

•	Development and application of new technologies that increase the recovery ratio of crude oil (limited to equity joint ventures and cooperative joint ventures);

•

Development and application of new oil exploration and exploitation technologies such as geophysical exploration, drilling, well logging, and downhole operation, etc. (limited to cooperative joint ventures); and

•	Exploration and development of unconventional oil resources such as oil shale, oil sands, heavy oil, and excess oil (limited to cooperative joint ventures).

Employees

As of June 8, 2010, we had 118 employees, all of whom were based in China. Of the total, 17 were in management, 39 were in technical support and research and development, 30 were engaged in sales and marketing, 14 were in financial affairs, and 18 were in administration. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Insurance

We do not have any business interruption, litigation or natural disaster insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. Business or product liability claims or potential regulatory actions could materially and adversely affect our business and financial condition. See “Risk Factors—Foreign Operational Risks—We do not have business interruption, litigation or natural disaster insurance.”

We do, however, pay certain required insurance amounts in connection with our employees’ wages. The amount and types of insurance we must provide under Chinese and local requirements vary by the location of each of the Domestic Companies. The following table summarizes the types of insurance paid for each of the Domestic Companies:

Nanjing Recon

Housing Fund

Pension

Unemployment Insurance

Medical Insurance

Occupational Injury Insurance

Maternity Insurance

BHD

Pension

Unemployment Insurance

Medical Insurance

Occupational Injury Insurance

ENI

Pension

Unemployment Insurance

Medical Insurance

Occupational Injury Insurance

Maternity Insurance

Facilities

We currently operate in four facilities throughout China. Our headquarters are located in Beijing.

Office	Address	Rental Term	Space
Headquarters	Jinglongguoji Mansion, 19th Floor Chaoyang District Beijing, PRC	July 1, 2009 to June 30, 2010	220 square meters

Nanjing Recon	Yongfeng Mansion, 14th Floor No. 123 Jiqing Road Nanjing City, PRC	July 10, 2009 to July 9, 2010	440 square meters

BHD	Jinglongguoji Mansion, 18th Floor Chaoyang District, Beijing, PRC	January 1, 2010 to December 31, 2010	450 square meters

ENI	Torch Industrial Garden 4th Building Jining, Shandong Province, PRC	January 1, 2010 to December 31, 2010	200 square meters

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position Held
Mr. Yin Shenping	41	Chief Executive Officer and Director
Ms. Liu Jia	27	Chief Financial Officer
Mr. Chen Guangqiang	47	Chief Technology Officer and Director
Mr. Li Hongqi	36	Chief Marketing Officer and Director
Mr. Dennis O. Laing	64	Independent Director
Mr. Nelson N.S. Wong	48	Independent Director
Mr. Hu Jijun	45	Independent Director
Ms. Liao Xiaorong	40	Independent Director

Yin Shenping. Mr. Yin is our Chief Executive Officer. In 2003 Mr. Yin founded Nanjing Recon, a Chinese company that provides services to automate and enhance the extraction of petroleum in the PRC, and has been the Chief Executive Officer since that time. Prior to founding Nanjing Recon, Mr. Yin served as a sales manager for Fujian Haitian Network Company from 1992 through 1994. Mr. Yin has founded and operated a number of companies: Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997) and Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000). In 2000, Mr. Yin merged the former Nanjing Kingsley Software Engineering Co., Ltd. into Nanjing Recon. Mr. Yin received his bachelor’s degree in 1991 from Nanjing Agricultural University in information systems. Mr. Yin has been chosen as a director because he is one of the founders of our company and we believe his knowledge of our company and years of experience in our industry give him the ability to guide our company as a director.

Liu Jia. Ms. Liu has served as our Chief Financial Officer since 2008. In 2008 Ms. Liu assisted Heilongjiang Province Jintian Group with financial due diligence, field surveys and data analysis. While in college Ms. Liu served internships in Xinghua Certified Public Accountants, Ltd.; Beijing Zhongweihuahao Accountants Affairs Office; Tiantong Securities Co., Ltd. and Industrial and Commercial Bank of China, which internships focused on auditing, accounting and data analysis. Ms. Liu received her bachelor’s degree in 2006 from Beijing University of Chemical Technology, School of Economics and Management and her master’s degree in industrial economics in 2009 from Beijing Wuzi University.

Chen Guangqiang. Mr. Chen has served as our Chief Technology Officer since 2003. Mr. Chen was a geological engineer for the Fourth Oil Extraction Plant of Huabei Oil Field from 1985 through 1993. From 1993 through 1999, Mr. Chen was a chief engineer for Xinda Company, CNPC Development Bureau. From 1999 through 2003, Mr. Chen served as the general manager of Beijing Adar. Mr. Chen received his bachelor’s degree in 1985 from Southwest Petroleum Institute. Mr. Chen has been chosen as a director because he is one of the founders of our company and we believe we can benefit from his years of engineering experience and management experience in the oil extraction industry.

Li Hongqi. Mr. Li serves as our Chief Marketing Officer. He founded Jining ENI Energy & Technology Co., Ltd. and served as Chief Marketing Officer since 2003. Mr. Li served as a sales manager for Beijing ITL Fiber-Optic Communication Technology Company from 1994 through 1997. Mr. Li served as a vice sales president for Beijing Oil-Land Trade Company from 1998 through 2003. Mr. Li received his bachelor’s degree in 1996 from the Second Artillery Force Commands Institute. Mr. Li has been chosen as a director because he is one of the founders of our company and we believe we can benefit from his management experience and marketing skills.

Nelson N.S. Wong. Mr. Wong joined our Board of Directors in 2008. In 1990 Mr. Wong joined the Vigers Group, a real estate company that provides services in valuation, corporate property services, investment advisory services, general practice surveying, building surveying, commercial, retail and industrial agency, and property and facilities management. Mr. Wong became the Vice Chairman and CEO of the Vigers Group in 1993. In 1995 Mr. Wong established the ACN Group, a business consulting firm, where he has worked continuously and continues to serve as the Chairman and Managing Partner. Mr. Wong received a bachelor’s degree in arts from the PLA Institute of International Relations in Nanjing in 1983. Mr. Wong has been chosen as a director because we believe we can benefit from his leadership skills and management experience.

Hu Jijun. Mr. Hu joined our Board of Directors in 2008. From 1988 to 2003, Mr. Hu served in a variety of positions at our No. 2 test-drill plant, including technician of installation, assets equipment work, electrical installation, control room production dispatcher, Deputy Chief Engineer of the Technology Battalion, and Deputy Director of Production. From 2003 to 2005 he served as Head of the Integrated Battalion and he is currently the Head of the Transport Battalion, Senior Electric Engineer. Mr. Hu graduated as an automated professional from the China University of Petroleum in 1988. Mr. Hu has been chosen as a director because we believe his years of experience and knowledge gained while working at our No. 2 test-drill plant will prove beneficial to the guidance of our company.

Liao Xiaorong. Ms. Liao joined our Board of Directors in 2008. From 1992 to 1993, Ms. Liao worked for the Liaohe Oilfield. From 1993 to 1995 Ms. Liao served in the Storage and Transportation Room of the Liaohe Oilfield Design Institute. From 2003 through the present, Ms. Liao has served as a Senior Engineer in the finance department of Petroleum Engineering for the Southwest Oil and Gas Branch of Sinopec. Ms. Liao received her degree in oil and gas storage and transportation projects from Southwest Petroleum University. Ms. Liao has been chosen as a director because of her financial expertise as well as her years of experience working in the oil extraction industry.

Dennis O. Laing. Mr. Laing joined our Board of Directors in 2008. Mr. Laing has practiced law in Richmond, Virginia for over 30 years and currently has his own practice, The Law Offices of Dennis O. Laing. Mr. Laing’s law practice centers upon business and corporate law with special interest in energy, healthcare and technology sectors. Mr. Laing received a bachelor’s degree in government from the University of Virginia and a law degree from the University of Richmond. Mr. Laing currently serves as a director of e-Future Information Technology Inc., an enterprise solutions software and services company that is listed on the NASDAQ Capital Market (EFUT), and Sino-Global Shipping America, Ltd., a shipping agency that is listed on the NASDAQ Capital Market (SINO). Mr. Laing has been chosen as a director because we believe his legal experience as well as his experience serving on the board of another Chinese company listed in the U.S. will be beneficial to the guidance of our company.

Executive Compensation

The following table shows the annual compensation paid by us to Mr. Yin Shenping, our principal executive officer, for the years ended June 30, 2008 and 2009. No other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table

Name	Year	Salary		Bonus		All Other Compensation		Total(1)

Yin Shenping Chief Executive Officer (Principal Executive Officer)	2009 2008	$ $	80,000 80,000	$ $	— —	$ $	— —	$ $	80,000 80,000

(1)	Mr. Yin did not receive any payments during 2009 or 2008 other than a base salary. Accordingly, we have omitted columns for other potential compensation categories.

Employment Agreements

We have employment agreements with each of our Chief Executive Officer, Chief Technology Officer, Chief Marketing Officer and Chief Financial Officer. With the exception of the employment agreement with our Chief Financial Officer, each of these employment agreements provides for an indefinite term. Such employment agreements may be terminated (1) if the employee gives written notice of his or her intention to resign, (2) the employee is absent from three consecutive meetings of the Board of Directors, without special leave of absence from the other members of the Board of Directors, and the Board of Directors passes a resolution that such employee has vacated his office, or (3) the death, bankruptcy or mental incapacity of the employee. The employment agreement for our Chief Financial Officer provides for a two-year term, currently expiring on March 12, 2011. Such employment agreement may be terminated if the employee gives thirty days’ written notice of her intention to resign, or if the Board of Directors determines she can no longer perform her duties as Chief Financial Officer and provides her with thirty days’ written notice of termination.

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Share Option Pool

In connection with our initial public offering, we established a pool for share options for the Domestic Companies’ and our employees. This pool contains options to purchase up to 790,362 of our ordinary shares. The options will vest at a rate of 20% per year for five years and have an exercise price of the market price of our shares on the date the options are granted. We have issued 293,000 options out of our employee share option pool.

Board of Directors and Board Committees

Our board of directors currently consists of seven (7) members. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors are divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2010 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2011 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2012 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of our Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15). Mr. Laing, Mr. Wong, Mr. Hu, and Ms. Liao are our independent directors.

Mr. Yin Shenping currently holds both the positions of Chief Executive Officer and Chairman of the Board. These two positions have not been consolidated into one position; Mr. Yin simply holds both positions at this time. We do not have a lead independent director because of the foregoing reason and also because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company that recently became listed on a public exchange; as such we deem it appropriate to be able to benefit from the guidance of Mr. Yin as both our principal executive officer and Chairman of the Board.

Our Board of Directors plays a significant role in our risk oversight. The Board of Directors makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer serve on the Board as he plays a key role in the risk oversight of the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. All of these committees consist solely of independent directors.

The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The audit committee consists solely of independent directors, Mr. Dennis O. Laing, Mr. Nelson N.S. Wong, and Ms. Liao Xiaorong. Mr. Wong qualifies as the audit committee financial expert and serves as the chair of the audit committee.

The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The compensation committee consists solely of independent directors, Mr. Hu Jijun, Mr. Nelson N.S. Wong, and Ms. Liao Xiaorong. Ms. Liao serves as the chair of the compensation committee.

The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors. The nominating committee consists solely of independent directors, Mr. Dennis O. Laing, Mr. Hu Jijun, and Ms. Liao Xiaorong. Mr. Laing serves as the chair of the nominating committee.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, Cayman Islands law imposes various duties on directors of a company with respect to certain matters of management and administration of the company. In addition to the remedies available under general law, the Companies Law imposes fines on directors who fail to satisfy some of these requirements. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default. In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. In addition, under Delaware law, a party challenging the propriety of a decision of the directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Director Compensation

All directors hold office until the expiration of their respective terms and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors and non-voting observers do not receive any compensation for their services. Non-employee directors are entitled to receive $2,000 per Board of Directors meeting attended. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and held harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our properties; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty, gross negligence or willful default.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of June 8, 2010 and as adjusted to reflect the sale of the ordinary shares offered by us in this offering, for each person known by us to beneficially own 5% or more of our ordinary shares, and all of our executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 3,951,811 shares outstanding as of June 8, 2010, and             ordinary shares outstanding after completion of this offering and 44,600 options vesting on July 30, 2010. Our major shareholders do not possess voting rights that differ from our other shareholders. The address of each of the below shareholders is c/o Recon Technology Ltd., Room 1902, Building C, Kinglong International Mansion, Fulin Rd 9, Chaoyang district, Beijing, PRC 100107

	Amount of Beneficial Ownership	Percentage Ownership Before Offering	Percentage Ownership After Offering
Mr. Yin Shenping (1)	631,761	15.81%		%
Mr. Li Hongqi (2)	843,681	21.11%		%
Mr. Chen Guangqiang (3)	629,761	15.76%		%
Mr. Hu Jijun (4)	3,000	* %		%
Ms. Liao Xiaorong (5)	3,000	* %		%
Mr. Dennis O. Laing (6)	3,500	* %		%
Mr. Nelson Wong (7)	3,600	* %		%
Total	2,118,303	53.01%		%
Directors and Executive Officers as a Group (seven members)	2,118,303	53.01%		%

(1)	Includes 12,000 options to purchase ordinary shares which will vest on July 30, 2010.
(2)	Includes 10,000 options to purchase ordinary shares which will vest on July 30, 2010.
(3)	Includes 10,000 options to purchase ordinary shares which will vest on July 30, 2010.
(4)	Includes 3,000 options to purchase ordinary shares which will vest on July 30, 2010.
(5)	Includes 3,000 options to purchase ordinary shares which will vest on July 30, 2010.
(6)	Includes 3,000 options to purchase ordinary shares which will vest on July 30, 2010.
(7)	Includes 3,600 options to purchase ordinary shares which will vest on July 30, 2010.
*	Less than 1%.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements with the Domestic Companies and their shareholders. For a description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

Notes Payable to Employees

As of the date hereof, we have outstanding notes payable in the amount of approximately ¥5,660,874 ($829,322) to our employees bearing interest at 6% per annum, for terms ranging from three months to one year.

Lease of Office Space

While the amount of lease payments falls below the level required to be disclosed by the SEC, our company leases the office space for its principal executive office from the wife of the chief executive officer. The term of rent is one year, and we pay ¥15,000 per month for such lease. We also rent office space from Mr. Chen Guangqiang, our chief technology officer. The term of rent is one year, and we pay ¥4,500 per month for such lease.

CHANGES IN CERTIFYING ACCOUNTANT

Dismissal of Independent Registered Public Accounting Firm

On October 13, 2009, our Board of Directors voted to dismiss its independent registered public accounting firm Hansen Barnett & Maxwell, P.C. (“HBM”). HBM’s audit reports on our financial statements for its two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion; nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change our independent registered public accounting firm was recommended by the audit committee of our Board of Directors and was subsequently unanimously approved by our Board of Directors present at a Board meeting called for such purpose. During our two most recent fiscal years and through the date of this dismissal, we had no disagreements with HBM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of HBM, would have caused HBM to make reference to the subject matter of such disagreements in its report on our financial statements for such periods. During our two most recent fiscal years and through the date of dismissal, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K.

New Independent Registered Public Accounting Firm

On October 15, 2009, we engaged Bernstein & Pinchuk LLP, an independent member of the BDO Seidman Alliance (“B&P”), as our independent registered public accounting firm to audit our financial statements. The decision to engage B&P was recommended by the audit committee of our Board of Directors and was subsequently unanimously approved by our Board of Directors present at a Board meeting called for such purpose. During our two most recent fiscal years and through the date of the engagement of B&P, we did not consult with B&P regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). Prior to the engagement of B&P, B&P did not provide us with any written or oral advice that B&P concluded was an important factor considered by us in reaching any decision as to any accounting, auditing or financial reporting issue.

DESCRIPTION OF SHARE CAPITAL

General

Our authorized capital stock consists of 25,000,000 ordinary shares, par value $0.0185 per share. As of the date of this prospectus, 3,951,811 ordinary shares are issued and outstanding. As of the date of this prospectus, we have issued options and warrants to purchase, in the aggregate, 463,000 ordinary shares of our company.

Units

Each unit consists of four ordinary shares and one warrant. The ordinary shares and warrants are expected to trade separately immediately upon commencement of trading.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred shares. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred shares. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

Warrants

Each unit purchased includes one warrant. Each warrant may be exercised to purchase an additional ordinary share from us at a purchase price of $            per ordinary share. The warrants can be exercised at any time until the final calendar day of the month following the fifth anniversary of the effective date of the registration statement covering the offering. The warrants are exercised by surrendering to us a warrant certificate evidencing the warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to us the exercise price per share in cash or check payable to us. Except for those warrants issued to the replacement agent, the warrants may not be exercised on a cashless or net basis. Stock certificates with respect to shares purchased through the exercise of warrants will be issued as soon thereafter as practicable.

As long as any warrants remain outstanding, ordinary shares to be issued upon the exercise of warrants will be adjusted in the event of one or more stock splits, readjustments or reclassifications. In the event of the foregoing, the remaining number of ordinary shares still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of ordinary shares outstanding and the exercise price per share shall be decreased or increased as the case may be, in the same proportion.

We have reserved a sufficient number of ordinary shares for issuance upon exercise of the warrants and such ordinary shares, when issued in accordance with the terms of the warrants, will be fully paid and non-assessable. The ordinary shares so reserved are included in the Registration Statement of which this prospectus is a part. We are required to use our best efforts to maintain an effective registration statement and current prospectus relating to these ordinary shares at all times when the market price of the ordinary shares exceeds the exercise price of the warrants until the warrants expire. We intend to use this registration statement and prospectus to cover the warrant exercises. We plan to file all post-effective amendments to the registration statements and supplement to the prospectus required to be filed under the Securities Act. However, we cannot assure you that an effective registration statement or current prospectus will be available at the time you desire to exercise your warrants.

Fractional shares will not be issued upon the exercise of warrants, and no payment will be made with respect to any fractional ordinary share to which any warrant holder might otherwise be entitled upon exercise of warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of warrants.

The holders of the warrants as such are not entitled to vote, receive dividends or to exercise any of the rights of the holders of ordinary shares for any purpose until such warrants shall have been duly exercised and payment of the purchase price shall have been made. There is currently no market for the warrants and there is no assurance that any such market will ever develop.

For the life of the warrants, the warrant holders are given the opportunity to profit from the rise in market value of our ordinary shares, if any, at the expense of the holders of ordinary shares and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of its business. A warrant holder may be expected to exercise the warrants at a time when, we, in all likelihood, would be able to obtain equity capital, if we need capital at such time, by a public sale of a new offering on terms more favorable than those provided in the warrants.

If upon exercise of the warrants the exercise price is less than the book value per share, the exercise will have a dilutive effect upon the warrant holder’s investment.

After the six (6) month anniversary of the closing of the offering, if for at least ten (10) trading days within any period of twenty (20) consecutive trading days, including the last trading day of the period, the closing price per share of our ordinary shares exceeds $            , we may cancel any warrants remaining outstanding and unexercised. The date upon which we may cancel such warrants must be a date which is more than thirty (30) calendar days, but less than sixty (60) calendar days, after a notice is mailed by first class mail to all registered holders of the warrants following the satisfaction of the conditions described above, or such longer time as may be required by regulatory authorities. During such time, holders of warrants shall be permitted to exercise such warrants.

The warrants issued to the Underwriter are described in the section of this prospectus entitled “Underwriting.”

Limitations on the Right to Own Shares

There are no limitations on the right to own our ordinary shares.

Limitations on Transfer of Shares

Our Articles of Association give our directors, at their discretion, the right to decline to register any transfer of shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our authorized but unissued share capital and any capital redemption reserve fund in any manner authorized by law.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

Historically, Cayman Islands law did not provide for mergers as that expression is understood under United States corporate law and prior to the enactment of the Companies Law (2009 Revision) the statutory provisions that facilitated the reconstruction and amalgamation of companies, provided that the arrangement had to be approved by a majority in number of each class of shareholders and creditors with whom the arrangement was to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, and subsequently the arrangement had to be sanctioned by the Grand Court of the Cayman Islands.

A new Part XVA has been added to the Companies Law (2009 Revision) to streamline the process of merger and consolidation of Cayman Islands companies, without Court approval. The primary characteristics of merger or consolidation under Cayman Law include:

A plan of merger or consolidation must be approved by (i) a shareholder resolution of each constituent company by a majority in number representing 75% in value of all shareholders voting together as one class; and (ii) if the shares in the consolidated or surviving company are to have the same rights and economic value as the shares held in each constituent company, a special resolution of all shareholders voting together as one class (in both cases shares which carry no voting rights can vote on the plan). This requirement does not apply if a parent company is seeking to merge with one or more subsidiaries (the parent must own 90% of each voting share class of the subsidiary/s), in which case a copy of the plan only needs be circulated to all shareholders; and

A plan of merger or consolidation must be signed by one director of each constituent company, along with a director’s declaration confirming, amongst other matters, post merger/consolidation solvency, bona fide motives behind the merger/consolidation, that the merger/consolidation is not intended to defraud unsecured creditors, the absence of adverse court proceedings or other such matters along with a list of assets and liabilities.

When a take-over offer is made and accepted (within four months) by holders of not less than 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company – a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our articles of association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the holders of at least one-half of our shares voting at a meeting if the Company is no longer able to pay its debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our articles of association, the variation will need to be approved in the manner described under the heading “Amendment of governing documents.”

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our memorandum and articles of association. However, we will provide our shareholders with annual audited consolidated financial statements.

Share Option Plans

Our Board of Directors and shareholders have approved a share option plan. This plan authorizes the issuance of 790,362 ordinary shares. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors. The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years. As of the date of this prospectus, 293,000 of the 790,362 options authorized under the plan have been granted.

Certain Effects of Authorized but Unissued Ordinary Shares

Upon the completion of this offering, the exercise of all Representative’s Warrants issued in this offering, the exercise of all other outstanding warrants, and the issuance of all shares in our share option plan, we will have             ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

A liquid trading market for our ordinary shares presently exists but may not be sustained after this offering. Future sales of substantial amounts of ordinary shares, including ordinary shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the offering, we will have outstanding             ordinary shares, assuming no exercise of outstanding options or warrants. Of these ordinary shares, the ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our ordinary shares that does not exceed the greater of 1% of the then outstanding ordinary shares or the average weekly trading volume of ordinary shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her ordinary shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our ordinary shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register the 790,362 ordinary shares authorized by our stock option plan. This registration permits the resale of these ordinary shares by nonaffiliates in the public market without restriction under the Securities Act, upon the completion of the lock-up period described below. Ordinary shares registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations. As of the date of this Prospectus, we have issued 293,000 of the 790,362 options available under our stock option plan.

Lock-Up Agreements

Our officers, directors and stockholders who hold an aggregate of 5% of our outstanding ordinary shares will be subject to a lock-up period of 180 days following the effective date of this prospectus. This means that, during the applicable lock-up period following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Ladenburg Thalmann & Co. Inc. Ladenburg Thalmann & Co. Inc. may also waive the terms of these lock-ups. See “Shares Eligible for Future Sale.”

Ladenburg Thalmann & Co. Inc. has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lock-up agreements, Ladenburg Thalmann & Co. Inc. may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

TAXATION

The following summary of the material Cayman Islands, Chinese and, U.S. federal income tax consequences of an investment in our ordinary shares or warrants is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares or warrants, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our ordinary shares or warrants following the consummation of this offering. As used in this discussion, “we”, “our” and “us” refers only to Recon-CI.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, are maintained in the PRC; and (iv) 50.0% or more of the board members with voting rights or senior management habitually reside in the PRC.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Our management is substantially based in the PRC and expected to be based in the PRC in the future.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear, however, whether the dividends we receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to our “resident enterprise” or “non-resident enterprise” status. However, since it is not anticipated that we or Recon-HK would receive dividends or generate other income in the near future, we and Recon-HK are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We and Recon-HK will consult with the PRC tax authorities and make any necessary tax payment if we or Recon-HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either we or Recon-HK is a resident enterprise under the EIT Law, and if we or Recon-HK were to have income in the future.

Dividends from PRC Operating Companies

If we or Recon-HK are not treated as resident enterprises under the EIT Law, then dividends that we or Recon-HK receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We and Recon-HK are holding companies and the majority of our income and that of Recon-HK may be derived from dividends. Thus, if we or Recon-HK are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us and Recon-HK are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from such company in China is reduced to 5%. Since Recon-HK is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Recon-HK by Recon-JN may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Recon-HK. As indicated above, however our Domestic Companies are not expected to pay any dividends in the near future. We and Recon-HK will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, the Domestic Companies were to pay any dividends and we or Recon-HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either we or Recon-HK is a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From us; Gain on the Sale or Transfer of Our Ordinary Shares

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our ordinary shares, may be subject to taxes under the PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ordinary shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our ordinary shares, or gain non-resident investors may realize from sale or the transfer of our ordinary shares, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our ordinary shares may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our ordinary shares after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including United States investors) may realize from the sale or transfer of our ordinary shares from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including United States investors) realized any gain from the sale or transfer of our ordinary shares and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our ordinary shares. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including United States investors) may realize from the sale or transfer of our ordinary shares from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our ordinary shares after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our ordinary shares is subject to any income tax in the PRC, and the withholding agent or such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if the withholding agent of a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our ordinary shares or warrants. This summary applies only to U.S. Holders that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark-to-market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our ordinary shares or warrants as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock;

•	persons who acquired our ordinary shares or warrants pursuant to the exercise of any employee share option or otherwise as compensation for services; or

•	persons holding our ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares or warrants.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ordinary shares or warrants and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends paid with respect to our ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares or Warrants

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share or warrant equal to the difference between the amount realized (in U.S. dollars) for such ordinary share or warrant and your tax basis (in U.S. dollars) in such ordinary share or warrant. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant for cash. Ordinary shares acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis for the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending June 30, 2010. Our actual PFIC status for the current taxable year ending June 30, 2010 will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation such as our company is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents, royalties and gain from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares, our PFIC status will depend in large part on the market price of our ordinary shares. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that our ordinary shares will be listed on the NASDAQ Capital Market and, consequently, we expect that, provided that the ordinary shares are regularly traded, if you are a holder of ordinary shares the mark-to-market election would be available to you were we to be or become a PFIC. Currently, a mark-to-market election may not be made with respect to warrants.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Moreover, under current law a U.S. Holder may not make a QEF election with respect to its warrants.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

On March 18, 2010, President Obama signed the Hiring Incentives to Restore Employment Act of 2010 (the “Hiring Act”). The Hiring Act amends the Internal Revenue Code by adding a new provision (Section 1298(f) that requires United States persons who are shareholders of a PFIC to file an annual report containing such information as the Secretary may require.

The Internal Revenue Service is developing further guidance regarding the new reporting obligations. In the meantime, persons that were required to file Form 8621 prior to the enactment must continue to file Form 8621 as provided in the Instructions to such form (e.g., upon disposition of stock of a PFIC, or with respect to a qualified electing fund). Shareholders of a PFIC that were not otherwise required to file Form 8621 annually prior to March 18, 2010, will not be required to file an annual report as a result of the addition of Section 1298(f) for taxable years beginning before March 18, 2010.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares or warrants may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our operations are conducted in China, and the majority of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated             , 2010, by and between us and Ladenburg Thalmann & Co. Inc., who is acting as the underwriter of this offering, the underwriter named below has agreed to purchase from us, on a firm commitment basis, the number of units set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Units
Ladenburg Thalmann & Co. Inc.
Rodman & Renshaw, LLC

Total

The underwriting agreement provides for the purchase of a specific number of units by the underwriter. The underwriter’s obligation is several, which means that the underwriter is required to purchase a specified number of units, but is not responsible for the commitment of any other underwriter to purchase units.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the units are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

The units should be ready for delivery on or about             , 2010 against payment in immediately available funds. The underwriters may reject all or part of any order.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents.

The address of Ladenburg Thalmann & Co. Inc. is 520 Madison Avenue, New York, NY 10022. The address of Rodman & Renshaw, LLC is 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to              additional units to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase units covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $             and the total proceeds to us will be $            . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional units proportionate to the underwriter’s initial amount reflected in the foregoing table.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RCON”. We expect the warrants to be listed under the symbols “RCONW”.

Commissions and Discounts

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us:

Total
	Per unit	Without Over- Allotment	With Over- Allotment

Public offering price	$	$	$
Underwriting discounts and commissions payable by us	$	$	$
Non-accountable expense allowance(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	The non-accountable expense allowance of 0.6% of the gross proceeds of the offering is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.
(2)	We estimate the total expenses of this offering excluding the underwriters’ discount, together with the 0.6% non-accountable expense allowance, will be approximately $ .

We have agreed to sell the units to the underwriters at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriting discount will be equal to 6.75% of the gross proceeds received from the sale of the units. The underwriting agreement also provides that Ladenburg Thalmann & Co. Inc., the representative of the underwriters, will be paid a non-accountable expense allowance equal to 0.6% of the gross proceeds from the sale of the units offered by this prospectus ($37,500 of which has been previously advanced to Ladenburg Thalmann & Co. Inc.), exclusive of any units purchased on exercise of the underwriters’ over-allotment option.

Pricing of Securities

The representative has advised us that the underwriters propose to offer the units directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the units to other securities dealers at such price less a concession of $            per unit. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $            per unit to other dealers. After the units are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

The offering price of our units was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the units included:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the economy and the securities markets in the United States at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies, as well as our own recent market prices; and

•	other factors as were deemed relevant.

We can offer no assurances that the public offering price in this offering will correspond to the price at which our shares will trade in the public market following this offering when such shares trade separately from the units or that an active trading market for our shares will continue after this offering.

Representative’s Warrants

We have also agreed to issue to Ladenburg Thalmann & Co. Inc. share purchase warrants to purchase 18,750 units. The warrants will have an exercise price equal to 125% of the offering price of the units sold in this offering. The warrants are exercisable commencing on the later of (i) our consummation of a merger, capital stock exchange, asset acquisition, offering or other similar business combination, or (ii) 180 days after the effective date of the registration statement related to this offering, and will be exercisable for five (5) years thereafter. The warrant is not redeemable by us, and allows for “cashless” exercise. Pursuant to the rules of the Financial Industry Regulatory Authority, Inc., or FINRA, and in particular FINRA Rule 5110, the warrants (and underlying shares) issued to Ladenburg Thalmann & Co. Inc. may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered hereunder; provided, however, the warrant (and underlying shares) may be transferred to officers or directors of Ladenburg Thalmann & Co. Inc. and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Lock-up Agreements

Our officers, directors and stockholders who hold an aggregate of 5% of our outstanding ordinary shares will be subject to a lock-up period of 180 days following the effective date of this prospectus. This means that, during the applicable lock-up period following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Ladenburg Thalmann & Co. Inc. Ladenburg Thalmann & Co. Inc. may also waive the terms of these lock-ups. See “Shares Eligible for Future Sale.”

Ladenburg Thalmann & Co. Inc. has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lock-up agreements, Ladenburg Thalmann & Co. Inc. may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Other Matters

The underwriting agreement provides for indemnification between the underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority.

Stabilization

Until the distribution of the units offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ordinary shares in the open market.

•

Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the ordinary shares originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on the Nasdaq Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

Certain of the underwriters and their respective affiliates may in the future perform various financial advisory, investment banking or other services for us or our affiliates, for which they will receive customary fees and expenses. As of the date of this prospectus no such arrangement has been entered into.

Stamp Taxes

If you purchase our units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Foreign Regulatory Restrictions on Purchase of Units

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of units and the distribution of the prospectus outside the United States.

People’s Republic of China. The underwriters have not circulated and will not circulate or distribute this prospectus in the PRC and the underwriters have not offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, any units to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of our units, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any units in the Cayman Islands.

Italy. This offering of the units has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no units may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the units be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the units or distribution of copies of this prospectus or any other document relating to the units in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the units is not a public offering in the Federal Republic of Germany. The units may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the units in or out of the Federal Republic of Germany. The units are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The units will only be available to persons who, by profession, trade or business, buy or sell units for their own or a third party’s account.

France. The units offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the units offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the units offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The units are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the units offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any units offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the units offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of units will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Sweden. Neither this prospectus nor the units offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the units offered hereunder be marketed or offered for sale in Sweden.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our units or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our units may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our units may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

Certain matters of United States federal law will be passed on for us by Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Jingtian & Gongcheng, Beijing, People’s Republic of China. The validity of the units and ordinary shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Campbells, 4th Floor, Scotia Centre, P.O. Box 884, Georgetown, Grand Cayman, Cayman Islands. Kaufman & Canoles, P.C. may rely upon Campbells with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Certain legal matters as to U.S. federal securities law in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated and combined balance sheets as of June 30, 2009 and 2008, and our consolidated and combined statements of operations, shareholders’ equity (deficit), and cash flows for the years ended June 30, 2009 and 2008, presented in Chinese Yuan (RMB), have been included herein and in the registration statement in reliance upon the report of Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing. While Hansen, Barnett & Maxwell, P.C. have audited the financial statements for the years ended June 30, 2009 and 2008, we dismissed them as our independent registered public accounting firm on October 13, 2009, and they have not been engaged to review any quarterly reports for any period after June 30, 2009.

INTEREST OF EXPERTS AND COUNSEL

Attorneys with Kaufman & Canoles, P.C., representing our company with respect to this offering, beneficially own 33,000 ordinary shares of our company as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, as amended, under the Securities Act of 1933 with respect to our ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our ordinary shares offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

This registration statement, including exhibits thereto may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

RECON TECHNOLOGY, LTD

F-1

HANSEN, BARNETT & MAXWELL, P.C.	Registered with the Public Company
A Professional Corporation	Accounting Oversight Board
CERTIFIED PUBLIC ACCOUNTANTS	A Member of the Forum of Firms
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Recon Technology, Ltd:

We have audited the accompanying combined and consolidated balance sheets of Recon Technology, Ltd (“the Company”), as of June 30, 2008 and 2009, and the related combined and consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of Recon Technology, Ltd as of June 30, 2008 and 2009, and the combined and consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

September 23, 2009

F-2

RECON TECHNOLOGY, LTD

CONSOLIDATED BALANCE SHEETS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	June 30, 2009	June 30, 2009
			(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥7,637,421	¥2,727,735	$399,019
Trade accounts receivable, net of allowance for doubtful accounts of ¥1,558,917 and ¥604,953 ($88,494), respectively	29,870,110	44,103,981	6,451,629
Trade accounts receivable-related parties, net of allowance for doubtful accounts of ¥0 and ¥350,498 ($51,272), respectively	6,352,983	7,458,302	1,091,017
Other receivable, net of allowance for doubtful accounts of ¥299,150 and ¥1,291,923 ($188,985), respectively	2,391,014	2,048,015	299,588
Other receivable-related parties, net of allowance for doubtful accounts of ¥543,204 and ¥169,074 ($24,733), respectively	99,550	507,541	74,244
Purchase advances, net of allowance for doubtful accounts of ¥851,962 and ¥1,239,234 ($181,278), respectively	3,570,568	5,637,082	824,605
Purchase advances-related parties	22,238	73,028	10,683
Prepaid expenses	112,975	338,072	49,454
Inventories	8,776,117	10,710,018	1,566,685
Deferred tax assets	1,621,034	—	—
Deferred offering costs	—	1,622,048	237,277

Total current assets	60,454,010	75,225,822	11,004,201

Property and equipment, net of accumulated depreciation of ¥685,461 and ¥1,006,761 ($147,271), respectively	776,023	1,406,876	205,801

Total assets	¥61,230,033	¥76,632,698	$11,210,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	¥16,242,323	¥15,601,101	$2,282,164
Trade accounts payable-related parties	1,257,278	189,744	27,756
Other payables	3,847,756	1,767,005	258,481
Other payables-related parties	1,653,859	73,579	10,763
Deferred income	4,543,691	2,361,605	345,461
Advances from customers	1,068,311	910,215	133,148
Accrued payroll and employees’ welfare	465,875	393,074	57,500
Accrued expenses	262,651	262,083	38,338
Taxes payable	8,204,710	9,182,676	1,343,262
Short-term notes payable	2,639,058	3,143,792	459,881
Short-term notes payable-related parties	840,000	3,344,377	489,223
Long-term notes payable-related parties, current portion	46,377	—	—
Deferred tax liabilities	—	2,365,225	345,990

Total current liabilities	41,071,889	39,594,476	5,791,969
Minority interest	5,210,560	6,839,616	1,000,514
Redeemable ordinary shares	1,388,641	1,434,342	209,819
Shareholders’ equity
Ordinary shares, $0.0185 U.S. dollar par value, 25,000,000 shares authorized and 2,139,203 shares outstanding	300,534	300,534	43,963
Additional paid-in capital	8,732,266	8,732,266	1,277,375
Statutory reserves	1,687,772	1,687,772	246,891
Retained earnings	2,838,371	18,043,692	2,639,472

Total shareholders’ equity	13,558,943	28,764,264	4,207,701

Total liabilities and shareholders’ equity	¥61,230,033	¥76,632,698	$11,210,002

The accompanying notes are the integral part of these combined and consolidated financial statements.

F-3

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Year Ended June 30,		For the Year Ended June 30, 2009
	2008	2009
			(Unaudited)
Revenues
Hardware	¥58,043,813	¥70,121,586	$10,257,542
Service	894,194	1,495,662	218,789
Software	1,422,051	226,496	33,132
Hardware-related parties	3,138,876	2,143,590	313,569
Service-related parties	2,249,300	—	—
Software-related parties	—	1,659,573	242,766

Total revenues	65,748,234	75,646,907	11,065,798
Cost of revenues	39,771,955	45,758,804	6,693,700

Gross profit	25,976,279	29,888,103	4,372,098

Operating expenses
Selling and distribution expenses	5,343,840	5,660,198	827,986
General and administrative expenses	3,931,205	5,593,382	818,212

Total operating expenses	9,275,045	11,253,580	1,646,198

Income from operations	16,701,234	18,634,523	2,725,900
Subsidy income	669,829	2,038,015	298,125
Interest income	18,963	15,159	2,217
Interest expense	(61,519)	(113,179)	(16,556)
Other income (expenses)	(296,777)	(10,700)	(1,565)

Income before income taxes and minority interest	17,031,730	20,563,818	3,008,121
Provision for income taxes	(4,665,897)	(3,677,887)	(538,010)
Minority interest, net of income taxes	(1,264,933)	(1,629,056)	(238,302)

Income from continuing operations	11,100,900	15,256,875	2,231,809
Income from operations of discontinued subsidiaries, net of income taxes	496,223	—	—

Net income	11,597,123	15,256,875	2,231,809
Accrued dividend for redeemable ordinary shares	(16,819)	(51,554)	(7,541)

Net income available for ordinary shareholders	¥11,580,304	¥15,205,321	$2,224,268

Basic earnings per share:
Income from continuing operations	¥5.19	¥7.13	$1.04

Income from discontinued operations	¥0.23	¥—	$—

Net income	¥5.42	¥7.13	$1.04

Net income available for ordinary shareholders	¥5.41	¥7.11	$1.04

Basic weighted average ordinary shares outstanding	2,139,203	2,139,203	2,139,203

Diluted earnings per share:
Income from continuing operations	¥5.02	¥6.78	$0.99

Income (loss) from discontinued operations	¥0.22	¥—	$—

Net income	¥5.25	¥6.78	$0.99

Net income available for ordinary shareholders	¥5.24	¥6.75	$0.99

Diluted weighted average ordinary shares outstanding	2,210,892	2,251,811	2,251,811

The accompanying notes are the integral part of these combined and consolidated financial statements.

F-4

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Chinese Yuan (Renminbi)
	Ordinary Shares		Additional Paid-in Capital	Statutory Reserves	Retained Earnings (Deficit)	Total
	Shares	Amount
Balance as of June 30, 2007	2,139,203	¥300,534	¥4,328,466	¥913,939	¥(7,968,100)	¥(2,425,161)
Capital contribution - Principal Shareholders	—	—	4,403,800	—	—	4,403,800
Transfer from retained earnings to statutory reserves	—	—	—	773,833	(773,833)	—
Net income available for common shareholders for the year	—	—	—	—	11,580,304	11,580,304

Balance as of June 30, 2008	2,139,203	300,534	8,732,266	1,687,772	2,838,371	13,558,943
Net income available for common shareholders for the year	—	—	—	—	15,205,321	15,205,321

Balance as of June 30, 2009	2,139,203	¥300,534	¥8,732,266	¥1,687,772	¥18,043,692	¥28,764,264

The accompanying notes are the integral part of these combined and consolidated financial statements.

F-5

RECON TECHNOLOGY, LTD.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30, 2009
	2008	2009
			(Unaudited)
Cash flows from operating activities:
Net income available for common shareholders	¥11,580,304	¥15,205,321	$2,224,268
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	195,624	321,300	47,000
Loss on sale of property and equipment	278,096	—	—
Gain on sale of subsidiaries	(381,631)	—	—
Minority interest	1,264,933	1,629,056	238,302
Accrued dividend for redeemable ordinary shares	16,819	45,698	6,685
Deferred income taxes	(157,445)	3,986,259	583,119
Changes in operating assets and liabilities, including discontinued operations:
Trade accounts receivable, net	(1,987,501)	(22,988,109)	(3,362,752)
Trade accounts receivable-related parties, net	(3,828,027)	(1,105,319)	(161,689)
Other receivables, net	(1,489,921)	343,000	50,175
Other receivables-related parties, net	2,351,350	(407,991)	(59,682)
Purchase advances, net	(844,241)	(2,066,514)	(302,294)
Purchase advances-related parties, net	297,102	(50,790)	(7,430)
Prepaid expenses	(112,632)	(225,097)	(32,928)
Inventories	(4,130,185)	(1,933,901)	(282,895)
Trade accounts payable	(3,437,345)	6,774,850	991,040
Trade accounts payable-related parties	728,332	(1,067,534)	(156,161)
Other payables	3,444,546	(2,080,751)	(304,377)
Other payables-related parties	(3,686,992)	(980,280)	(143,398)
Deferred income	2,231,424	(2,182,086)	(319,200)
Advances from customers	(398,367)	(158,096)	(23,127)
Advances from customers-related parties	(846,630)	—	—
Accrued payroll and employees’ welfare	13,897	(72,802)	(10,650)
Accrued expenses	171,146	(561)	(82)
Taxes payable	4,856,818	977,966	143,059

Net cash (used in) provided by operating activities	¥6,129,474	¥(6,036,381)	$(883,017)

The accompanying notes are the integral part of these combined and consolidated financial statements.

F-6

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30, 2009
	2008	2009
			(Unaudited)
Cash flows from investing activities:
Payments for purchases of property and equipment	¥ (248,649)	¥ (952,153)	$(139,283)
Proceeds from sale of property and equipment	269,500	—	—
Decrease in cash resulting from de-consolidation of disposed subsidiaries	(286,439)	—	—

Net cash used in investing activities	(265,588)	(952,153)	(139,283)

Cash flows from financing activities:
Proceeds from contribution by Principal Shareholders	4,400,000	—	—
Proceeds from contribution by minority parties	1,100,000	—	—
Proceeds from (repayment of) short-term notes payable, net	(6,953,655)	1,842,896	269,583
Proceeds from short-term notes payable-related parties, net	820,000	1,858,000	271,792
Proceeds from issuance of redeemable shares	1,371,822	—	—
Repayment of long-term notes payable	(1,247,460)	—	—
Payments for initial public offering costs	—	(1,622,048)	(237,277)

Net cash provided by (used in) financing activities	(509,293)	2,078,848	304,098

Net change in cash	5,354,593	(4,909,686)	(718,202)
Cash and cash equivalents at beginning of the year	2,282,828	7,637,421	1,117,221

Cash and cash equivalents at end of the year	¥7,637,421	¥2,727,735	$399,019

Supplemental cash flow information
Cash paid during the year for income taxes	¥379,714	¥9,578,370	$1,401,145

The accompanying notes are the integral part of these combined and consolidated financial statements.

F-7

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization - Recon Technology, Ltd (the “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2007 by Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (the “Principal Shareholders”) as a company with limited liability. The Company provides services designed to automate and enhance the extraction of petroleum in the People’s Republic of China (the “PRC”). Its wholly owned subsidiary, Recon Technology, Co., Limited (“Recon-HK”) was incorporated on September 6, 2007 in Hong Kong. Other than the equity interest in Recon-HK, the Company does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Jining Recon Technology, Ltd. (“Recon-JN”) under the laws of the PRC. Other than the equity interest in Recon-JN, Recon-HK does not own any assets or conduct any operations.

Recon-JN conducts its business through the following PRC legal entities that are consolidated as variable interest entities (“VIEs”) and operate in the Chinese petroleum industry:

•	Beijing BHD Petroleum Technology Co., Ltd. (“BHD”),

•	Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”), and

•	Jining ENI Energy Technology Co., Ltd. (“ENI”)

The following former subsidiaries of BHD entities were sold in June, 2008:

•	Inner Mongolia Adar Energy Technology (“Inner Mongolia Adar”)

•	Beijing Weigu Windows Co. Technology (“Beijing Weigu”)

The following former subsidiary of Nanjing Recon was sold in June 2008:

•	Xiamen Recon Technology, Ltd. (“Xiamen Recon”).

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. On January 1, 2008, to protect the Company’s shareholders from possible future foreign ownership restrictions, the Principal Shareholders, who also hold the controlling interest of BHD, Nanjing Recon and ENI, reorganized the corporate and shareholding structure of these entities by entering into certain exclusive agreements with Recon-JN, which entitles Recon-JN to receive a majority of the residual returns. On May 29, 2009 Recon JN and BHD, Nanjing Recon, and ENI entered into an operating agreement to provide full guarantee for the performance of such contracts, agreements or transactions entered into by BHD, Nanjing Recon, and ENI. As a result of the new agreement, Recon-JN will absorb 100% of the expected losses and receive 90% of the expected gains of BHD, Nanjing Recon, and ENI, which results in Recon-JN being the primary beneficiary of these Companies.

Recon-JN also entered into Share Pledge Agreements with the Principal Shareholders, who pledged all their equity interest in these entities to Recon-JN. The Share Pledge Agreements, which were entered into by each Principal Shareholder, pledged each of the Principal Shareholders’ equity interest in BHD, Nanjing Recon and ENI as a guarantee for the service payment under the Service Agreement.

The Service Agreement, entered into on January 1, 2008, between Recon-JN and BHD, Nanjing Recon, and ENI, states that Recon-JN will provide technical consulting services to BHD, Nanjing Recon, and ENI in exchange for 90% of their annual net profits as a service fee, which is to be paid quarterly.

In addition, Recon-HK entered into Option Agreements to acquire the Principal Shareholders’ equity interest in these entities if or when permitted by the PRC laws.

Based on these exclusive agreements, the Company consolidates BHD, Nanjing Recon and ENI as VIEs as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46(R)”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 because the Company is the primary beneficiary of the VIEs.

F-8

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

On August 28, 2000 a Principal Shareholder of the Company purchased a controlling interest in BHD which was organized under the laws of the PRC on June 29, 1999. At June 30, 2008 and 2009, the Principal Shareholder held 68% ownership in BHD. BHD is combined with the Company through the date of the exclusive agreements, and is consolidated following January 1, 2008, the date of the agreements based on FIN 46(R). The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

On April 18, 2007, BHD organized Inner Mongolia Adar under the laws of the PRC, of which BHD owned a 70% majority interest. On May 11, 2007 BHD created another subsidiary, Beijing Weigu, of which BHD held a 90% interest. On June 21, 2008 Beijing Weigu was sold to unrelated parties. On June 24, 2008 Inner Mongolia Adar was sold to unrelated parties. Inner Mongolia Adar and Beijing Weigu are consolidated with BHD for all periods presented to the date of disposition.

On January 21, 2003, ENI was organized under the laws the PRC. Principal Shareholders of the Company own a controlling interest of ENI. At June 30, 2008 and 2009, the Principal Shareholders held 80% ownership interest in ENI. ENI is combined with the Company through the date of the exclusive agreements, and is consolidated following January 1, 2008, the date of the agreements based on FIN 46(R). The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

On August 27, 2007 the Principal Shareholders of the Company purchased a majority ownership of Nanjing Recon from a related party who was a majority owner of Nanjing Recon. At June 30, 2008 and 2009, the Principal Shareholders held 80% ownership interest in Nanjing Recon. Nanjing Recon was organized under the laws of the PRC on July 4, 2003. Nanjing Recon is combined with the Company through the date of the exclusive agreements, and is consolidated following January 1, 2008, the date of the agreements based on FIN 46(R). The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

Nature of Operations - The Company is mainly engaged in (1) providing equipment, tools and other hardware related to oilfield production and management. Simple installations may happen in connection with some projects; (2) developing and selling its own specialized industrial automation control and information solutions. The products and services provided by the Company include:

•	Oil Field Water Finding/Blocking Technology - The Company developed this technology designed to find and block water content in petroleum.

•

High-Efficiency Heating Furnaces - High-Efficiency Heating Furnaces are designed to remove the impurities and to prevent solidification blockage in transport pipes carrying crude petroleum. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas.

•

Multi-Purpose Fissure Shaper - Multipurpose fissure shapers improve the extractors’ ability to test for and extract petroleum which must be perforated into the earth before any petroleum extractor can test for the presence of oil.

•

Supervisory Control and Data Acquisition (“SCADA”) - SCADA is an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates underground and above-ground activities of the petroleum extraction industry. This system can help to manage the oil extraction process in real-time to reduce the costs associated with extraction.

F-9

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements - The accompanying combined and consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They are combined through the date of the exclusive agreements, and they are consolidated following January 1, 2008, the date of the agreements. The accompanying combined and consolidated financial statements include the financial statements of the Company, its subsidiaries, and VIEs for which the Company is the primary beneficiary. All inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature.

Convenience Translation - The Company’s functional currency is the Chinese Yuan (“Renminbi”) and the accompanying combined and consolidated financial statements have been expressed in Chinese Yuan. The combined and consolidated financial statements as of and for the period ended June 30, 2009 have been translated into United States dollars (“U.S. dollars”) solely for the convenience of the readers, are not presented in accordance with U.S. GAAP and are unaudited. The combined and consolidated financial statements have been translated into U.S. dollars at the rate of ¥ 6.8361 = US$1.00, the approximate exchange rate prevailing on March 31 30, 2010. These translated U.S. dollar amounts should not be construed as representing Chinese Yuan amounts or that the Chinese Yuan amounts have been or could be converted into U.S. dollars.

Accounting Estimates - The preparation of the combined and consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s combined and consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments - The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customers and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents - Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months.

Trade Accounts and Other Receivables - Accounts receivable are recorded when revenue is recognized and are carried at original invoiced amount less a provision for any potential uncollectible amounts. Provision is made against trade accounts and other receivables to the extent they are considered to be doubtful. Other receivables are from transactions with non-trade customers.

Purchase Advances - Purchase advances are the amounts prepaid to suppliers for purchases of inventory and are recognized when the final amount is paid to the suppliers and the inventory is delivered.

Inventories - Inventories are stated at the lower of cost or market value, on a weighted average basis. The method of determining inventory costs is used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items are lower than the cost.

Valuation of Long-lived Assets - The carrying values of the Company’s long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If

F-10

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Advances from Customers - The Company, as is common practice in the PRC, will often receive advance payments from its customers for its products. The advances are recognized as revenue when the products are delivered. The Company had advances from its customers in the amount of ¥1,068,311, ¥910,215 ($133,148) at June 30, 2008 and 2009, respectively.

Stock Split - On June 8, 2009, in connection with the Company’s contemplated initial public offering (“IPO”) of ordinary shares, the Board of Directors approved a 42.7840667-to-1 split of ordinary shares and redeemable ordinary shares to shareholders of record as of such date. All references to the number of ordinary shares and per share amounts have been restated as appropriate to reflect the effect of the split for all periods presented.

Revenue Recognition - The Company recognizes revenue when the four following criteria are met: (1) persuasive evidence of an arrangement, (2) delivery has occurred or services provided, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Hardware:

Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

Software:

The Company sells self-developed software. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from software is recognized according to project contracts. Contract cost are accumulated during the periods of installation and testing or commissioning. Usually this is short term. Profits are not recognized until completion of the contracts. Costs included in inventory as work in process include direct materials, labor and related expense. Corporate general and administrative expenses are charged to expense in the period they are incurred.

Services:

The Company provides services to improve software functions and system requirements on separated fixed-price contracts. Revenue is recognized on the completed contract method when acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to service agreements.

Cost of Revenues - When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenues include wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased equipment and pipes.

Research and Development Expenses - Research and development costs are expensed when incurred. Total research and development expenses were ¥101,288 and ¥420,166 ($61,463) for the years ended June 30, 2008 and 2009 respectively.

Subsidy Income - The Company received grants of ¥669,829 and ¥2,038,015 ($298,125) from the local government for the year ended June 30, 2008 and 2009, respectively. These grants were given by the government to support local software companies’ operation and research and development. Grants related

F-11

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

to research and development projects are recognized as subsidy income in the combined and consolidated statements of operations when related expenses are recorded. Grants in form of value-added-tax refund are recognized when received.

Share-Based Compensation - The Company accounts for share-based compensation in accordance with SFAS No. 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the share award using the straight-line method.

Income Taxes - Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company has not been subject to any income taxes in the United States or the Cayman Islands.

Business Segments - The Company operates in one industry which includes the sale of products for the oil field construction solely to customers in China; therefore, no business segment information has been presented.

Earnings per Ordinary Share (“EPS”) - Basic EPS is computed by dividing net income available for common shareholders by the weighted average number of ordinary shares outstanding. Diluted EPS are computed by dividing net income available for common shareholders by the weighted-average number of ordinary shares and dilutive potential ordinary share equivalents outstanding.

In accordance with SFAS 128, Earnings per Share, outstanding common shares that are contingently returnable and shares that are subject to redemption are treated in the same manner as contingently issuable shares. Contingently issuable shares are considered outstanding for EPS based on the assumption that the current status of the condition will remain unchanged until the contingency no longer exists. Accordingly, the Company’s 112,608 redeemable ordinary shares are currently excluded in the calculation of the basic EPS but are included in the calculation of diluted EPS.

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Year Ended June 30,		For the Year Ended June 30, 2009
	2008	2009
			(Unaudited)
Basic weighted average ordinary shares outstanding	2,139,203	2,139,203	2,139,203
Effect of redeemable ordinary shares (Note 6)	71,688	112,608	112,608
Diluted weighted average ordinary shares outstanding	2,210,892	2,251,811	2,251,811

Net income from continuing operations	¥11,100,900	¥15,256,875	$2,231,809
Basic earning per share	¥5.19	¥7.13	$1.04
Diluted earnings per share	¥5.02	¥6.78	$0.99

Income from discontinued operations	¥496,223	¥—	$—
Basic earning per share	¥0.23	¥—	$—
Diluted earnings per share	¥0.22	¥—	$—

Net income available for common shareholders	¥11,580,304	¥15,205,321	$2,224,268
Basic earnings per share	¥5.41	¥7.11	$1.04
Diluted earnings per share	¥5.24	¥6.75	$0.99

F-12

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Recently Enacted Accounting Standards - In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in net income and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in net income. SFAS No. 160 is effective for the Company beginning July 1, 2009, and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The Company believes the adoption of SFAS No. 160 will not have a material impact on the financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141. The statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized as a result of business combinations. It also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred. In April 2009, the FASB issued FSP FAS 141(R)-1 which amends SFAS No. 141(R) by establishing a model to account for certain pre-acquisition contingencies. Under the FSP, an acquirer is required to recognize at fair value an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, then the acquirer should follow the recognition criteria in SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss – an interpretation of FASB Statement No. 5. SFAS No. 141(R) and FSP FAS 141(R)-1 are effective for us beginning July 1, 2009, and will apply prospectively to business combinations completed on or after that date. The impact of the adoption of SFAS No. 141(R) and FSP FAS 141(R)-1 will depend on the nature of acquisitions completed after the date of adoption.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its combined and consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how SFAS No. 60, Accounting and Reporting by Insurance Enterprises, as amended, applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement also requires

F-13

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise's risk-management activities. Early application is not permitted. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its combined and consolidated financial statements.

In May 2008, the FASB issued FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP No. APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its combined and consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP 03-6-1), which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, Earnings per Share” FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. It requires all prior period earnings per share data presented to be adjusted retrospectively. The Company is currently evaluating the effect, if any, that the adoption of FSP 03-6-1 will have on its consolidated financial position, results of operations and cash flows.

In September 2008, the FASB issued FSP No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP 133-1”). FSP 133-1 requires more extensive disclosure regarding potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of sellers of credit derivatives. FSP 133-1 also amends FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, to require additional disclosure about the current status of the payment or performance risk of a guarantee. FSP 133-1 also clarifies the effective date of FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, by stating that the disclosures required should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The Company is currently evaluating the effect, if any that the adoption of FSP 133-1 will have on its consolidated financial position, results of operations and cash flows.

In December 2008, the FASB issued FSP 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities, which promptly improves disclosures by public companies until the pending amendments to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and FIN No. 46, Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 (FIN 46(R)), are finalized and approved by the Board. The FSP amends SFAS No. 140 to require public companies to provide additional disclosures about transfers of financial assets and variable interests in qualifying special-purpose entities. It also amends FIN 46(R) to require public companies to provide additional disclosures about their involvement with variable interest entities. This FSP is effective for reporting periods ending after December 15, 2008. The Company is currently assessing the effect of SFAS 140-4 and FIN 46(R)-8 on its consolidated financial position and results of operations.

In April 2009, the FASB issued three FSPs that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities. FSP 157-4 clarifies the

F-14

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured. FSP 115-2 and FSP 124-2 establish a new model for measuring other-than-temporary impairments for debt securities, including establishing criteria for when to recognize a write-down through earnings versus other comprehensive income. FSP 107-1 and APB 28-1 expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to interim periods. The Company does not expect the adoptions of the three Staff Positions have a material impact on its combined and consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), which is effective for the Company beginning July 1, 2010. This Statement amends Financial Accounting Standards Board Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities an interpretation of ARB No. 51, to require revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. The Company believes the adoption of this pronouncement will not have a material impact on the financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles or SFAS No. 168. SFAS No. 168 will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant SEC guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods ending after September 15, 2009. This will have an impact on the Company’s financial disclosures since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

NOTE 3. TRADE ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at June 30, 2008 and 2009:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	June 30, 2009	June 30, 2009
			(Unaudited)
Trade accounts receivable	¥31,429,027	¥44,708,934	$6,540,123
Allowance for doubtful accounts	(1,558,917)	(604,953)	(88,494)

Trade accounts receivable, net	¥29,870,110	¥44,103,981	$6,451,629

NOTE 4. INVENTORIES

Inventories consisted of the following at June 30, 2008 and 2009:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	June 30, 2009	June 30, 2009
			(Unaudited)
Purchased goods and raw materials	¥8,479,842	¥228,569	$33,435
Work in process	41,138	319,490	46,736
Finished goods	255,137	10,161,959	1,486,514

Total inventories	¥8,776,117	¥10,710,018	$1,566,685

F-15

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Motor vehicles	10 Years
Office equipment	2-5 Years
Leasehold improvement	5 years

Gain or loss on the sales or retirements is included in the combined and consolidated statements of operations. Depreciation expense was ¥195,624 and ¥ 321,300 ($ 47,000) for the year ended June 30, 2008 and 2009, respectively. Property and equipment consisted of the following at June 30, 2008 and 2009:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	June 30, 2009	June 30, 2009
			(Unaudited)
Motor vehicles	¥684,183	¥1,464,918	$214,292
Office equipment and fixtures	777,301	779,257	113,991
Leasehold improvement	—	169,462	24,789

Total property and equipment	1,461,484	2,413,637	353,072
Less: Accumulated depreciation	(685,461)	(1,006,761)	(147,271)

Property and equipment, net	¥776,023	¥1,406,876	$205,801

NOTE 6. SHAREHOLDERS’ EQUITY

Ordinary Shares - When the Company was incorporated in Cayman Islands on August 21, 2007, 25,000,000 ordinary shares were authorized, and 2,139,203 ordinary shares were issued to the Principal Shareholders, at a par value of $0.0185 each. On July 29, 2009, the Company completed its IPO by offering 1,700,000 ordinary shares at $6.00 per share as discussed in Note 13.

Statutory Reserves - According to the Articles of Incorporation, the Company is required to transfer a certain portion of its net profit, as determined under PRC accounting regulations, from current net income to the statutory reserve fund. As of June 30, 2008 and 2009, the balance of total statutory reserves was ¥1,687,772 and ¥ 1,687,772 ($246,891).

Redeemable Ordinary Shares - On December 10, 2007, the Company signed an Ordinary Shares Subscription Agreement (the “Agreement”) to sell 112,608 ordinary shares to an investor at an aggregate consideration of $200,000. Net total proceeds of $200,000 were received by the Company during March and April, 2008.

The ordinary shares issued are subject to redemption under certain conditions. In the event that the Company fails to list on a recognized stock exchange or complete a qualified IPO within 18 months after the signature of the Agreement, the Company shall repay all the consideration plus 5% of the consideration per annum to the investor. The three Principal Shareholders, Nanjing Recon, ENI, and BHD severally and jointly guaranteed the payment.

The shares issued are only conditionally redeemable as described above and are therefore not classified as a liability. However, redemption of the shares is not solely within the control of the Company; therefore, the shares are classified outside of permanent equity. During the year ended June 30, 2009, the Company accrued dividends in the amount of ¥51,554 ($7,541) on the redeemable ordinary shares, which are reported as part of the carrying value of the redeemable ordinary shares in the accompanying consolidated balance sheets. As discussed in Note 13, upon the completion of the IPO in July 2009, all the 112,608 redeemable ordinary shares outstanding were automatically converted into non-redeemable ordinary shares pursuant to the Agreement.

F-16

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Share-based Awards Plan - In June 2009, the Board of Directors and the shareholders of the Company adopted the 2009 Stock Incentive Plan (the “2009 Plan”). The 2009 Plan provides for the granting of share options and restricted ordinary shares to employees, non-employee directors and consultants of the Company. Options granted under the 2009 Plan may be Incentive Stock Options or Non-statutory Stock Options. Non-employee directors and Consultants are not eligible to receive the award of an Incentive Stock Option. The Compensation Committee of the Board is entitled to establish the term, vesting conditions and exercise price of the options as well as the vesting conditions and transferability of restricted shares. Under the 2009 Plan, 790,362 unissued ordinary shares have been reserved for issuance. As discussed in Note 13, under the 2009 Plan, the Company granted options to purchase 293,000 ordinary shares to its employees and non-employee directors on July 29, 2009.

NOTE 7. INCOME TAXES

The Company is not subject to any income taxes in the United States or the Cayman Islands and had minimal operations in jurisdictions other than the PRC. ENI, BHD and Nanjing Recon are subject to PRC’s income taxes as PRC domestic companies. Before the implementation of the new Enterprise Income Tax Law (“EIT Law”), PRC domestic companies are generally subject to an enterprise income tax (“EIT”) rate of 33.0%. On March 16, 2007, the National People’s Congress of China passed the new EIT Law, and on December 6, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The new amended EIT Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. As a result, income tax rate for BHD and ENI was reduced from 33% to 25% in calendar year 2008 and after.

As approved by the local tax authority in the PRC, Nanjing Recon was entitled to a tax holiday with 50% tax exemption for calendar year 2006 and 2007. Nanjing Recon is also a government-certified high technology company and is subject to an income tax rate of 15%. As a result, Nanjing Recon was subject to an income tax rate of 7.5% for calendar year 2007 and 15% for calendar year 2008 and after.

Deferred taxes are comprised of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2008	2009	2009
			(Unaudited)
Allowance for doubtful receivables	¥656,110	¥913,943	$133,694
Deferred revenue and cost recognition in tax return	964,924	(3,901,616)	(570,737)
Loss carryforward	—	622,448	91,053

Total deferred income tax assets (liabilities)	¥1,621,034	¥(2,365,225)	$(345,990)

F-17

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Following is a reconciliation of income taxes at the calculated statutory rates:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2008	2009	2009
			(Unaudited)
Income tax calculated at statutory rates	¥4,934,326	¥4,722,553	$690,826
Nondeductible expenses (non-taxable income)	650,344	(90,090)	(13,179)
Benefit of favorable rate for high-technology companies	(1,184,710)	(588,251)	(86,051)
Benefit of operating loss carryforwards	—	(622,448)	(91,053)
Effect of change in income tax rates	253,541	(132,485)	(19,380)
Effect of non-taxable parent company income	12,396	388,608	56,847

Provision for income taxes	¥4,665,897	¥3,677,887	$538,010

The provision for income taxes is comprised of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2008	2009	2009
			(Unaudited)
Current income taxes	¥4,823,342	¥2,435,342	$356,248
Deferred income taxes	(157,445)	1,242,545	181,762

Provision for income taxes	¥4,665,897	¥3,677,887	$538,010

NOTE 8. NOTES PAYABLE

Notes payable consist of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	June 30, 2009	June 30, 2009
			(Unaudited)
Short-term notes payable due to non-related parties:
Due-on-demand note payable, no interest	¥2,049,058	¥1,374,888	$201,122
Short-term note payable, no interest, matures on December 31, 2009	—	193,504	28,306
Short-term notes payable, interest at 6%, matures on December 9, 2008 and 2009, respectively	590,000	625,400	91,485
Short-term note payable, no interest, matures on December 31, 2009	—	300,000	43,885
Short-term note payable, no interest, matures on May 10, 2010	—	650,000	95,083

Total short-term notes payable due to non-related parties	¥2,639,058	¥3,143,792	$459,881

F-18

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	June 30, 2009	June 30, 2009
			(Unaudited)
Short-term notes payable due to related parties:
Due-on-demand note payable to Principal Shareholders, no interest	¥—	¥376,377	$55,057
Short-term note payable to a Principal Shareholder’s family member, interest at 6%, matures on May 5, 2008 and 2009, respectively	140,000	182,000	26,623
Short-term note payable to a Principal Shareholder’s family member, interest at 6%, matures on December 9, 2008 and 2009, respectively	50,000	53,000	7,753
Short-term note payable to management, interest at 6%, matures on December 9, 2008 and 2009, respectively	550,000	583,000	85,283
Short-term note payable to management, no interest, matures on April 28, 2008 and 2009, respectively	100,000	100,000	14,628
Short-term note payable to management, interest at 3.72%, matures on April 21, 2009	—	2,050,000	299,879

Total short-term notes payable due to related parties	¥840,000	¥3,344,377	$489,223

NOTE 9. CONCENTRATIONS

In fiscal year 2008, the Company’s two largest customers accounted for approximately 59% and 33% of its revenue; in fiscal year 2009, the largest two customers represented about 49% and 43% of the Company’s revenue. In fiscal year 2008, the Company’s largest supplier accounted for 17% of its cost of revenue.

NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company leases offices in Beijing, Nanjing and Shandong. The amount of commitments for non-cancelable operating leases for 2010 is ¥97,200 ($14,219). All the lease agreements expire in 2010.

NOTE 11. RELATED PARTY TRANSACTIONS

Receivables from related parties - At June 30, 2008 and 2009, the Company had net trade receivables from related parties of ¥6,352,983 and ¥7,458,302 ($1,091,017), respectively, for the sale of goods to related parties and net other receivables from related parties of ¥99,550 and ¥507,541 ($74,244), respectively.

Payables to related parties - At June 30, 2008 and 2009, the Company owed related parties ¥1,257,278 and ¥189,744 ($27,756), respectively, for the purchase of goods. The Company also had other payables to related parties of ¥1,653,859 and ¥ 73,579 ($10,763), respectively, due to Principal Shareholders and companies under common ownership for payments of expenses made on behalf of the Company.

Sales to related parties - At June 30, 2008 and 2009, the Company had sales to a Company under common control in the amounts of ¥5,388,176 and ¥3,803,163, respectively.

Leases from related parties - On January 1, 2009, the Company entered into a one year agreement with Mr. Chen Guangqiang for the lease of office space. The terms of the agreement state that the Company will lease the property for one year, and pay Mr. Chen Guangqiang ¥4,500 per month.

The Company also rents office space from Mr. Yin Shenping’s wife. The Company pays ¥15,000 per month to Mr. Yin Shenping’s wife for its use.

F-19

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 12. DISCONTINUED OPERATIONS

In June 2008, the Company completed the sale of Inner Mongolia Adar, Weigu Windows and Xiamen Recon. Inner Mongolia Adar and Weigu Windows were both the majority-owned subsidiaries of BHD, and Xiamen Recon was the majority-owned subsidiary of Nanjing Recon. The Company determined that these three subsidiaries met the criteria for classification as discontinued operations in the last quarter of fiscal year 2008. The financial results associated with the three subsidiaries for the year ended June 30, 2008 are included in discontinued operations.

Summarized Statements of Income data for discontinued operations is as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2008	2009	2009
			(Unaudited)
Revenue	¥3,163,542	¥—	$—

Income(loss) before provision for income tax	276,993	—	—
Provision for income tax	(162,401)	—	—

Income from discontinued operations, net of tax	114,592	—	—
Gain on disposal of discontinued operations	381,631	—	—

Income (loss) from discontinued operations, net of tax	¥496,223	¥—	$—

NOTE 13. SUBSEQUENT EVENTS

Share-based Payments - As discussed in Note 6, the Company granted options to purchase 293,000 ordinary shares under the 2009 Plan to its employees and non-employee directors on July 29, 2009. The options have an excise price of $6.00 equal to the IPO price of the Company and will be vested over a period of five years, with the first 20% vesting on July 29, 2010. The options will expire ten years after the date of grant, on July 28, 2019. The grant date fair value of the options was of ¥8,616,898 ($1,260,499) will be recognized as compensation expense over the requisite service period of 5 years. The following table presents the assumptions used in the Black-Scholes valuation model to estimate the fair values of the share options granted:

Risk-free interest rate	2.69%
Dividend yield	0%
Expected volatility	77.57%
Expected life (in years)	6.25-10

The risk-free rate for periods of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is calculated based on management’s estimate of dividends to be paid on the underlying stock. The expected volatility is calculated using historical data obtained from an appropriate index due to lack of the Company’s own historical trading data. The expected life is calculated based on management’s estimated life of the instrument.

Placement Agent Warrants - As discussed in Note 6, the Company completed its IPO offering on July 31, 2009, and the gross proceeds received by the Company for the Offering were $10,200,000 (1,700,000 ordinary shares at $6.00 per share) before the cash offering costs of ¥9,651,771 ($1,411,883).

In connection with the Offering, the Company sold the placement agent warrants to purchase 170,000 ordinary shares at $7.20 per share for a nominal amount. These warrants are exercisable for a period of five years. The Company has agreed to file, during the five year period at its cost, at the request of the holders of a majority of the placement agents warrants and the underlying ordinary shares, and to use its best efforts to cause to become effective a registration statement under the Securities Act, as required to permit the public sale of ordinary shares issued or issuable upon exercise of the placement agent’s warrants. The Company accounted for the warrants as an additional offering cost with an estimated value of ¥4,213,304 ($616,332.). The following table presents the assumptions used in Black-Scholes valuation model to estimate the fair values of the placement agent warrants sold:

Risk-free interest rate	2.69%
Dividend yield	0%
Expected volatility	77.57%
Expected life (in years)	5

F-20

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

The risk-free rate for periods of the warrants is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is calculated based on management’s estimate of dividends to be paid on the underlying stock. The expected volatility is calculated using historical data obtained from an appropriate index due to lack of the Company’s own historical trading data. The expected life is calculated based on management’s estimated life of the instrument.

On July 31, 2009 ordinary shares of the Company commenced trading on NASDAQ Exchange. The Company has 3,951,811 ordinary shares issued and outstanding at July 31, 2009.

NOTE 14. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Basis of presentation - For the purpose of presenting parent company only condensed financial information, the Company recorded its interest in subsidiaries and variable interest entities under the equity method of accounting in the condensed balance sheets and reported its share of the profit (loss) of its subsidiaries and variable entities as equity in (profit) loss of subsidiaries and variable interest entities in the condensed statements of operations. These parent-company-only financial statements should be read in conjunction with the Company’s combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

CONDENSED BALANCE SHEETS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2008	2009	2009
			(Unaudited)
ASSETS
Cash and cash equivalents	¥1,370,000	¥22	$3
Receivables from a subsidiary	—	1,373,487	200,917
Interests in subsidiaries and variable interest entities	13,597,887	28,844,818	4,219,486

Total assets	¥14,967,887	¥30,218,327	$4,420,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Other payable	¥582	¥—	$—
Other payable - related parties	19,721	19,721	2,886

Total current Liabilities	20,303	19,721	2,886
Redeemable ordinary shares	1,388,641	1,434,342	209,819
Shareholders’ equity
Ordinary shares, $0.0185 U.S. dollar par value, 25,000,000 shares authorized and 2,139,203 shares outstanding	300,534	300,534	43,963
Additional paid-in capital	8,732,266	8,732,266	1,277,375
Statutory reserves	1,687,772	1,687,772	246,891
Retained earnings	2,838,371	18,043,692	2,639,472

Total shareholders’ equity	13,558,943	28,764,264	4,207,701

Total liabilities and shareholders’ equity	¥14,967,887	¥30,218,327	$4,420,406

F-21

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

RECON TECHNOLOGY, LTD

CONDENSED STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2008	2009	2009
			(Unaudited)
General, administrative and selling expense	¥(25,959)	¥—	$—
Other income (expenses)	—	5,855	856

Operating income (loss)	(25,959)	5,855	856

Profit from variable interest entities and subsidiaries	11,623,048	15,251,020	2,230,954
Interest income	34	—	—

Net income	11,597,123	15,256,875	2,231,810
Dividends on redeemable ordinary shares	(16,819)	(51,554)	(7,541)

Net Income available for common shareholders	¥11,580,304	¥15,205,321	$2,224,269

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2008	2009	2009
			(Unaudited)
Cash flows from operating activities:
Net income available for common shareholders	¥11,580,304	¥15,205,321	$2,224,269
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (profit) loss of subsidiaries and variable interest entities	(11,623,048)	(15,251,020)	(2,230,953)
Expense paid by shareholders as contribution	3,800	—	—
Dividends on redeemable ordinary shares	16,819	51,554	7,541
Remeasurement (gain) or loss	—	(1,764)	(259)
Changes in current assets and liabilities
Receivables from a subsidiary	—	(1,373,487)	(200,917)
Other payables	582	(582)	(85)
Other payables-related parties	19,721	—	—

Net cash used in operating activities	(1,822)	(1,369,978)	(200,404)

Cash flows from financing activities:
Proceeds from issuance of redeemable ordinary shares	1,371,822	—	—

Net cash provided by financing activities	1,371,822	—	—

Net change in cash	1,370,000	(1,369,978)	(200,404)
Cash and cash equivalents at beginning of year	—	1,370,000	200,407

Cash and cash equivalents at end of year	¥1,370,000	¥22	$3

F-22

RECON TECHNOLOGY, LTD

RECON TECHNOLOGY, LTD

CONSOLIDATED BALANCE SHEETS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥2,727,735	¥22,292,927	$3,261,059
Trade accounts receivable, net of allowance for doubtful accounts of ¥604,953 ($88,570) and ¥1,993,588($291,627), respectively	44,103,981	87,749,487	12,836,191
Trade accounts receivable-related parties, net of allowance for doubtful accounts of ¥350,498 ($51,316) and ¥0($0), respectively	7,458,302	—	—
Other receivables, net of allowance for doubtful accounts of ¥1,291,923 ($189,149) and ¥158,968($23,254), respectively	2,048,015	6,565,432	960,406
Other receivables-related parties, net of allowance for doubtful accounts of ¥169,074 ($24,754) and ¥0($0), respectively	507,541	—	—
Purchase advances, net of allowance for doubtful accounts of ¥1,239,234 ($181,435) and ¥654,740($95,777), respectively	5,637,082	38,239,189	5,593,714
Purchase advances-related parties	73,028	—	—
Prepaid expenses	338,072	1,116,579	163,336
Inventories	10,710,018	13,152,071	1,923,914
Deferred offering costs	1,622,048	—	—

Total current assets	75,225,822	169,115,685	24,738,621
Property and equipment, net of accumulated depreciation of ¥1,006,761 ($147,398) and ¥1,085,419($158,778), respectively	1,406,876	1,505,068	220,165

	¥76,632,698	¥170,620,753	$24,958,785

LIABILITIES AND EQUITY
Current liabilities
Trade accounts payable	¥15,601,101	¥17,582,246	$2,571,970
Trade accounts payable-related parties	189,744	—	—
Other payables	1,767,005	2,607,624	381,449
Other payables-related parties	73,579	—	—
Deferred income	2,361,605	4,184,521	612,121
Advances from customers	910,215	25,650	3,752
Accrued payroll and employees’ welfare	393,074	296,635	43,392
Accrued expenses	262,083	293,760	42,972
Taxes payable	9,182,676	18,884,422	2,762,455
Short-term notes payable	3,143,792	3,602,881	527,037
Short-term notes payable-related parties	3,344,377	4,147,657	606,729
Deferred tax liabilities	¥2,365,225	¥3,694,658	$540,463

Total current liabilities	39,594,476	55,320,053	8,092,341

Redeemable common stock	1,434,342	—	—
Equity
common stock, $0.0185 U.S. dollar par value, 25,000,000 shares authorized; 2,139,203 and 3,951,811 shares issued and outstanding	300,534	529,637	77,476
as of June 30, 2009 and March 31, 2010
Additional paid-in capital	8,732,266	68,734,489	10,054,635
Appropriated retained earnings	1,687,772	3,286,861	480,809
Unappropriated retained earnings	18,043,692	33,720,232	4,932,671
Accumulated other comprehensive income	—	(128,902)	(18,856)

Total controlling shareholders’ equity	28,764,264	106,142,317	15,526,736
Non-controlling interest, net of tax	6,839,616	9,158,383	1,339,709

Total equity	35,603,880	115,300,700	16,866,444

	¥76,632,698	¥170,620,753	$24,958,785

See notes to the consolidated financial statements.

RECON TECHNOLOGY, LTD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Chinese Yuan (Renminbi)				U.S. Dollars
	For the Nine Months ended March 31,		For the Three Months ended March 31,		For the Nine March 31,
	2010	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Hardware	¥90,932,348	¥57,656,322	¥24,578,963	¥12,124,602	$13,301,787
Service	7,675,214	1,495,662	1,709,402	95,662	1,122,747
Software	226,496	226,496	—	226,495	33,132
Hardware — related parties	—	2,143,590	—	—	—
Software — related parties	—	649,572	—	—	—

Total revenues	98,834,057	62,171,642	26,288,365	12,446,759	14,457,667
Cost of revenues	56,007,688	37,608,500	14,538,530	6,467,134	8,192,930

Gross margin	42,826,369	24,563,142	11,749,835	5,979,625	6,264,737

Selling and distribution expenses	7,557,188	4,760,272	1,534,090	1,422,598	1,105,482
General and administrative expenses	9,803,491	3,867,763	3,337,591	640,148	1,434,077

Operating expenses	17,360,679	8,628,035	4,871,681	2,062,746	2,539,559

Income from operations	25,465,690	15,935,107	6,878,153	3,916,878	3,725,178
Subsidy income	1,178,034	2,038,015	20,000	373,400	172,325
Interest income	5,693	12,608	(79)	683	833
Interest expense	(110,075)	(152,405)	(32,762)	(92,376)	(16,102)
Other income (expenses)	471,914	—	389,668	(38,167)	69,033

Income before income taxes and non-controlling interest	27,011,256	17,833,325	7,254,979	4,160,419	3,951,267
Provision for income taxes	(7,189,566)	(3,481,115)	(2,082,801)	(230,006)	(1,051,706)

Income from continuing operations	19,821,690	14,352,210	5,172,178	3,930,413	2,899,561
Loss from operations of discontinued subsidiaries, net of income taxes	—	(442,547)	—	(442,547)	—

Net income	19,821,690	13,909,663	5,172,178	3,487,866	2,899,561
Non-controlling interest, net of tax	(2,318,767)	(1,574,687)	(647,827)	(456,265)	(339,194)
Accrued dividend for redeemable	—	(51,331)	—	(17,044)	—
common stock

Net income available for common shareholders	¥17,502,923	¥12,283,645	¥4,524,351	¥3,014,557	$2,560,367

Basic earnings per share:
Income from continuing operations	¥5.28	¥6.71	¥1.31	¥1.84	$0.77

Loss from discontinued operations	¥—	¥(0.21)	¥—	¥(0.21)	$—

Net income	¥5.28	¥6.50	¥1.31	¥1.63	$0.77

Net income available for common shareholders	¥4.66	¥5.74	¥1.14	¥1.41	$0.68

Basic weighted average of common stock outstanding	3,753,350	2,139,203	3,951,811	2,139,203	3,753,350

Diluted earnings per share:
Income from continuing operations	¥5.27	¥6.37	¥1.29	¥1.75	$0.77

Loss from discontinued operations	¥—	¥(0.20)	¥—	¥(0.20)	$—

Net income	¥5.27	¥6.18	¥1.29	¥1.55	$0.77

Net income available for common shareholders	¥4.65	¥5.46	¥1.13	¥1.34	$0.68

Diluted weighted average of common stock outstanding	3,763,408	2,251,811	4,002,298	2,251,811	3,763,408

Comprehensive income
Net income	19,821,690	13,858,332	5,172,178	3,470,822	2,899,561
Foreign currency translation adjustment	119,992	—	119,992	—	17,553

Comprehensive income	¥19,941,682	¥13,858,332	¥5,292,170	¥3,470,822	$2,917,114
Comprehensive income attributable to non-controlling interest	2,330,766	1,574,687	659,826	456,265	340,950

Comprehensive income attributable to common shareholders	¥17,610,916	¥12,283,645	¥4,632,344	¥3,014,557	$2,576,164

See notes to the consolidated financial statements.

RECON TECHNOLOGY, LTD

CONSOLIDATED FINANCIAL STATEMENTS OF CASH FLOW

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine Months ended March 31,		For the Nine Months ended March 31,
	2010	2009	2010
Cash flows from operating activities:	(Unaudited)	(Unaudited)	(Unaudited)
Net income	¥19,821,690	¥14,352,210	$2,899,561
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	263,036	248,401	38,477
Share-based compensation expenses	1,178,701	—	172,423
Accrued dividend for redeemable common stock	—	51,331	—
Increase in deferred taxes	1,329,433	—	194,472
Changes in operating assets and liabilities:
Trade accounts receivable, net	(43,645,506)	(20,455,176)	(6,384,562)
Trade accounts receivable-related parties, net	7,458,302	(1,630,676)	1,091,017
Other receivables, net	(4,517,417)	(501,661)	(660,818)
Other receivables related parties, net	507,541	117,794	74,244
Purchase advances, net	(33,963,030)	(134,115)	(4,968,188)
Prepaid expenses	(778,507)	(354,169)	(113,882)
Inventories	(2,442,053)	1,441,121	(357,229)
Trade accounts payable	1,981,145	3,528,582	289,806
Trade accounts payable-related parties	(189,744)	(965,826)	(27,756)
Other payables	840,619	(1,767,525)	122,968
Other payables-related parties	73,579	(1,337,918)	10,763
Deferred income	1,822,916	(1,508,896)	266,660
Advances from customers	(884,565)	107,345	(129,396)
Accrued payroll	(96,439)	—	(14,107)
Accrued employees’ welfare	—	(81,921)	—
Accrued expenses	31,677	(18,333)	4,634
Taxes payable	9,701,746	6,044,796	1,419,193

Net cash used in provided by operating activities	¥(41,506,877)	¥(2,864,636)	$(6,071,719)

Cash flows from investing activities:
Purchases of property and equipment	(371,162)	(781,397)	(54,294)
Proceeds from sale of property and equipment	320	—	47
Payment of short-term notes receivable	—	(1,356,496)	—

Net cash used in investing activities	¥(370,842)	¥(2,137,893)	$(54,248)

Cash flows from financing activities:
Proceeds from stock issuance	60,209,057	—	8,807,516
Proceeds from short-term notes payable	459,089	1,831,655	67,157
Proceeds from short-term notes payable-related party	803,280	184,377	117,506

Net cash provided by financing activities	¥61,471,426	¥2,016,032	$8,992,178

Effect of exchange rate fluctuation on cash and cash equivalent	(28,514)	—	(4,171)

Increase (decrease) in cash and cash equivalents	¥19,565,192	¥(3,037,828)	$2,862,040
Cash and cash equivalents at beginning of period	2,727,735	7,637,421	399,019

Cash and cash equivalents at end of period	¥22,292,927	¥4,599,593	$3,261,059

Supplemental cash flow information
Cash paid for interest	—	—	—
Cash paid for taxes	¥98,834	323,340	14,458

See notes to the consolidated financial statements.

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization – Recon Technology, Ltd (the “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2007 by Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (the “Principal Shareholders”) as a company with limited liability. The Company provides services designed to automate and enhance the extraction of petroleum in the People’s Republic of China (the “PRC”). Its wholly owned subsidiary, Recon Technology, Co., Limited (“Recon-HK”) was incorporated on September 6, 2007 in Hong Kong. Other than the equity interest in Recon-HK, the Company does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Jining Recon Technology, Ltd. (“Recon-JN”) under the laws of the PRC. Other than the equity interest in Recon-JN, Recon-HK does not own any assets or conduct any operations.

Recon-JN conducts its business through the following PRC legal entities that are consolidated as variable interest entities (“VIEs”) and operate in the Chinese oilfield equipment & service industry:

Beijing BHD Petroleum Technology Co., Ltd. (“BHD”),

Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”), and

Jining ENI Energy Technology Co., Ltd. (“ENI”)

The following former subsidiaries of BHD entities were sold by June 2008:

Inner Mongolia Adar Energy Technology (“Inner Mongolia Adar”)

Beijing Weigu Windows Co. Technology (“Beijing Weigu”)

The following former subsidiaries of Nanjing Recon were sold by June 2009:

Xiamen Recon Technology, Ltd. (“Xiamen Recon”).

Xiamen Hengda Haitian (“Hengda Haitian”)

Beijing YabeiNuoda Technology, Ltd. (“Yabei Nuoda”).

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. On January 1, 2008, to protect the Company’s shareholders from possible future foreign ownership restrictions, the Principal Shareholders, who also hold the controlling interest of BHD, Nanjing Recon and ENI, reorganized the corporate and shareholding structure of these entities by entering into certain exclusive agreements with Recon-JN, which entitles Recon-JN to receive a majority of the residual returns. On May 29, 2009 Recon JN and BHD, Nanjing Recon, and ENI entered into an operating agreement to provide full guarantee for the performance of such contracts, agreements or transactions entered into by BHD, Nanjing Recon, and ENI. As a result of the new agreement, Recon-JN will absorb 100% of the expected losses and receive 90% of the expected gains of BHD, Nanjing Recon, and ENI, which results in Recon-JN being the primary beneficiary of these Companies.

Recon-JN also entered into Share Pledge Agreements with the Principal Shareholders, who

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

pledged all their equity interest in these entities to Recon-JN. The Share Pledge Agreements, which were entered into by each Principal Shareholder, pledged each of the Principal Shareholders’ equity interest in BHD, Nanjing Recon and ENI as a guarantee for the service payment under the Service Agreement.

The Service Agreement, entered into on January 1, 2008, between Recon-JN and BHD, Nanjing Recon, and ENI, states that Recon-JN will provide technical consulting services to BHD, Nanjing Recon, and ENI in exchange for 90% of their annual net profits as a service fee, which is to be paid quarterly.

In addition, Recon-HK entered into Option Agreements to acquire the Principal Shareholders’ equity interest in these entities if or when permitted by the PRC laws.

Based on these exclusive agreements, the Company consolidates BHD, Nanjing Recon and ENI as VIEs as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46(R)”) (ASC Topic 810), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51(ASC Topic 810) because the Company is the primary beneficiary of the VIEs.

On August 28, 2000 a Principal Shareholder of the Company purchased a controlling interest in BHD which was organized under the laws of the PRC on June 29, 1999. As at December 31, 2008 and 2009, the Principal Shareholder held 67.5% ownership in BHD. BHD is combined with the Company through the date of the exclusive agreements, and is consolidated following January 1, 2008, the date of the agreements based on FIN 46(R) (ASC Topic 810). The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

On April 18, 2007, BHD organized Inner Mongolia Adar under the laws of the PRC, of which BHD owned a 70% majority interest. On May 11, 2007 BHD created another subsidiary, Beijing Weigu, of which BHD held a 90% interest. On June 21, 2008 Beijing Weigu was sold to unrelated parties. On June 24, 2008 Inner Mongolia Adar was sold to unrelated parties. Inner Mongolia Adar and Beijing Weigu are consolidated with BHD for all periods presented to the date of disposition.

On January 21, 2003, ENI was organized under the laws the PRC. Principal Shareholders of the Company own a controlling interest of ENI. As at December 31, 2008 and 2009, the Principal Shareholders held 80% ownership interest in ENI. ENI is combined with the Company through the date of the exclusive agreements, and is consolidated following January 1, 2008, the date of the agreements based on FIN 46(R) (ASC Topic 810). The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

On August 27, 2007 the Principal Shareholders of the Company purchased a majority ownership of Nanjing Recon from a related party who was a majority owner of Nanjing Recon. At September 30, 2008 and 2009, the Principal Shareholders held 80% ownership interest in Nanjing Recon.

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Nanjing Recon was organized under the laws of the PRC on July 4, 2003. Nanjing Recon is combined with the Company through the date of the exclusive agreements, and is consolidated following January 1, 2008, the date of the agreements based on FIN 46(R) (ASC Topic 810). The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

Nature of Operations – The Company is mainly engaged in (1) providing equipment, tools and other hardware related to oilfield production and management. Simple installations may happen in connection with some projects; (2) developing and selling its own specialized industrial automation control and information solutions. The products and services provided by the Company include:

Oil Field Water Finding/Blocking Technology – The Company developed this technology designed to find and block water content in petroleum.

High-Efficiency Heating Furnaces – High-Efficiency Heating Furnaces are designed to remove the impurities and to prevent solidification blockage in transport pipes carrying crude petroleum. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas.

Multi-Purpose Fissure Shaper – Multipurpose fissure shapers improve the extractors’ ability to test for and extract petroleum which must be perforated into the earth before any petroleum extractor can test for the presence of oil.

Supervisory Control and Data Acquisition (“SCADA”) – SCADA is an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates underground and above-ground activities of the petroleum extraction industry. This system can help to manage the oil extraction process in real-time to reduce the costs associated with extraction.

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements – The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They are combined through the date of the exclusive agreements, and they are consolidated following January 1, 2008, the date of the agreements. The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, and VIEs for which the Company is the primary beneficiary. All inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature.

Convenience Translation – The Company’s functional currency is the Chinese Yuan (“Renminbi”) and the accompanying consolidated financial statements have been expressed in Chinese Yuan. The consolidated financial statements as of and for the period ended March 31, 2010 have been translated into United States dollars (“U.S. dollars”) solely for the convenience of the readers and are unaudited. The translation has been made at the rate of ¥ 6.8361 = US$1.00, the approximate exchange rate prevailing on March 31, 2010. These translated U.S. dollar amounts should not be construed as representing Chinese Yuan amounts or that the Chinese Yuan amounts have been or could be converted into U.S. dollars.

Accounting Estimates – The preparation of the consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments – The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customers and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents – Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months.

Trade Accounts and Other Receivables – Accounts receivable are recorded when revenue is recognized and are carried at original invoiced amount less a provision for any potential

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

uncollectible amounts. Provision is made against trade accounts and other receivables to the extent they are considered to be doubtful. Other receivables are from transactions with non-trade customers.

Purchase Advances – Purchase advances are the amounts prepaid to suppliers for purchases of inventory and are recognized when the final amount is paid to the suppliers and the inventory is delivered.

Inventories – Inventories are stated at the lower of cost or market value, on a weighted average basis. The method of determining inventory costs is used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items are lower than the cost.

Valuation of Long-lived Assets – The carrying values of the Company’s long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Advances from Customers – The Company, as is common practice in the PRC, will often receive advance payments from its customers for its products. The advances are showed as current liabilities and are recognized as revenue when the products are delivered.

Stock Split – On June 8, 2009, in connection with the Company’s contemplated initial public offering (“IPO”) of common shares, the Board of Directors approved a 42.7840667-to-1 split of common shares and redeemable common shares to shareholders of record as of such date. All references to the number of common shares and per share amounts have been restated as appropriate to reflect the effect of the split for all periods presented.

Revenue Recognition – The Company recognizes revenue when the four following criteria are met: (1) persuasive evidence of an arrangement, (2) delivery has occurred or services have been provided, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Hardware:

Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Software:

The Company sells self-developed software. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2 (ASC985-605), “Software Revenue Recognition,” and related interpretations. Revenue from software is recognized according to project contracts. Contract costs are accumulated during the periods of installation and testing or commissioning. Usually this is short term. Profits are not recognized until completion of the contracts. Costs included in inventory as work in process include direct materials, labor and related expense. Corporate general and administrative expenses are charged to expense in the period they are incurred.

Services:

The Company provides services to improve software functions and system requirements on separated fixed-price contracts. Revenue is recognized on the completed contract method when acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to service agreements.

Revenues applicable to multiple-element fee arrangements are divided among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by us for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a standalone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Cost of Revenues – When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenues include wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased equipment and pipes.

Subsidy Income – The Company received grants of ¥1,178,034 ($172,325) and ¥2,038,015 from the local government for the nine months ended March 31, 2010 and 2009, respectively. These grants were given by the government to support local software companies’ operation and research and development. Grants related to research and development projects are recognized as subsidy income in the consolidated statements of operations when received. Grants in form of value-added-tax refund are recognized when received.

Share-Based Compensation – The Company accounts for share-based compensation in accordance with SFAS No. 123(R) (ASC Topic.718) , Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

date based on the fair value of the award and is recognized as expense over the applicable vesting period of the share award using the straight-line method.

Income Taxes – Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 (ASC Topic 740), Accounting for Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company has not been subject to any income taxes in the United States or the Cayman Islands.

Business Segments – The Company operates in one industry which includes the sale of products for the oil field construction solely to customers in China; therefore, no business segment information has been presented.

Earnings per Common Share (“EPS”) – Basic EPS is computed by dividing net income available for common shareholders by the weighted average number of common shares outstanding. Diluted EPS are computed by dividing net income available for common shareholders by the weighted-average number of common shares and dilutive potential common share equivalents outstanding.

Recently Enacted Accounting Standards – In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (ASC Topic 810) , which changes the accounting and reporting for minority interests. Minority interests will be re-characterized as non-controlling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the non-controlling interest will be included in net income and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in net income. SFAS No. 160 is effective for the Company beginning July 1, 2009, and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The Company believes the adoption of SFAS No. 160 will not have a material impact on the financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (ASC Topic 805), Business Combinations, which replaces SFAS No. 141(ASC Topic 805). The statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized as a result of business combinations. It also requires the capitalization of in-process research and development

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

at fair value and requires the expensing of acquisition-related costs as incurred. In April 2009, the FASB issued FSP FAS 141(R)-1(ASC Topic 805-10) which amends SFAS No. 141(R) (ASC Topic 805) by establishing a model to account for certain pre-acquisition contingencies. Under the FSP, an acquirer is required to recognize at fair value an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, then the acquirer should follow the recognition criteria in SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss — an interpretation of FASB Statement No. 5. SFAS No. 141(R) (ASC Topic 805) and FSP FAS 141(R)-1(ASC Topic 805-10) are effective for us beginning July 1, 2009, and will apply prospectively to business combinations completed on or after that date. The impact of the adoption of SFAS No. 141(R) (ASC Topic 805) and FSP FAS 141(R)-1(ASC Topic 805-10) will depend on the nature of acquisitions completed after the date of adoption.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP 03-6-1) (ASC Topic 260-10-45), which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, Earnings per Share” FSP 03-6-1(ASC Topic 260-10-45) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. It requires all prior period earnings per share data presented to be adjusted retrospectively. The Company is currently evaluating the effect, if any, that the adoption of FSP 03-6-1(ASC Topic 260-10-45) will have on its consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued three FSPs that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities. FSP 157-4 (ASC Topic 820-10) clarifies the objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured. FSP 115-2 (ASC Topic 320-10) and FSP 124-2 (ASC Topic 320-10) establish a new model for

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

measuring other-than-temporary impairments for debt securities, including establishing criteria for when to recognize a write-down through earnings versus other comprehensive income. FSP 107-1 and APB 28-1(ASC Topic 825-10) expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, Disclosures about Fair Value of Financial Instruments(ASC Topic 26), to interim periods. The Company does not expect the adoptions of the three Staff Positions have a material impact on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), which is effective for the Company beginning July 1, 2010. This Statement amends Financial Accounting Standards Board Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities an interpretation of ARB No. 51, to require revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. The Company believes the adoption of this pronouncement will not have a material impact on the financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles or SFAS No. 168. SFAS No. 168(ASC Topic 105) will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related accounting literature. SFAS No. 168(ASC Topic 105) reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant SEC guidance organized using the same topical structure in separate sections. SFAS No. 168(ASC Topic 105) will be effective for financial statements issued for reporting periods ending after September 15, 2009. This will have an impact on the Company’s financial disclosures since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our third-quarter 2009 financial statements and the

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

In 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (ASC Topic 820) which defines fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. This guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. It does not expand or require any new fair value measures; however the application of this statement may change current practice. We adopted this guidance for financial assets and liabilities effective January 1, 2008 and for non financial assets and liabilities effective January 1, 2009. The adoption, which primarily affected the valuation of our derivative contracts, did not have a material effect on our financial condition or results of operations.

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

•

FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (ASC Topic 820-10-65). This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

•

FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (ASC topic 320-10-65). This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings) and 2) all other amounts (recorded in Other comprehensive income).

•

FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (ASC Topic 320-10-65). This update requires fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value on a quarterly basis.

We adopted these updates effective June 30, 2009 and the adoption did not have a material effect on our financial condition or results of operations.

In August 2009, FASB issued ASU No. 2009-05 which amends Fair Value Measurements and Disclosures — Overall (ASC Topic 820-10) to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required.

NOTE 3. TRADE ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at June 30, 2009 and March 31, 2010:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
Trade accounts receivable	¥44,708,934	¥89,743,075	$13,127,818
Allowance for doubtful accounts	(604,953)	(1,993,588)	(291,627)

Trade accounts receivable, net	¥44,103,981	¥87,749,487	$12,836,191

NOTE 4. INVENTORIES

Inventories consisted of the following at June 30, 2009 and March 31, 2010:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
Low-value consumption goods	¥—	¥9,235	$1,351
Purchased goods and raw materials	228,569	6,210,205	908,443
Work in process	319,490	869,058	127,128
Finished goods	10,161,959	6,063,572	886,993

Total inventories	¥10,710,018	¥13,152,071	$1,923,914

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Motor vehicles	10 Years
Office equipment	2-5 Years
Leasehold improvement	5 years

Gain or loss on the sales or retirements is included in the consolidated statements of operations. Accumulated depreciation expense was ¥1,006,761 and ¥1,085,419 ($158,778) as at June 30, 2009 and March 31, 2010, respectively. Property and equipment consisted of the following at June 30, 2009 and March 31, 2010:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
Motor vehicles	¥1,464,918	¥1,725,831	$252,458
Office equipment and fixtures	779,257	587,718	85,973
Leasehold improvement	169,462	276,938	40,511

Total property and equipment	2,413,637	2,590,487	378,942
Less: Accumulated depreciation	(1,006,761)	(1,085,419)	(158,778)

Property and equipment, net	¥1,406,876	¥1,505,068	$220,165

NOTE 6. SHAREHOLDERS’ EQUITY

Common Shares – When the Company was incorporated in the Cayman Islands on August 21, 2007, 25,000,000 common shares were authorized, and 2,139,203 common shares were issued to the Principal Shareholders, at a par value of $0.0185 each. On July 29, 2009, the Company completed its IPO by offering 1,700,000 common shares at $6.00 per share as discussed in Note 13. After this IPO, all the 112,608 redeemable common shares outstanding were automatically converted into non-redeemable common shares pursuant to the Agreement.

Statutory Reserves – According to the Articles of Incorporation, the Company is required to transfer a certain portion of its net profit, as determined under PRC accounting regulations, from current net income to the statutory reserve fund. As of June 30, 2009 and March 31, 2010 the balance of total statutory reserves was ¥1,687,772 and ¥3,286,861 ($480,809).

Redeemable Common Shares – On December 10, 2007, the Company signed a Common Shares Subscription Agreement (the “Agreement”) to sell 112,608 common shares to an investor at an aggregate consideration of $200,000. Net total proceeds of $200,000 were received by the Company during March and April, 2008.

The common shares issued are subject to redemption under certain conditions. In the event that the Company fails to list on a recognized stock exchange or complete a qualified IPO within 18 months after the signing of the Agreement, the Company shall repay all the consideration plus 5% per annum of the consideration to the investor. The three Principal Shareholders, Nanjing Recon, ENI, and BHD severally and jointly guaranteed the payment.

The shares issued are only conditionally redeemable as described above and are therefore not

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

classified as a liability. However, redemption of the shares is not solely within the control of the Company; therefore, the shares are classified outside of permanent equity. As discussed in Note 13, upon the completion of the IPO in July 2009, all the 112,608 redeemable common shares outstanding were automatically converted into non-redeemable common shares pursuant to the Agreement.

Share-based Awards Plan – In June 2009, the Board of Directors and the shareholders of the Company adopted the 2009 Stock Incentive Plan (the “2009 Plan”). The 2009 Plan provides for the granting of share options and restricted common shares to employees, non-employee directors and consultants of the Company. Options granted under the 2009 Plan may be Incentive Stock Options or Non-statutory Stock Options. Non-employee directors and Coennsultants are not eligible to receive the award of an Incentive Stock Option. The Compensation Committee of the Board of Director is entitled to establish the term, vesting conditions and exercise price of the options as well as the vesting conditions and transferability of restricted shares. Under the 2009 Plan, 790,362 unissued common shares have been reserved for issuance. As discussed in Note 13, under the 2009 Plan, the Company granted options to purchase 293,000 common shares to its employees and non-employee directors on July 29, 2009.

NOTE 7. INCOME TAXES

The Company is not subject to any income taxes in the United States or the Cayman Islands and had minimal operations in jurisdictions other than the PRC. ENI, BHD and Nanjing Recon are subject to PRC’s income taxes as PRC domestic companies. Before the implementation of the new Enterprise Income Tax Law (“EIT Law”), PRC domestic companies are generally subject to an enterprise income tax (“EIT”) rate of 33%. On March 16, 2007, the National People’s Congress of China passed the new EIT Law, and on December 6, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The new amended EIT Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. As a result, income tax rate for ENI was reduced from 33% to 25% in calendar year 2008 and after.

As approved by the domestic tax authority in the PRC, Nanjing Recon was entitled to a tax holiday with 50% tax exemption for calendar year 2006 and 2007. Nanjing Recon is also a government-certified high technology company and is subject to an income tax rate of 15%. As a result, Nanjing Recon was subject to an income tax rate of 7.5% for calendar year 2007 and 15% for calendar year 2008 and 2009. By the end of calendar year 2009, Nanjing Recon’s high-tech enterprises certificate of two years was expired, and the company is applying for renewal of the high-tech certification now.

As approved by the domestic tax authority in the PRC, BHD was recognized as a government-certified high technology company on November. 25, 2009 and is subject to an income tax rate of 15% for calendar year 2010. This qualification certificate will stay effective till the certificate matures in 2012.

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes are comprised of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
Allowance for doubtful receivables	¥913,943	¥529,282	$77,425
Deferred revenue and cost recognition in tax return	(3,901,616)	(4,223,939)	(617,887)
Loss carryforward	622,448	—	—

Total deferred income tax assets (liabilities)	¥(2,365,225)	¥(3,694,658)	$(540,463)

Following is a reconciliation of income taxes at the calculated statutory rates:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine months Ended March 31,		For the Nine months Ended March 31,
	2009	2010	2010
		(Unaudited)	(Unaudited)
Income tax calculated at statutory rates	¥(3,580,519)	¥(7,994,081)	$(1,169,392)
Benefit of favorable rate for high-technology companies		150,646	22,037
Benefit of operating loss carry forwards		653,869	95,649
Tax loss for which no deferred tax assets has been recogni	99,404		—

Provision for income taxes	¥(3,481,115)	¥(7,189,566)	$(1,051,706)

The provision for income taxes is comprised of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine months Ended March 31,		For the Nine months Ended March 31,
	2009	2010	2010
		(Unaudited)	(Unaudited)
Current income taxes	¥(1,115,890)	¥10,884,224	$1,592,169
Deferred income taxes	(2,365,225)	(3,694,658)	(540,463)

Provision for income taxes	¥(3,481,115)	¥7,189,566	$1,051,706

NOTE 8. NOTES PAYABLE

Notes payable consist of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
Short-term notes payable due to non-related parties:
Due-on-demand note payable, no interest	¥1,374,888	¥1,440,470	$210,715
Short-term note payable, no interest, matures on December 31, 2009	193,504	—	—
Short-term notes payable, interest at 6%, matures on December 9, 2009	625,400	1,172,911	171,576
Short-term note payable, no interest, matures on December 31, 2009	300,000	540,000	78,992
Short-term note payable, no interest, matures on May 10, 2010	650,000	449,500	65,754

Total short-term notes payable due to non-related parties	¥3,143,792	¥3,602,881	$527,037

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
		(Unaudited)	(Unaudited)
Short-term notes payable due to related parties:
Due-on-demand note payable to Principal Shareholders, no interest	¥376,377	¥380,577	$55,672
Short-term note payable to a Principal Shareholder’s family member, interest at 6%, matures on May 5, 2009	182,000	249,100	36,439
Short-term note payable to a Principal Shareholder’s family member, interest at 6%, matures on December 9, 2009	53,000	3,000,000	438,847
Short-term note payable to management, interest at 6%, matures on December 9, 2009	583,000	517,980	75,771

Total short-term notes payable due to related parties	¥3,344,377	¥4,147,657	$606,729

NOTE 9. CONCENTRATIONS

For the nine months ended March 31, 2010, the largest two customers, CNPC and SINOPEC, represented about 47.37% and 36.87% of the Company’s revenue. For the period ended March 31, 2010, no supplier accounted 10% of its cost of revenue.

NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company leases offices in Beijing, Nanjing and Shandong. The amount of commitments for non-cancelable operating leases for remaining quarters of 2010 is ¥32,400 ($4,740). All the lease agreements expire in 2010.

NOTE 11. RELATED PARTY TRANSACTIONS

Receivables from related parties – At June 30, 2009 and March 31, 2010, the Company had net trade receivables from related parties of ¥7,458,302 ($1,091,960) and ¥0 ($0), respectively, for the sale of goods to related parties and net other receivables from related parties of ¥507,541 ($74,308) and ¥0 ($0), respectively.

Payables to related parties – At June 30, 2009 and March 31, 2010, the Company owed related parties ¥189,744 ($27,780) and ¥0 ($0), respectively, for the purchase of goods. The Company also had other payables to related parties of ¥ 73,579 ($10,773) and ¥0 ($0), respectively, due to Principal Shareholders and companies under common ownership for payments of expenses made on behalf of the Company.

Leases from related parties – On January 1, 2010, the Company entered into a one-year agreement with Mr. Chen Guangqiang for the lease of office space. The terms of the agreement state that the Company will lease the property for one year, and pay Mr. Chen Guangqiang ¥4,500 per month.

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company also rents office space from Mr. Yin Shenping’s wife. The Company pays ¥15,000 per month to Mr. Yin Shenping’s wife for its use.

NOTE 12. DISCONTINUED OPERATIONS

At the end of calendar year 2008, the Company completed the sale of Xiamen Hengda Haitian and Yabei Nuoda. Both Xiamen Hengda Haitian and Yabei Nuoda were previously controlled by one of our principle shareholders. The Company determined that these two subsidiaries met the criteria for classification as discontinued operations by the end of calendar year 2008.

NOTE 13. STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment” (“SFAS No. 123-R”)(ASC 718), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) (ASC 718) to provide guidance on SFAS No. 123-R. The Company has applied SAB 107 in its adoption of SFAS No. 123-R.

Statement No. 123(R) requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The fair value of stock options is determined using the Binomial Lattice valuation model instead of the Black-Scholes Model previously utilized under Statement No. 123. The Company believes that the revised model represents a more likely projection of actual outcomes.

Statement No. 123(R) requires that the realized tax benefit related to the excess of the deductible amount over the compensation expense recognized be reported as a financing cash flow rather than as an operating cash flow, as required under previous accounting guidance. The Company does not recognize any tax benefit related to this based on the Company’s historical operating performance, lack of taxable income and the accumulated deficit.

As of March 31, 2010, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s option plans.

Share-based Payments – As discussed in Note 6, the Company granted options to purchase 293,000 common shares under the 2009 Plan to its employees and non-employee directors on July 30, 2009. The options have an excise price of $6.00 equal to the IPO price of the Company and will be vested over a period of five years, with the first 20% vesting on July 30, 2010. The options will expire ten years after the date of grant, on July 29, 2019. For the nine months ended March 31, 2010, the fair value were estimated using the Binomial Lattice valuation model, with the following weighted-average assumptions and fair values as follows:

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Volatility*	78%
Life of option (in years)**	10
Risk free interest rate***	4.6118%
Expected dividend rate	0%
Forfeiture rate****	15%
Weighted-average fair value per option granted	4.4166

*	Volatility is projected using the performance of PHLX Oil Service Sector index.
**	The life of options represents the period the option is expected to be outstanding.
***	The risk-free interest rate is based on the Chinese international bond denominated in U.S dollar with a maturity that approximates the life of the option.
****	Forfeiture rate is the estimated percentage of options forfeited by employees by leaving or being terminated before vesting.

The Company recognized compensation cost for awards with graded vesting on a straight — line basis over the requisite service period for the entire award. The grant date fair value of the options was ¥30.17 per share. Compensation expense recorded for the nine months ended March 31, 2010 was ¥1,178,701 ($172,423).

Placement Agent Warrants – As discussed in Note 6, the Company completed its IPO offering on July 30, 2009, and the gross proceeds received by the Company for the Offering were $10,200,000 (1,700,000 common shares at $6.00 per share) before the cash offering costs of ¥9,651,771 ($1,412,896).

In connection with the Offering, the Company sold the placement agent warrants to purchase 170,000 common shares at $7.20 per share for a nominal amount. These warrants are exercisable for a period of five years. The Company has agreed to file, during the five year period at its cost, at the request of the holders of a majority of the placement agents warrants and the underlying common shares, and to use its best efforts to cause to become effective a registration statement under the Securities Act, as required to permit the public sale of common shares issued or issuable upon exercise of the placement agent’s warrants. The Company accounted for the warrants as an additional offering cost with an estimated value of $627,341. The following table presents the assumptions used in the Black-Scholes valuation model to estimate the fair value of the placement agent warrants sold:

Risk-free interest rate	3.77%
Dividend yield	0%
Expected volatility	78%
Expected life (in years)	5

On July 31, 2009 common shares of the Company commenced trading on NASDAQ Exchange. The Company has 3,951,811 common shares issued and outstanding on July 31, 2009.

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company had 293,000 of granted stock options that were exercisable as of March 31, 2010 and zero of granted stock options were exercised. The Company had 170,000 of granted placement agent warrants as of March 31, 2010 and zero of warrants were exercised.

NOTE 14. EARNINGS PER SHARE.

Statement of Financial Accounting Standards No. 128 (ASC Topic 260), “Earnings per share” requires the presentation of basic earnings per share and diluted earnings per share. Basic and diluted earnings per share computations are presented by the Company conform to the standard and are based on the weighted average number of shares of Common Stock outstanding during the year.

Basic earnings per share are computed by dividing net income or loss by the weighted average number of shares outstanding for the year. “Diluted” earnings per share is computed by dividing net income or loss by the total of the weighted average number of shares outstanding, and the dilutive effect of outstanding stock options (applying the treasury stock method). However, the effect from warrant would have been anti-dilutive due to the fact that the weighted average exercise price per share of the warrant is higher than the weighted average market price per share of the common stock during the three months and nine months ended March 31, 2010.

According to the share subscription agreement signed on December 10, 2007, if the company completes an initial public offering of its common stock on or before September 30, 2009, the founder’s obligation to purchase, and the investor’s obligation to sell, the shares shall terminate automatically and immediately. So the company’s 112,608 redeemable common shares are currently included in the calculation of the basic EPS and there are no more redeemable shares. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine Months Ended March 31,		For the Nine Months Ended December 31,
	2010	2009	2010
		(Unaudited)	(Unaudited)
Basic weighted average of common shares outstanding	3,753,350	2,139,203	3,753,350
Effect of redeemable common shares	—	112,608	—
Effect of Share-based Payments	10,058	—	10,058
Diluted weighted average common shares outstanding	3,763,408	2,251,811	3,763,408

Net income from continuing operations	¥19,821,690	¥14,352,210	$2,899,561
Basic earning per share	¥5.28	¥6.71	$0.77
Diluted earnings per share	¥5.27	¥6.37	$0.77

Loss from discontinued operations	¥—	¥(442,547)	$—
Basic earning per share	¥—	¥(0.21)	$—
Diluted earnings per share	¥—	¥(0.20)	$—

Net income available for common shareholders	¥17,502,923	¥12,283,645	$2,560,367
Basic earnings per share	¥4.66	¥5.74	$0.68
Diluted earnings per share	¥4.65	¥5.46	$0.68

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Basis of presentation – For the purpose of presenting parent company only condensed financial information, the Company recorded its interest in subsidiaries and variable interest entities under the equity method of accounting in the condensed balance sheets and reported its share of the profit (loss) of its subsidiaries and variable entities as equity in (profit) loss of subsidiaries and variable interest entities in the condensed statements of operations. These parent-company-only financial statements should be read in conjunction with the Company’s consolidated financial statements.

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2009	March 31, 2010	March 31, 2010
ASSETS		(Unaudited)	(Unaudited)
Cash and cash equivalents	¥22	¥20,568,477	$3,008,803
Receivables from a subsidiary	1,373,487	35,969,301	5,261,670
Purchase advance	—	256,354.00	37,500
Prepaid expenses	—	722,220	105,648
Interests in subsidiaries and variable interest entities	28,844,818	47,143,662	6,896,280

Total assets	¥30,218,327	¥104,660,014	$15,309,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Other payable	¥—	¥164,056	$23,998
Payable to a subsidiary	—	1,640,502	239,976
Other payable — related parties	19,721	—	0

Total current Liabilities	19,721	1,804,558	263,975
Redeemable ordinary shares	1,434,342	—	—
Shareholders’ equity
Ordinary shares, $0.0185 U.S. dollar par value, 25,000,000 shares authorized and 2,139,203 shares outstanding	300,534	529,637	77,476
Additional paid-in capital	8,732,266	68,734,489	10,054,635
Statutory reserves	1,687,772	—	0
Retained earnings	18,043,692	33,720,232	4,932,671
Other comprehensive income	—	(128,902)	(18,856)

Total shareholders’ equity	28,764,264	102,855,456	15,045,926

Total liabilities and shareholders’ equity	¥30,218,327	¥104,660,014	$15,309,901

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine months Ended March 31,		For the Nine months March 31,
	2009	2010	2010
		(Unaudited)	(Unaudited)
General, administrative and selling expense	¥(1,397,829)	¥(4,547,153)	$(665,168)
Other expenses	(51,331)	(19,289)	(2,822)

Operating loss	(1,449,160)	(4,566,442)	(667,990)

Profit from variable interest entities and subsidiaries	14,172,182	22,186,344	3,245,468
Interest income	3,170	3,014	441

Net income	12,726,192	17,622,916	2,577,919
Dividends on redeemable ordinary shares	—	—	—

Net Income available for common shareholders	¥12,726,192	¥17,622,916	$2,577,919

RECON TECHNOLOGY, LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine monts Ended March 31,		For the Nine months March 31,
	2009	2010	2010
		(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income available for common shareholders	¥12,726,192	¥17,622,916	$2,577,920
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (profit) loss of subsidiaries and variable interest entities	(14,172,182)	(22,186,344)	(3,245,468)
Expense paid by shareholders as contribution	—	—	—
Dividends on redeemable ordinary shares	—	—	—
Share-based payment	—	1,178,701
Changes in current assets and liabilities
Receivables from a subsidiary	—	(34,595,814)	(5,060,753)
Other receivable	—	(256,354)	(37,500)
Prepaid expense	—	(722,220)	(105,648)
Interest payable	(3,170)	—
Trade payable	318,244
Other payable	409,869	(839,864)

Net cash used in operating activities	(721,047)	(39,798,979)	(5,871,449)

Cash flows from financing activities:
Proceeds from issuance of redeemable ordinary shares	—	—	—
Proceeds from issuance of ordinary shares	—	60,209,057	8,807,516

Net cash provided by financing activities	—	60,209,057	8,807,516

Effect of foreign exchange rate fluctuation	28,853	158,377	23,168
Net change in cash	(692,194)	20,568,455	3,008,800
Cash and cash equivalents at beginning of year	1,370,000	22	3

Cash and cash equivalents at end of year	¥677,806	¥20,568,477	$3,008,803

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

RECON TECHNOLOGY, LTD

             Units

Each Unit Consisting of Four Ordinary

Shares and One Warrant

Prospectus

Ladenburg Thalmann & Co. Inc.

Rodman & Renshaw, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission and FINRA, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	$1,665
FINRA filing fee	2,834
Legal fees and expenses	150,000
Accounting fees and expenses	100,000
Printing fees	40,000
Miscellaneous	5,501

Total	$300,000

Item 14.	Indemnification of Directors and Officers

Cayman Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In the past three years, we (i) issued 20,000 ordinary shares to Mr. Li Hongqi and 15,000 ordinary shares each to Mr. Yin Shenping and Mr. Chen Guangqiang, in connection with the formation of Recon-CI and (ii) issued 2,632 ordinary shares to Bloomsway Development Ltd in return for $200,000, in transactions that were not required to be registered under the Securities Act of 1933. Giving effect to the 42.7840667-for-1 split of our shares and subsequent transfers by each of Mr. Li, Mr. Yin and Mr. Chen, (a) Mr. Li now owns 833,681 ordinary shares; (b) Mr. Yin and Mr. Chen each own 619,761 ordinary shares; and (c) Bloomsway Development Ltd now owns 112,608 ordinary shares.

All issuances of ordinary shares to Mr. Li, Mr. Yin, Mr. Chen and Bloomsway Development Ltd were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as a transaction not involving any public offering and not to fall within Section 5 under the Securities Act by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Underwriting Agreement (1)

3.1	Amended and Restated Articles of Association of the Registrant (2)

3.2	Amended and Restated Memorandum of Association of the Registrant (2)

4.1	Specimen Share Certificate (2)

4.2	Form of Representative’s Warrant (included in Exhibit 10.31) (3)

5.1	Opinion of Campbells, Cayman Islands counsel (1)

5.2	Opinion of Kaufman & Canoles, P.C. (1)

10.1	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.2	Translation of Power of Attorney for rights of Chen Guangqiang in Beijing BHD Petroleum Technology Co., Ltd. (2)

10.3	Translation of Power of Attorney for rights of Yin Shenping in Beijing BHD Petroleum Technology Co., Ltd. (2)

10.4	Translation of Power of Attorney for rights of Li Hongqi in Beijing BHD Petroleum Technology Co., Ltd. (2)

10.5	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.6	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.7	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.8	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.9	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.10	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.11	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Jining ENI Energy Technology Co., Ltd. (2)

10.12	Translation of Power of Attorney for rights of Chen Guangqiang in Jining ENI Energy Technology Co., Ltd. (2)

10.13	Translation of Power of Attorney for rights of Yin Shenping in Jining ENI Energy Technology Co., Ltd. (2)

10.14	Translation of Power of Attorney for rights of Li Hongqi in Jining ENI Energy Technology Co., Ltd. (2)

10.15	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd. (2)

10.16	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd. (2)

10.17	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd. (2)

10.18	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd. (2)

10.19	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd. (2)

10.20	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd. (2)

10.21	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Nanjing Recon Technology Co., Ltd. (2)

10.22	Translation of Power of Attorney for rights of Chen Guangqiang in Nanjing Recon Technology Co., Ltd. (2)

10.23	Translation of Power of Attorney for rights of Yin Shenping in Nanjing Recon Technology Co., Ltd. (2)

10.24	Translation of Power of Attorney for rights of Li Hongqi in Nanjing Recon Technology Co., Ltd. (2)

10.25	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd. (2)

10.26	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd. (2)

10.27	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd. (2)

10.28	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd. (2)

10.29	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd. (2)

10.30	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd. (2)

10.31	Form of Warrant Agreement (3)

10.32	Form of Lock-Up Agreement (1)

10.33	Employment Agreement between Recon Technology (Jining) Co., Ltd. and Mr. Yin Shenping (2)

10.34	Employment Agreement between Recon Technology (Jining) Co., Ltd. and Mr. Chen Guangqiang (2)

10.35	Employment Agreement between Recon Technology (Jining) Co., Ltd. and Mr. Li Hongqi (2)

10.36	Summary Translation of Technical Service Contract by and between Natural Gas Development Company of Qinghai Oilfield and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.37	Summary Translation of Sales Contract, by and between the West Site Department of Bazhou, Zhongyuan Petroleum Exploration Bureau Project Construction Corporation and Jining ENI Energy Technology Co., Ltd. (2)

10.38	Ordinary Shares Subscription Agreement dated December 31, 2007 between the Registrant and Bloomsway Development Ltd (2)

10.39	Translation of Contract for the Sale of Industrial and Mineral Products between Nanjing Recon Technology Co., Ltd. and PetroChina Qinghai Oilfield Co., Ltd. (2)

10.40	Translation of Contract of Material Reserves and Sales between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Qinghai Oilfield Co., Ltd. (2)

10.41	Translation of Contract of Material Reserves and Sales between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Qinghai Oilfield Co., Ltd. (2)

10.42	Translation of Contract for Purchasing Vacuum-Heating-Furnace between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Huabei Oilfield Co., Ltd. (2)

10.43	Translation of Contract of the Sale of Goods between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Huabei Oilfield Co., Ltd. (2)

10.44	Summary Translation of Chuan East to Chuan West Transferring Gas Pipe Project Product Collective Contract between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.45	Summary Translation of Industrial Product Purchasing Agreement between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.46	Summary Translation of Purchase Agreement between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.47	Summary Translation of Chuan East to Chuan West Transferring Gas Pipe Project Product Collective Contract between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.48	Operating Agreement among Recon Technology (Jining) Co. Ltd., Nanjing Recon Technology Co., Ltd. and Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (2)

10.49	Operating Agreement among Recon Technology (Jining) Co. Ltd., Jining ENI Energy Technology Co., Ltd., and Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (2)

10.50	Operating Agreement among Recon Technology (Jining) Co. Ltd., Beijing BHD and Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (2)

21.1	Subsidiaries of the Registrant (2)

23.1	Consent of Hansen Barnett & Maxwell (1)

23.4	Consent of Campbells (included in Exhibit 5.1) (1)

24.1	Power of Attorney (included on page II-6 of the Registration Statement) (4)

99.1	Stock Option Plan (2)

99.2	Code of Business Conduct and Ethics (2)

99.3	Opinion of Jingtian & Gongcheng (1)

(1)	Filed herewith
(2)	Incorporated by reference to the registrant’s registration statement on Form S-1, File No. 333-152964, filed on August 12, 2008, as amended
(3)	To be filed by amendment.
(4)	Previously filed.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 9th day of June, 2010.

RECON TECHNOLOGY, LTD, a Cayman Islands exempted company

By:	/S/ YIN SHENPING
Name:	Yin Shenping
Title:	Chief Executive Officer (Principal Executive Officer)

Date:	June 9, 2010

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ YIN SHENPING	Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2010
Yin Shenping

/S/ LIU JIA	Chief Financial Officer (Principal Accounting and Financial Officer)	June 9, 2010
Liu Jia

*	Chief Technology Officer and Director	June 9, 2010
Chen Guangqiang

*	Chief Marketing Officer and Director	June 9, 2010
Li Hongqi

/S/ DENNIS O. LAING	Director (Authorized Representative in the United States)	June 9, 2010
Dennis O. Laing

*	Director	June 9, 2010
Nelson N.S. Wong

*	Director	June 9, 2010
Hu Jijun

*	Director	June 9, 2010
Liao Xiaorong

*By:	/S/ YIN SHENPING
Yin Shenping
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document

1.1	Form of Underwriting Agreement (1)

3.1	Amended and Restated Articles of Association of the Registrant (2)

3.2	Amended and Restated Memorandum of Association of the Registrant (2)

4.1	Specimen Share Certificate (2)

4.2	Form of Representative’s Warrant (included in Exhibit 10.31) (3)

5.1	Opinion of Campbells, Cayman Islands counsel (1)

5.2	Opinion of Kaufman & Canoles, P.C. (1)

10.1	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.2	Translation of Power of Attorney for rights of Chen Guangqiang in Beijing BHD Petroleum Technology Co., Ltd. (2)

10.3	Translation of Power of Attorney for rights of Yin Shenping in Beijing BHD Petroleum Technology Co., Ltd. (2)

10.4	Translation of Power of Attorney for rights of Li Hongqi in Beijing BHD Petroleum Technology Co., Ltd. (2)

10.5	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.6	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.7	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.8	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.9	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.10	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.11	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Jining ENI Energy Technology Co., Ltd. (2)

10.12	Translation of Power of Attorney for rights of Chen Guangqiang in Jining ENI Energy Technology Co., Ltd. (2)

10.13	Translation of Power of Attorney for rights of Yin Shenping in Jining ENI Energy Technology Co., Ltd. (2)

10.14	Translation of Power of Attorney for rights of Li Hongqi in Jining ENI Energy Technology Co., Ltd. (2)

10.15	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd. (2)

10.16	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd. (2)

10.17	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd. (2)

10.18	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd. (2)

10.19	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd. (2)

10.20	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd. (2)

10.21	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Nanjing Recon Technology Co., Ltd. (2)

10.22	Translation of Power of Attorney for rights of Chen Guangqiang in Nanjing Recon Technology Co., Ltd. (2)

10.23	Translation of Power of Attorney for rights of Yin Shenping in Nanjing Recon Technology Co., Ltd. (2)

10.24	Translation of Power of Attorney for rights of Li Hongqi in Nanjing Recon Technology Co., Ltd. (2)

10.25	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd. (2)

10.26	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd. (2)

10.27	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd. (2)

10.28	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd. (2)

10.29	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd. (2)

10.30	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd. (2)

10.31	Form of Warrant Agreement (3)

10.32	Form of Lock-Up Agreement (1)

10.33	Employment Agreement between Recon Technology (Jining) Co., Ltd. and Mr. Yin Shenping (2)

10.34	Employment Agreement between Recon Technology (Jining) Co., Ltd. and Mr. Chen Guangqiang (2)

10.35	Employment Agreement between Recon Technology (Jining) Co., Ltd. and Mr. Li Hongqi (2)

10.36	Summary Translation of Technical Service Contract by and between Natural Gas Development Company of Qinghai Oilfield and Beijing BHD Petroleum Technology Co., Ltd. (2)

10.37	Summary Translation of Sales Contract, by and between the West Site Department of Bazhou, Zhongyuan Petroleum Exploration Bureau Project Construction Corporation and Jining ENI Energy Technology Co., Ltd. (2)

10.38	Ordinary Shares Subscription Agreement dated December 31, 2007 between the Registrant and Bloomsway Development Ltd (2)

10.39	Translation of Contract for the Sale of Industrial and Mineral Products between Nanjing Recon Technology Co., Ltd. and PetroChina Qinghai Oilfield Co., Ltd. (2)

10.40	Translation of Contract of Material Reserves and Sales between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Qinghai Oilfield Co., Ltd. (2)

10.41	Translation of Contract of Material Reserves and Sales between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Qinghai Oilfield Co., Ltd. (2)

10.42	Translation of Contract for Purchasing Vacuum-Heating-Furnace between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Huabei Oilfield Co., Ltd. (2)

10.43	Translation of Contract of the Sale of Goods between Beijing BHD Petroleum Technology Co., Ltd. and PetroChina Huabei Oilfield Co., Ltd. (2)

10.44	Summary Translation of Chuan East to Chuan West Transferring Gas Pipe Project Product Collective Contract between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.45	Summary Translation of Industrial Product Purchasing Agreement between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.46	Summary Translation of Purchase Agreement between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.47	Summary Translation of Chuan East to Chuan West Transferring Gas Pipe Project Product Collective Contract between Jining ENI Energy Technology Co., Ltd. and Southwest Oil Gas Company of Sinopec. (2)

10.48	Operating Agreement among Recon Technology (Jining) Co. Ltd., Nanjing Recon Technology Co., Ltd. and Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (2)

10.49	Operating Agreement among Recon Technology (Jining) Co. Ltd., Jining ENI Energy Technology Co., Ltd., and Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (2)

10.50	Operating Agreement among Recon Technology (Jining) Co. Ltd., Beijing BHD and Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (2)

21.1	Subsidiaries of the Registrant (2)

23.1	Consent of Hansen Barnett & Maxwell (1)

23.4	Consent of Campbells (included in Exhibit 5.1) (1)

24.1	Power of Attorney (included on page II-6 of the Registration Statement) (4)

99.1	Stock Option Plan (2)

99.2	Code of Business Conduct and Ethics (2)

99.3	Opinion of Jingtian & Gongcheng (1)

(1)	Filed herewith
(2)	Incorporated by reference to the registrant’s registration statement on Form S-1, File No. 333-152964, filed on August 12, 2008, as amended
(3)	To be filed by amendment.
(4)	Previously filed.